PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424 (b)(3) Registration No. 333 - 119026

HOME FEDERAL BANCORP, INC. OF LOUISIANA

Home Federal Savings and Loan Association Employees’ Savings & Profit Sharing Plan

(Participation Interest in up to 82,793 shares of Home Federal Bancorp, Inc.)

This prospectus supplement is being provided to employees of Home Federal Savings and Loan who are participants of the Home Federal Savings and Loan Association Employees’ Savings & Profit Sharing Plan. This supplement relates to the election by Plan participants to invest all or a part of their Plan accounts in the common stock of Home Federal Bancorp.

Home Federal Savings and Loan is reorganizing from a mutual savings and loan association to a stock savings and loan association, establishing a stock holding company, Home Federal Bancorp, Inc. of Louisiana, to hold all of the outstanding shares of Home Federal Savings and Loan, with Home Federal Bancorp becoming a majority-owned subsidiary of the Home Federal Mutual Holding Company. In connection with this reorganization, Home Federal Bancorp’s common stock will be made available to the general public.

As a participant in the Home Federal Savings and Loan Association Employees’ Savings & Profit Sharing Plan, you may use your account in the Plan to purchase shares of our common stock in two possible ways:

First, if you already have subscription rights as a depositor of Home Federal Savings and Loan, you may exercise such rights and use the monies held in your individual Plan account to purchase shares in the public offering of Home Federal Bancorp’s shares. Because the Plan actually purchases the shares, you will acquire a “participation interest” in the shares and not own the shares directly. Shares may be purchased in this manner by allocating all or a portion of the funds in your Plan account into a new investment option which provides the opportunity to invest in our common stock;

Second, after Home Federal Bancorp’s public offering is completed, on an ongoing basis, you will be able to allocate all or a portion of your Plan account between all of the Plan’s investment funds including the option to invest in Home Federal Bancorp’s common stock.

The prospectus dated November 12, 2004 of Home Federal Bancorp, which is attached to this prospectus supplement, includes detailed information with respect to Home Federal Bancorp, Home Federal Savings and Loan and the offering of Home Federal Bancorp common stock. This prospectus supplement should be read only in conjunction with the attached prospectus.

For a discussion of certain factors you should consider before investing, see “Restrictions on Resale” at page S-14 in this prospectus supplement and “Risk Factors” beginning on page 11 in the prospectus.

Neither the Securities and Exchange Commission nor any state or federal agency has approved these securities or determined that this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The participation interests offered by the Home Federal Savings and Loan Association Employees’ Savings & Profit Sharing Plan are not savings accounts or deposits and are not insured or guaranteed by any government insurance fund, Home Federal Savings and Loan or Home Federal Bancorp. This type of investment involves risk and you may lose some or all of your investment.

The date of this prospectus supplement is November 12, 2004.

i

THE OFFERING

Summary of the Reorganization

Home Federal Savings and Loan is reorganizing into a federally-chartered mutual holding company form of organization. Home Federal Savings and Loan will convert to a federally-chartered stock savings bank and become a wholly owned subsidiary of Home Federal Bancorp, a to be formed federal corporation. Home Federal Bancorp will become a majority-owned subsidiary of Home Federal Mutual Holding Company, a federally-chartered mutual holding company pursuant to Home Federal Savings and Loan’s Plan of Reorganization From Mutual Savings and Loan Association to Mutual Holding Company and the related Plan of Stock Issuance. You may use your Plan account to subscribe for shares of Home Federal Bancorp as described in this prospectus supplement.

Securities Offered

The securities offered by this prospectus supplement are participation interests in the Plan. At September 30, 2004, the Plan had $827,938 in assets which could be used to purchase up to 82,793 shares (at a purchase price of $10.00 per share) of Home Federal Bancorp’s common stock. The Plan would hold the common stock and the Plan will only acquire shares at the instruction of Plan participants for their own accounts. We are the issuer of the common stock. Only employees of Home Federal Savings and Loan may become participants in the Plan. The common stock to be issued hereby is conditioned on the completion of the reorganization. Your investment in the common stock of Home Federal Bancorp in the reorganization is subject to the priority purchase rights applicable to you, as set forth in the Plan of Stock Issuance, and as described below. Information with regard to the Plan is contained in this prospectus supplement and information with regard to the reorganization and the financial condition, results of operation and business of Home Federal Bancorp is contained in the attached prospectus. This prospectus supplement should be read with the attached prospectus. The address of the principal executive office of Home Federal Bancorp and Home Federal Savings and Loan is 624 Market Street, Shreveport, Louisiana 71101. The telephone number of Home Federal Savings and Loan is (318) 222-1145.

Election to Purchase Common Stock in the Offering; Priorities

You may direct the transfer of all or part of the funds which represent your beneficial interest in the assets of the Plan to be invested in the employer stock fund. The Plan trustee will subscribe for common stock offered for sale in connection with the reorganization according to your directions. In the event the offering is oversubscribed and the Plan trustee is unable to use the full amount allocated by you to purchase common stock in the offering, the amount that is not invested in common stock of Home Federal Bancorp will be reallocated on a pro rata basis to the other investment funds that you currently have selected. If you choose not to direct the investment of your Plan account balance, your Plan account balance will remain in the other investment options of the Plan previously directed.

You are permitted to use funds allocated to your Plan account to purchase shares of our common stock in the offering to the extent that you fall into one of the following orders of priority:

•	you held a deposit account at Home Federal Savings and Loan with an aggregate balance of $50 or more on December 31, 2002;

•	you held a deposit account at Home Federal Savings and Loan with an aggregate balance of $50 or more on September 30, 2004;

•	you were a depositor or borrower of Home Federal Savings and Loan as of October 31, 2004.

Common stock so purchased will be allocated to your Plan account in the employer stock fund.

The limitations on the amount of common stock that you may purchase in the offering, as described in the prospectus, under the heading “The Offering - Limitations on Common Stock Purchases,” will be calculated based on the aggregate amount directly purchased by you in the offering together with the amount purchased with funds allocated to your Plan account.

How to Use Plan Funds to Invest in the Offering

Accompanying this prospectus supplement is an Investment Election Form attached as Annex A. The Investment Election Form will enable you to direct that all or a portion of your beneficial interest in the Plan be used to invest in the common stock of Home Federal Bancorp. If you wish to invest all or part of your beneficial interest in the assets of the Plan in our common stock issued in the offering, you should complete the Investment Election Form.

Deadline for Participating in the Offering

The Investment Election Form must be returned to Home Federal Savings and Loan, 624 Market Street, Shreveport, Louisiana 71101, Attn: Mr. Clyde Patterson, no later than noon on December 6, 2004.

Irrevocability of Election to Participate in the Offering

After you return the Investment Election Form, your directions to transfer amounts credited to your Plan account to purchase shares of common stock in the offering is irrevocable.

Direction to Purchase Common Stock After the Offering

After the offering, you will continue to be able to direct the investment of past balances and current contributions in the investment options available under the Plan, including our common stock (the percentage invested in any option must be a whole percent). The allocation of your interest in the various investment options offered under the Plan may be changed one time each business day. Special restrictions may apply to transfers directed to or from our common stock if you are an executive officer, director or principal shareholder of Home Federal Bancorp and are subject to the provisions of Section 16(b) of the Securities and Exchange Act of 1934, as amended. In addition, participants who are our officers or directors will not be able to transfer their initial investment out of our common stock for a period of one (1) year following completion of the reorganization.

Purchase Price of Common Stock

The funds you allocate for the purchase of common stock in the offering will be used in full by the Plan trustee to purchase shares of common stock, except in the event of an oversubscription, as discussed above. The price paid for such shares of common stock in the offering will be $10.00 per share, the same price as paid by all other persons who purchase shares of common stock in the offering.

After the offering, common stock purchased by the Plan trustee will be acquired in open market transactions or from Home Federal Bancorp’s treasury stock account. The prices paid by the trustee for shares acquired in the open market may be higher than the $10.00 per share offering price and will be for “adequate consideration” which means the fair market value of the common stock as determined in good faith by the trustee.

Nature of a Participant’s Interest in Common Stock

The common stock will be held in the name of the Plan, as trustee, and will be allocated to your individual account under the Plan. Therefore, earnings with respect to your Plan account should not be affected by the investment designations (including investments in our common stock) of other participants.

Voting Rights of Common Stock

The Plan provides that you may direct the trustee how to vote any shares of Home Federal Bancorp common stock held by the Home Federal Bancorp Stock Fund and credited to your account. If the trustee does not receive your voting instructions, the Plan administrator will exercise those rights as it determines in its discretion and will direct the trustee accordingly. All voting instruction will be kept confidential.

DESCRIPTION OF THE PLAN

Introduction

The Plan was adopted by Home Federal Savings and Loan effective as of November 15, 2004. Simultaneously with the adoption of the Plan, Home Federal Savings and Loan withdrew from the Financial Institutions Thrift Fund and transferred all the Fund’s assets to the new Plan. The Plan is a profit sharing plan with a cash or deferred compensation feature established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended. Home Federal Savings and Loan intends to submit the Plan to the IRS for a determination that the Plan is qualified under Section 401(a) of the Internal Revenue Code, and its related trust is tax exempt under Section 501(a) of the Internal Revenue Code. Your investment options are the same as under the prior Fund, with the exception of your ability to invest in the common stock of Home Federal Bancorp.

Employee Retirement Income Security Act

The Plan is an “individual account plan” within the meaning of the Employee Retirement Income Security Act of 1974, as amended. As such, the Plan is subject to all of the provisions of Title I (Protection of Employee Benefits Rights) and Title II (Amendments to the Internal Revenue Code Relating to Retirement Plans) of ERISA, except the funding requirements contained in Part 3 of Title I of ERISA which by their terms do not apply to the Plan. The Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. Thus, the funding requirements contained under Title IV of ERISA are not applicable to participants or beneficiaries under the Plan.

Applicable federal law requires the Plan to impose substantial restrictions on your right to withdraw amounts held for your benefit under the Plan prior to the termination of your employment with Home Federal Savings and Loan. A substantial federal tax penalty also may be imposed on withdrawals made prior to you attaining the age 59 1/2.

Reference to Full Text of Plan

The following is a summary of the Plan including the Adoption Agreement between Home Federal Savings and Loan and Pentegra Services, Inc., the Plan’s sponsor and the third party administrator, and does not contain all of the detailed information in the Plan and Adoption Agreement. Copies of the Plan and Adoption Agreement are available to all employees by filing a request with Home Federal Savings and Loan, 624 Market Street, Shreveport, Louisiana 71101, Attention: Mr. Clyde Patterson. You are urged to read carefully the full text of the Plan, including the Adoption Agreement.

Eligibility and Participation

An employee of Home Federal Savings and Loan is eligible to become a participant in the Plan on the first day of the month coinciding with or next following the date on which the employee completes twelve (12) months of service with Home Federal Savings and Loan. The plan year is the calendar year, January 1 to December 31.

As of September 30, 2004, there were 21 employees eligible to participate in the Plan, all of whom were participating by making elective deferral contributions.

Contributions Under the Plan

401(k) Contributions. As a Plan participant, you are permitted to elect to reduce your compensation pursuant to a Change of Investment form by an amount subject to certain restrictions and limitations, as discussed below, not to exceed $13,000 for 2004 or such higher amount as may be periodically set by the IRS and have such amount contributed to the Plan on your behalf. Your pre-tax employee contributions are transferred by Home Federal Savings and Loan to the trustee and credited to your Plan account. The Plan defines “compensation” as your Form W-2 compensation subject to income tax withholding at the source, excluding bonuses. Generally, you may elect to modify the amount contributed to your Plan account, however, special restrictions apply if you are subject to Section 16 of the Securities Exchange Act of 1934.

After-Tax Contributions. You are not permitted to make after-tax contributions under the Plan.

Employer Contributions. Home Federal Savings and Loan, in its sole discretion, may make a contribution matching all or some portion of your pre-tax employee contribution. Furthermore, Home Federal Savings and Loan, in its sole discretion, may also make other discretionary contributions to the Plan. Currently Home Federal Savings and Loan makes matching contributions of 50% of pre-tax contributions not to exceed 6% of compensation. Past contributions are no assurance that Home Federal Savings and Loan will continue to make matching contributions in the future.

Limitations on Contributions

Limitation on Annual Additions and Benefits. Pursuant to the requirements of the Internal Revenue Code, the Plan provides that the amount of contributions and forfeitures allocated to your Plan account, including all qualified defined benefit plans and contribution plans maintained by Home Federal Savings and Loan, during any calendar year generally may not exceed the lesser of 100% of your salary for the calendar year or $41,000 (for 2004) (adjusted for increases in the cost of living as permitted by the Internal Revenue Code). Annual additions will be limited to the extent necessary to prevent the limitations set forth in the Internal Revenue Code for all of the qualified defined benefit plans and defined contribution plans maintained by Home Federal Savings and Loan from being exceeded.

Limitation on Employees’ Savings & Profit Sharing Plan Contributions. By law, your total deferrals under the Plan may not exceed $13,000 for 2004, adjusted for increases in the cost of living as permitted by the Internal Revenue Code. Contributions in excess of this limitation will be included in gross income for federal income tax purposes in the year they are made. In addition, any such excess deferral will again be subject to federal income tax when distributed by the Plan, unless the excess deferral (together with any income allocable thereto) is distributed by April 15th of the following year in which the excess deferral is made. Any income on the excess deferral that is distributed by April 15th of the immediately succeeding year will be treated, for federal income tax purposes, as earned and received by you in the taxable year in which the excess deferral is made.

Limitation on Plan Contributions for Highly Compensated Employees. Sections 401(k) and 401(m) of the Internal Revenue Code limit the amount of salary deferrals and matching contribution that may be made to the Plan in any calendar year on behalf of highly compensated employees (as defined below) in relation to the amount of salary deferrals and matching contribution made by or on behalf of all other employees eligible to participate in the Plan. If these limitations are exceeded, the level of deferrals by highly compensated employees must be adjusted.

In general, a highly compensated employee includes any employee who, during the calendar year or the preceding year, (1) was at any time a 5% owner (i.e., owns directly or indirectly more than 5% of the stock of Home Federal Bancorp), or (2) for the preceding year had compensation from the employer in excess of $90,000 (for 2004), and if the employer so elects was in the top paid group of employees for such preceding year. An employee is in the top paid group of employees for any year if such employee is in the group consisting of the top 20% of employees when ranked on the basis of compensation paid during such year. Such dollar amounts are adjusted annually to reflect increases in the cost of living.

In order to prevent the disqualification of the Plan, any amount contributed by highly compensated employees that exceeds the average deferral limitation in any calendar year must be distributed to such highly compensated employees before the close of the following calendar year. However, the employer will be subject to a 10% excise tax on any excess contributions unless such excess contributions either are recharacterized or are distributed before the close of the first 22 months following the calendar year to which such excess contributions relate.

Top Heavy Plan Requirements. If for any calendar year the Plan is a top heavy plan, then Home Federal Savings and Loan may be required to make certain minimum contributions to the Plan on behalf of non-key employees. In addition, certain restrictions would apply with respect to the combination of annual additions to the Plan and projected annual benefits under any defined benefit plan maintained by Home Federal Savings and Loan.

In general, the Plan will be regarded as a “top heavy plan” for any calendar year if, as of the last day of the preceding calendar year, the aggregate balance of the accounts of participants who are key employees exceeds 60% of the aggregate balance of the accounts of all participants. Key employees (for 2004) generally include any employee who, at any time during the preceding calendar year, was (1) an officer of Home Federal Savings and Loan having annual compensation in excess of $130,000 (for 2004), (2) a 5% owner of Home Federal Bancorp (i.e., owns directly or indirectly more than 5% of the stock of Home Federal Bancorp, or stock possessing more than 5% of the total combined voting power of all stock of Home Federal Bancorp) or (3) a 1% or greater owner of Home Federal Bancorp having annual compensation in excess of $150,000.

Investment of Contributions

General. All amounts credited to your accounts under the Plan are held in trust. A trustee appointed by Home Federal Savings and Loan’s Board of Directors administers the trust.

The Plan currently offers you the following investment choices:

1.	International Stock Fund

2.	Nasdaq 100 Stock Fund

3.	Russell 2000 Stock Fund

4.	S&P MidCap Stock Fund

5.	S&P 500/Growth Stock Fund

6.	S&P 500/Value Stock Fund

7.	S&P 500 Stock Fund

8.	Government Bond Fund

9.	Stable Value Fund

10.	Money Market Fund

11.	Income Plus Asset Allocation Fund

12.	Growth & Income Asset Allocation Fund

13.	Growth Asset Allocation Fund

14.	Personal Choice Retirement Account

In connection with the offering, the Plan now provides that in addition to the funds specified above, you may direct the trustee, or its representative, to invest all or a portion of your account in the Home Federal Bancorp Stock Fund. You may elect to have both past contributions and earnings, as well as future contributions to your account invested among the funds listed above. If you fail to provide an effective investment direction, your contributions will be invested in the Money Market Fund until such time as you provide an effective investment direction. Transfers of past contributions and the earnings thereon do not affect the investment mix of future contributions. You may change your investment directions at any time. This may be done either by filing a form or by telephone or other electronic medium. You may also redirect the investment of your investment accounts such that a percentage of any one or more investment accounts may be transferred to any one or more other investment accounts either by filing a form or by telephone or other electronic medium.

Performance History. The following table provides performance data with respect to the investment funds available under the Plan through June 30, 2004:

FUND RETURNS*1

	December 31,
Stock Funds	2003	2002	2001
International Stock Fund	36.92%	-18.54%	-21.99%
Nasdaq 100 Stock Fund [2]	48.13	-37.61	-33.06
Russell 2000 Stock Fund	45.89	-20.71	2.01
S&P Midcap Stock Fund	34.98	-14.98	-0.94
S&P 500/Growth Stock Fund	24.82	-24.00	-13.29
S&P 500/Value Stock Fund	30.58	-21.25	-12.20

	December 31,
	2003	2002	2001
Stock Funds
S&P 500 Stock Fund	27.92%	-22.42%	-12.32%
Bond/Fixed Income Funds
Government Bond Fund	1.20	16.39	3.20
Stable Value Fund [3]	5.69	5.29	5.69
Money Market Fund	0.85	1.60	4.00
Asset Allocation Funds[4]
Income Plus	11.63	-2.58	1.71
Growth & Income	19.66	-10.30	-5.22
Growth	28.23	-18.78	-14.00

*	Investment funds’ returns are calculated net of fees and such returns and expenses are based upon the Plan structure under Pentegra Services, Inc. in effect following the initial public offering of Home Federal Bancorp. Dividends and interest are automatically reinvested. Past performance is no guarantee of future performance. Total expenses charged to each fund, as a percentage of each fund’s estimated average assets per year, are as follows: International Stock Fund .71%; Nasdaq 100 Stock Fund .584%; Russell 2000 Stock Fund .584%; S&P MidCap Stock Fund .584%; S&P 500/Growth Stock Fund .584%; S&P 500/Value Stock Fund .584%; S&P 500 Stock Fund .584%; Government Bond Fund .66%; Stable Value Fund .611%; Money Market Fund .44%; Asset Allocation Funds .91%.

[1]	Barclays Global Investors (BGI) is the Investment Manager for all Funds. Unit values are determined as of the last business day of each month. See following notes. Benchmark indices are not investment funds and have no fees.

[2]	BGI became the manager of the Nasdaq 100 Stock Fund as of May 1, 2002. Returns prior to May 1, 2002 but after the Fund’s inception date of August 7, 2000 are hypothetical and are based on investment in the current underlying funds managed by BGI, and are net of fees.

[3]	The Stable Value Fund is a separately managed account; historical return data represents actual performance of the Stable Value Fund.

[4]	The Asset Allocation Funds are designed investment vehicles utilizing various asset classes represented by index funds managed by BGI.

The following is a description of each of the Plan’s investment funds and the Personal Choice Retirement Account:

International Stock Fund. This fund invests in approximately 1,000 foreign stocks in approximately 20 countries. Its long-term objective is to offer the potential return of investing in the stocks of established non-U.S. companies, as well as the potential risk-reduction derived from broad diversification. The fund invests in the stocks of established companies based in Europe, Australia, and the Far East.

Nasdaq 100 Stock Fund. This fund invests in the stocks of the 100 largest and most actively traded non-financial companies on the Nasdaq Stock Market. Its long-term objective is to offer investors the opportunity to share in the potential of substantial capital growth. The Nasdaq 100 Stock Fund is an index fund whose goal is to match the performance of the Nasdaq 100 Index by investing in most of the same stock. The Nasdaq 100 Index reflects Nasdaq’s largest non-financial companies across major industry groups, including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology. This is a higher risk fund as the securities included in the index tend to be concentrated in specific industries that tend to experience a high degree of volatility.

Russell 2000 Stock Fund. This fund invests in the stocks of a broad array of small U.S. companies. Its long-term objective is to earn higher returns that reflect the growth potential of such companies. The Russell 2000 Stock Fund is an index fund whose goal is to match the performance of the Russell 2000 Index. The Russell 2000 Stock Fund invests in most or all of the same stocks held in the Russell 2000 Index. The Russell 2000 is one of the better known indices used to measure the performance of U.S. small company stocks. These 2000 companies make up a subset of the smallest companies held in the Russell 3000 Index. Companies of this size generally have greater investment risk and potentially higher returns than mid- and large-capitalization stocks. Because this is an index of 2000 companies, it is broadly diversified in terms of industries and economic sectors.

S&P MidCap Stock Fund. This fund invests in the stocks of mid-sized U.S. companies. Its long-term objective is to earn higher returns which reflect the growth potential of such companies. The fund invests in the stocks of mid-sized companies which are expected to grow faster than larger, more established companies. It is an index fund whose goal is to match the performance of the Standard & Poor’s MidCap 400 Index (the “MidCap Index”) by investing in many of the same stocks as the MidCap Index. MidCap refers to a company’s size as measured by its market capitalization. The MidCap Index includes 400 stocks which represent the middle tier of the U.S. stock market (the S&P 500 represents the largest tier).

S&P 500/Growth Stock Fund. This fund invests in most or all of the stocks held in the S&P/BARRA Growth Index. Its long-term objective is to earn higher returns by investing in a diversified portfolio of large-capitalization growth stocks. The S&P 500 Growth Stock Fund is an index fund whose goal is to match the performance of the S&P/BARRA Growth Index by investing in most of the same stocks. The S&P/BARRA Growth Index represents approximately 50% of the market capitalization of the S&P 500 Stock Index. The S&P/BARRA Growth and Value Indexes are constructed by dividing the stocks in the S&P 500 by a single attribute: market price to book value ratio. The S&P/BARRA Growth Index includes companies with higher price to book value ratios.

S&P 500/Value Stock Fund. This fund invests in most or all of the stocks held in the S&P/BARRA Value Index. Its long-term objective is to earn higher returns by investing in a diversified portfolio of large-capitalization value stocks. The S&P 500 Value Stock Fund is an index fund whose goal is to match the performance of the S&P/BARRA Value Index by investing in most of the same stocks. The S&P/BARRA Value Index represents approximately 50% of the market capitalization of the S&P 500 Stock Index. The S&P/BARRA Value and Growth Indexes are constructed by dividing the stocks in the S&P 500 by a single attribute: market price to book value ratio. The S&P/BARRA Value Index includes companies with lower price to book value ratios.

S&P 500 Stock Fund. This fund invests in the stocks of a broad array of established U.S. companies. Its long-term objective is to earn higher returns by investing in the largest companies in the U.S. economy. The S&P 500 Stock Fund is an index fund whose goal is to match the performance of the S&P 500 Index by investing in most or all of the same stocks. The S&P 500 Index represents almost 75% of the value of all publicly traded common stocks in the U.S. Because the S&P 500 Index includes 500 established companies of different sizes and different sectors of the U.S. economy (industrial, utilities, financial, and transportation), this fund is broadly diversified in common stocks.

Government Bond Fund. This fund invests in U.S. Treasury bonds with a maturity of 20 years or more. Its objective is to earn a higher level of income over the long-term along with the potential for capital appreciation. The fund’s goal is to match the performance of the Lehman Brothers 20+ Year Treasury Bond Index. This index invests in U.S. Treasury bonds with 20 years or more to maturity. The fund is not exposed to credit risk since it invests only in bonds backed by the full faith and credit of the U.S. Government. The fund is exposed to interest rate risk, however, since the long maturity of the bonds means that the fund’s value may fluctuate substantially in response to changes in long-term interest rates.

Stable Value Fund. This fund invests primarily in fully benefit-responsive Guaranteed Investment Contracts (“GICs”), Synthetic GICs and Bank Investment Contracts. Its objective is to achieve a stable return over short to intermediate periods of time while preserving principal. Fully benefit-responsive investment contracts provide a liquidity guarantee by the issuer and prior to maturity, at contract value, permit withdrawals, transfers and loans by employees without penalty or adjustment.

Money Market Fund. This fund invests in a broad range of high-quality, short-term instruments. Its objective is to achieve competitive, short-term rates of return while preserving principal. The fund invests in short-term instruments issued by banks, corporations, and the U.S. Government and its agencies. These instruments include certificates of deposit and U.S. Treasury bills.

Income Plus Asset Allocation Fund. This fund is an asset allocation fund that invests approximately 70% of its portfolio in a combination of stable value investments and U.S. bonds. The balance is invested in U.S. and international stocks. Its objective is to preserve principal over short periods of time and to offer some potential for growth over time. The fund diversifies among a broad range of stable value securities to reduce short-term risk and among a broad range of large U.S. and international companies to capture growth potential. The fund is structured to take advantage of market opportunities with a small flexible component.

Growth & Income Asset Allocation Fund. This fund is an asset allocation fund that invests in U.S. domestic and international stocks, U.S. domestic bonds, and stable value investments. Its objective is to provide a balance between the pursuit of growth and protection from risk over time. The fund diversifies among U.S. and international stocks, U.S. bonds and stable value investments to pursue long-term appreciation and short-term stability and takes advantage of market opportunities with a small flexible component. The fund invests in a portfolio of approximately 60% U.S. and international stocks. The remaining 40% of the fund is held in U.S. fixed income and stable value investments such as GICs, Synthetic GICs and Bank Investment Contracts.

Growth Asset Allocation Fund. This fund is an asset allocation fund that invests the majority of its assets in stock-both domestic and international. Its objective is to pursue high growth over time. The fund diversifies among a broad range of domestic and international stocks and takes advantage of market opportunities with a large flexible component. The fund invests approximately 55% of its portfolio in U.S. equities. The fund also invests 25% of its assets in a tactical component which, over the long term, is normally invested in the S&P 500, such that the total allocation in U.S. domestic equities could be 80%. As markets change, the fund manager may shift a portion of the tactical components to various fixed income securities. The fund invests another 20% of its portfolio in international stocks. The international component represents the markets of up to 20 economically developed countries, which are weighted to reduce risk. Stock investments include the S&P 500 Index and the MSCI Europe, Australia and Far East Index.

Personal Choice Retirement Account. The Personal Choice Retirement Account is a self-directed brokerage account option administered through an alliance with Charles Schwab and

Company, Inc. The Personal Choice Retirement Account offers a wide range of investments, including more than 2,000 mutual funds from over 300 fund families, as well as individual securities.

An investment in any of the options listed above is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. As with any mutual fund investment, there is always a risk that you may lose money on your investment in any of the funds listed above.

Employer Stock

Each participant’s proportionate undivided beneficial interest in his or her common stock of Home Federal Bancorp will be measured in shares. It is expected that all purchases will be made at prevailing market prices. Under certain circumstances, the Plan trustee may be required to limit the daily volume of shares purchased.

Any brokerage commissions, transfer fees and other expenses incurred in the sale and purchase of our common stock will be paid out of a cash account managed by the Plan trustee. Therefore, although your account will not be directly adjusted for such fees, the market value of the units held in your account will be reduced.

As of the date of this prospectus supplement, none of the shares of Home Federal Bancorp common stock have been issued or are outstanding and there is no established market for our common stock. Accordingly, there is no record of the historical performance of our common stock. Performance will be dependent upon a number of factors, including the financial condition and profitability of Home Federal Bancorp and Home Federal Savings and Loan and market conditions for our common stock generally.

Vesting

You are always 100% vested in your pre-tax employee contributions and the earnings thereon under the Plan. However, your vested interests in any matching or other discretionary contributions allocated to your Plan account is determined in accordance with the following schedule, based on the number of years of employment you complete:

Years of Employment	Vested Percentage
Less than 3	0%
3 or more	100%

Upon normal retirement, disability or death, you will also become 100% vested in your account. If you leave Home Federal Savings and Loan’s employment prior to complete vesting, you will forfeit the unvested portion of your Plan account. If you are rehired within five years, you may become vested in the previously forfeited amount. The allocation of forfeitures is done as of December 31 of each year.

Distribution Upon Retirement or Disability

Upon retirement or disability, you may elect to have your vested account balance distributed in a single lump-sum payment. Payment of your benefits must generally begin no later than the April 1 following the calendar year in which you attain age 70 1/2 or the calendar year in which you retire.

Distribution Upon Death

If you die before your entire vested interest has been distributed, benefits will be paid to your surviving spouse in a single lump-sum payment. If you are an unmarried participant, or you are a married participant with special consent to the designation of a beneficiary other than your spouse, payment of benefits to your chosen beneficiary will be in a single lump-sum payment. You may elect, however, that your beneficiary receive in lieu of a lump sum payment, payments in five annual installments, ten if your spouse is the beneficiary and his or her life expectancy is at least ten years.

Distribution Upon Termination of Employment

After termination of employment with Home Federal Savings and Loan, you are entitled to distribution of your vested Plan account upon the earlier of death, disability, or attainment of the Plan’s normal retirement age. However, you may elect to receive a distribution of your vested Plan account after termination prior to death, disability, or the attainment of the Plan’s normal retirement age.

Non-alienation of Benefits

Except with respect to federal income tax withholdings and qualified domestic relations orders, benefits payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the Plan shall be void.

Reports to Plan Participants

The Plan’s third party administrator, Pentegra Services, Inc. will furnish to you a statement at least quarterly showing the balance in your Plan account as of the end of that period, the amount of contributions allocated to your Plan account for that period, and the adjustments to your account to reflect earnings or losses, distributions, loans disbursed, loan repayments and/or transfers between investment funds.

Plan Administration

The trustee for all the investment funds under the Plan, except the employer stock fund is The Bank of New York. Upon completion of the reorganization, The Bank of New York will also serve as trustee of the employer stock fund. The trustee receives, holds and invests the contributions to the Plan in trust and distributes them to participants and beneficiaries in accordance with the terms of the Plan and the directions of the Plan administrator. The trustee is responsible for investment of the assets of the trust.

The Plan is administered by a Plan administrator who is one or more persons appointed by and who serve at the pleasure of Home Federal Savings and Loan. The Plan administrator is the named fiduciary of the Plan for purposes of ERISA. Currently, the Plan administrator is Home Federal Savings and Loan. The address and telephone number of the administrator is 624 Market Street, Shreveport, Louisiana 71101; Attn: Mr. Clyde Patterson (318) 222-1145. The administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of Plan records, books of account and all other data necessary for the proper administration of the Plan, and preparation and filing of all returns and reports relating to the Plan which are required to be filed with the

U.S. Department of Labor and the IRS, and for all disclosures required to be made to participants, beneficiaries and others under ERISA.

Amendment and Termination

Home Federal Savings and Loan intends to continue the Plan indefinitely. Nevertheless, we may terminate the Plan at any time. If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, if you are affected by the termination you will have a fully vested interest in your Plan account. We reserve the right to make, from time to time, any amendment or amendments to the Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Home Federal Savings and Loan may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA and/or the Internal Revenue Code.

Merger, Consolidation or Transfer

In the event of the merger or consolidation of the Plan with another plan, or the transfer of the Plan trust assets to another plan, the Plan requires that each participant will (if either the Plan or the other plan were then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated).

Federal Income Tax Consequences

General. The following is only a brief summary of certain federal income tax aspects of the Plan.

You are urged to consult your tax advisors with respect to any distribution from the Plan and transactions involving the Plan.

Statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. The consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

As a “qualified retirement plan,” the Internal Revenue Code affords special tax treatment which includes the following: (1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan each year; (2) participants pay no current income tax on amounts contributed by the employer on their behalf; and (3) earnings of the plan are tax-exempt thereby permitting the tax-free accumulation of income and gains on investments. The Plan will be administered to comply in operation with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law. Home Federal Savings and Loan expects that it will adopt any amendments to the Plan that may be necessary to maintain the qualified status of the Plan under the Internal Revenue Code.

Lump-Sum Distribution. A distribution from the Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made: (1) within one taxable year to the participant or beneficiary; (2) on account of the participant’s death, disability or separation from service, or after the participant attains age 59 1/2; and (3) consists of the balance to the credit of the participant under this Plan and all other profit sharing plans, if any, maintained by Home Federal Savings and Loan. The portion of any lump-sum distribution that is required to be included in the participant’s or beneficiary’s taxable income for federal income tax purposes consists of the entire amount of such lump-sum distribution less the amount of after-tax contributions, if any, made by the participant to any other profit sharing plans maintained by Home Federal Savings and Loan which is included in such distribution.

A veraging Rules. The portion of the total taxable amount of a lump-sum distribution that is attributable to participation in the Plan or in any other profit-sharing plan maintained by Home Federal Savings and Loan and referred to as the ordinary income portion, will be taxable generally as ordinary income for federal income tax purposes.

For years beginning after December 31, 1999, five-year income averaging is repealed. Under a special rule adopted in the 1986 Tax Reform Act, if you turned 50 by 1985, you may elect to have your lump-sum distribution taxed under a ten-year income averaging rule which would allow you to pay a separate tax on the lump-sum distribution that would approximate the tax (under the rates in effect in 1986) that would have been due if the distribution had been received in ten equal annual installments; you also may elect to have that portion of the lump-sum distribution attributable to your pre-1974 participation in the Plan treated as a long-term capital gain and taxed at a rate of 20%.

C ommon Stock Included in Lump-Sum Distribution. If a lump-sum distribution includes our common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to such common stock, i.e., the excess of the value of such common stock at the time of the distribution over its cost to the Plan. The tax basis of such common stock, to the participant or beneficiary for purposes of computing gain or loss on its subsequent sale will be the value of the common stock at the time of distribution less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of such common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain regardless of the holding period of such common stock. Any gain on a subsequent sale or other taxable disposition of the common stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered either short-term capital gain or long-term capital gain depending upon the length of the holding period of the common stock. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of such distribution to the extent allowed by the regulations to be issued by the IRS.

D istribution: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. Virtually all distributions from the Plan may be rolled over to another qualified retirement plan or to an IRA without regard to whether the distribution is a lump-sum distribution or a partial distribution. You have the right to elect to have the trustee transfer all or any portion of an “eligible rollover distribution” directly to another qualified plan or to an IRA. If you do not elect to have an “eligible rollover distribution” transferred directly to another qualified plan or to an IRA, the distribution will be subject to a mandatory federal withholding tax equal to 20% of the taxable distribution. The principal types of distributions which do not constitute eligible rollover distributions are (1) an annuity type distribution made over the life expectancy of the participant (or participant and another) or for a period of 10 years or more, (2) a minimum distribution required by Section 409(a)(9) of the Internal Revenue Code, or (3) the portion of any distribution not includable in gross income, except that unrealized appreciation in employee securities can be included in an eligible rollover distribution. The tax law change described above did not modify the special tax treatment of lump-sum distributions that are not rolled over or transferred, i.e., forward averaging, capital gains tax treatment and the nonrecognition of net unrealized appreciation, discussed earlier.

ERISA and Other Qualification

As noted above, the Plan is subject to certain provisions of ERISA, and was submitted to the IRS for a determination that it is qualified under the Internal Revenue Code.

We have provided a brief description of the material federal income tax aspects of the Plan which are of general application under the Internal Revenue Code. This is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Plan. Accordingly, you are urged to consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from Plan.

Restrictions on Resale

Any person receiving shares of Home Federal Bancorp common stock under the Plan who is an “affiliate” of Home Federal Bancorp as the term “affiliate” is used in Rules 144 and 405 under the Securities Act of 1933, as amended, (e.g., our directors, executive officers and substantial stockholders) may reoffer or resell such shares only pursuant to a registration statement filed under the Securities Act of 1934 assuming the availability of a registration statement, pursuant to Rule 144 or some other exemption of the registration requirements of the Securities Act of 1933. Any person who may be an “affiliate” of Home Federal Bancorp may wish to consult with counsel before transferring any common stock he or she owns. In addition, you are advised to consult with counsel as to the applicability of Section 16 of the Securities Exchange Act of 1934 which may restrict the sale of common stock when acquired under the Plan, or other sales of common stock.

Persons who are not deemed to be our “affiliates” at the time of resale will be free to resell any shares of common stock allocated to them under the Plan, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act of 1933 or compliance with the restrictions and conditions contained in the exemptive rules thereunder. An “affiliate” of Home Federal Bancorp is someone who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control, with Home Federal Bancorp. Normally, a director, principal officer or major stockholder of a corporation may be deemed to be an “affiliate” of that corporation. A person who may be deemed an “affiliate” of Home Federal Bancorp at the time of a proposed resale will be permitted to make public resales of the common stock only pursuant to a “reoffer” prospectus or in accordance with the restrictions and conditions contained in Rule 144 under the Securities Act of 1933 or some other exemption from registration, and will not be permitted to use this prospectus in connection with any such resale. In general, the amount of the common stock which any such affiliate may publicly resell pursuant to Rule 144 in any three-month period may not exceed the greater of one percent of the common stock then outstanding or the average weekly trading volume reported on the Over the Counter Bulletin Board during the four calendar weeks prior to the sale. Such sales may be made only through brokers without solicitation and only at a time when Home Federal Bancorp is current in filing the reports required of it under the Securities Exchange Act of 1934.

SEC Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on officers, directors and persons beneficially owning more than ten percent of public companies such as Home Federal Bancorp. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within ten days of becoming a person subject to the reporting requirements of Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Certain changes in beneficial ownership, such as purchases, sales, gifts and participation in savings and retirement plans must be reported periodically, either on a Form 4 within two business days after a change occurs, or annually in certain limited situations, on a Form 5 within 45 days after the close of Home Federal Bancorp’s fiscal year. Investment in our common stock in the Plan by officers, directors and persons beneficially owning more than ten percent of the common stock must be reported to the SEC on the Form 4s or Form 5s filed by such individuals.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934 provides for the recovery by Home Federal Bancorp of profits realized by any officer, director or any person beneficially owning more than ten percent of the common stock resulting from the purchase and sale or sale and purchase of the common stock within any six-month period.

The SEC has adopted rules that provide exemption from the profit recovery provisions of Section 16(b) for participant-directed employer security transactions within an employee benefit plan, such as the Plan, provided certain requirements are met.

LEGAL OPINION

The validity of the issuance of the common stock will be passed upon by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D. C., which firm acted as special counsel for Home Federal Bancorp, Home Federal Mutual Holding Company and Home Federal Savings and Loan in connection with the reorganization and offering.

ANNEX A

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

EMPLOYEES’ SAVINGS & PROFIT SHARING PLAN

Investment Election Form

Name of Plan Participant:

Social Security Number:

1. INSTRUCTIONS. The Home Federal Savings and Loan Association Employees’ Savings & Profit Sharing Plan permits participants to invest their account balances in the common stock of Home Federal Bancorp. The dollar amount of your account transferred at your direction will be used to purchase shares of common stock of Home Federal Bancorp, Inc. of Louisiana.

To direct the investment of all or part of the funds credited to your account to the common stock of Home Federal Bancorp, you should complete and return this form to Clyde Patterson, no later than noon on December 6, 2004. A representative for Home Federal Savings and Loan will retain a copy of this form and return a copy to you. If you need any assistance in completing this form, please contact Clyde Patterson. If you do not complete and return this form to Home Federal Savings and Loan by noon on December 6, 2004, the funds credited to your accounts under the Plan will continue to be invested in accordance with your prior investment direction, or in accordance with the terms of the Plan if no investment direction has been provided.

2. INVESTMENT DIRECTIONS. I hereby authorize the Plan Administrator to direct Home Federal Savings and Loan to sell the units currently credited to my account and to purchase common stock of Home Federal Bancorp. The total dollar amount transferred from existing investment funds must be in increments of $10. For example, you may transfer $1,000 or $1,010, but you may not transfer $1,001 or $1,011. The sale of the funds indicated below will occur on December 10, 2004.

SELL UNITS FROM	Plan Investment Funds
Sell $	Money Market Fund
Sell $	Stable Value Fund
Sell $	Government Bond Fund
Sell $	S&P 500 Stock Fund
Sell $	S&P 500/Value Stock Fund
Sell $	S&P 500/Growth Stock Fund
Sell $	S&P MidCap Stock Fund
Sell $	Russell 2000 Stock Fund
Sell $	International Stock Fund
Sell $	NASDAQ 100 Stock Fund
Sell $	Income Plus Asset Allocation Fund
Sell $	Growth & Income Asset Allocation Fund
Sell $	Growth Asset Allocation Fund
Total: $

A-1

3. PURCHASER INFORMATION. Your ability as a participant in the Plan to purchase common stock in the reorganization of Home Federal Savings and Loan and the related stock issuance and to direct your current balances into the common stock of Home Federal Bancorp is based upon your status as an Eligible Account Holder, Supplemental Eligible Account Holder, and/or Other Member, as defined in the Home Federal Bancorp prospectus and set forth below. To the extent your order cannot be filled with common stock purchased in the reorganization of Home Federal Savings and Loan and the related stock issuance, the amount not used to purchase common stock will be returned on a pro rata basis to the other investment funds of the Plan pursuant to your existing investment directions. Please indicate your status.

a. ☐	Eligible Account Holder - Check here if you were a depositor with $50.00 or more on deposit with Home Federal Savings and Loan as of December 31, 2002.

b. ☐	Supplemental Eligible Account Holder - Check here if you were a depositor with $50.00 or more on deposit with Home Federal Savings and Loan as of September 30, 2004, but are not an Eligible Account Holder.

c. ☐	Other Members - Check here if you are a depositor or borrower of Home Federal Savings and Loan on October 31, 2004 and you are not classified as either an Eligible Account Holder or a Supplemental Eligible Account Holder.

4. INVESTMENT ELECTION. I, the undersigned participant in the Plan, make the following investment election:

Number of Shares of Home Federal Bancorp	Price Per Share	Total Amount Due

	X $10.00 =	$

The total dollar amount you have elected to transfer from your existing investment funds will be held in a segregated, interest-bearing account until the shares of common stock of Home Federal Bancorp are purchased. If the dollar amount you elect to transfer from an investment fund exceeds the applicable investment fund account balance, the additional funds required to fill the order will be taken from your other investment funds on a pro-rata basis (to the extent available). To the extent your investment election cannot be filled, the amount that is not invested in the shares of common stock of Home Federal Bancorp will be reallocated on a pro-rata basis to the other investment options that you have selected.

5. ACKNOWLEDGMENT OF PARTICIPANT. I understand that this Investment Election Form shall be subject to all of the terms and conditions of the Employees’ Savings and Profit Sharing Plan and the Plan of Stock Issuance. I acknowledge that I have received a copy of the prospectus and the prospectus supplement.

Signature of participant

Date:

ACKNOWLEDGMENT OF RECEIPT BY EMPLOYER

By:

Date:

A-2

PROSPECTUS

(Proposed Holding Company for Home Federal Savings and Loan Association of Shreveport)

Up to 1,610,000 Shares of Common Stock

Home Federal Bancorp, Inc. is a federally-chartered mid-tier holding company that is offering for sale up to 1,610,000 shares of its common stock at an offering price of $10.00 per share. Home Federal Bancorp will be the holding company for Home Federal Savings and Loan Association. The shares being sold will represent 40.0% of the outstanding common stock of Home Federal Bancorp upon completion of the reorganization. The remaining shares will be issued to Home Federal Mutual Holding Company of Louisiana, which will be our federally chartered mutual holding company. We must sell a minimum of 1,190,000 shares in order to complete the offering. We may increase the number of shares sold by 15% to 1,851,500 shares as a result of regulatory considerations or changes in market or economic conditions. We expect that the common stock will be quoted on the Over-the-Counter Electronic Bulletin Board.

The shares are being offered in the following priorities:

•	Depositors with a balance of at least $50 at the close of business on December 31, 2002;
•	Our employee stock ownership plan;
•	Depositors with a balance of at least $50 at the close of business on September 30, 2004; and
•	Depositors and borrowers on October 31, 2004.

If you fit none of the categories above, but are interested in purchasing shares of our common stock:

•	You may have an opportunity to purchase shares of common stock after priority orders are filled.

Sandler O’Neill & Partners, L. P. will use its best efforts to assist Home Federal Bancorp in selling shares of our common stock, but is not obligated to purchase any shares being offered for sale. Our directors and executive officers, together with their associates, intend to purchase $635,000 of stock in the offering, or 3.9% of the offering based on the maximum shares offered to persons other than our mutual holding company. These purchases will count towards the minimum purchases needed to complete the offering.

The subscription offering to the depositors and borrowers of Home Federal Savings and Loan will end at 4:00 p.m., Central Time, on December 15, 2004. We may also commence a community offering concurrently with, during or promptly after the subscription offering. We may extend the offerings, without notice to you until January 29, 2005, unless the Office of Thrift Supervision approves a later date, which will not be beyond December 30, 2006. If the offering is extended beyond January 29, 2005, all subscriptions will be refunded with interest, and subscribers will have the opportunity to modify or cancel their order. Home Federal Bancorp will hold all funds of subscribers in an interest-bearing account at Home Federal Savings and Loan. Funds will be returned promptly with interest if the offering is terminated.

For a discussion of material risks that you should consider, including possible loss of principal,

see “Risk Factors” beginning on page 11.

OFFERING SUMMARY

Price Per Share: $10.00

	Minimum	Maximum	Maximum, As Adjusted
Number of shares	1,190,000	1,610,000	1,851,500
Gross offering proceeds	$11,900,000	$16,100,000	$18,515,000
Estimated offering expenses	$566,190	$633,810	$672,692
Estimated net proceeds	$11,333,810	$15,466,190	$17,842,308
Estimated net proceeds per share	$9.52	$9.61	$9.64

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other federal or state government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any other federal agency or state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Sandler O’Neill & Partners, L. P.

The date of this prospectus is November 12, 2004.

Oklahoma
Arkansas
Texas
Shreveport
Louisiana
Baton Rouge
North Shreveport
Bossier City
Shreveport
220
20
220
20
49
1
171

HOME FEDERAL

SAVINGS & LOAN ASSOCIATION OF SHREVEPORT

Branch Locations

- 624 Market Street, Shreveport (Main Office)
- 6363 Youree Drive, Shreveport
- 8990 Mansfield Road, Shreveport

SUMMARY

This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully, including the consolidated financial statements and the notes to consolidated financial statements of Home Federal Savings and Loan Association.

Home Federal Mutual Holding Company of Louisiana

Upon completion of the reorganization, Home Federal Mutual Holding Company of Louisiana, a to-be-formed federally chartered mutual holding company, will become the mutual holding company parent of Home Federal Bancorp, Inc. of Louisiana. Home Federal Mutual is not currently an operating company and has not engaged in any business to date. Initially, Home Federal Mutual will own 60.0% of Home Federal Bancorp’s outstanding common stock after the reorganization and, so long as Home Federal Mutual is our mutual holding company, must always own at least a majority of the voting stock of Home Federal Bancorp. The directors and officers who manage Home Federal Savings also will manage Home Federal Bancorp and Home Federal Mutual.

Home Federal Bancorp, Inc. of Louisiana

Home Federal Bancorp, Inc. of Louisiana will be formed as a federal corporation and will be the mid-tier holding company for Home Federal Savings following the reorganization. A federal corporation is generally not subject to state business organization laws. We are not currently an operating company and have not engaged in any business to date. Our executive offices will be located at 624 Market Street, Shreveport, Louisiana 71101, and our telephone number will be (318) 222-1145.

Home Federal Savings and Loan Association of Shreveport

Founded in 1924, Home Federal Savings and Loan Association of Shreveport is a community and customer oriented mutual savings and loan association organized under the laws of the United States. Home Federal Savings and Loan conducts business out of its main office and two branch offices located in Shreveport, Louisiana. Home Federal Savings and Loan’s business consists principally of attracting deposits from the general public and using those funds to originate loans secured by residential real estate and invest in securities. Home Federal Savings and Loan’s profitability depends primarily on its net interest income, which is the difference between the income it receives on loans, investment securities and other assets, and its cost of funds, which consists of the interest paid on deposits and borrowings. For fiscal 2004, Home Federal Savings and Loan had net income of $821,000. At June 30, 2004, Home Federal Savings and Loan had total assets of $95.7 million, deposits of $68.1 million and total equity of $17.3 million.

At June 30, 2004, Home Federal Savings and Loan Association’s total assets primarily consisted of securities available for sale and loans receivable. At that date, securities available for sale amounted to $64.3 million or 67.2% of total assets and loans receivable amounted to $22.7 million or 23.7% of total assets. Due to the low interest rate environment, a significant amount of our loans have been refinanced in recent years. Rather than re-invest the proceeds from these refinancings in long-term, low yielding loans, we have invested in marketable securities in order to position ourselves more favorably for a rising interest rate environment. In addition, we have sold a substantial amount of our fixed-rate loan originations in the past two years. Because investment securities generally yield less than loans, however, our net interest margin has been further pressured and we experienced a decrease in net interest income of $414,000 or 12.2% between fiscal 2003 and fiscal 2004. Although Home Federal Savings and Loan Association may attempt to diversify into consumer and commercial lending following the reorganization in order to improve the yield on its portfolio, Home Federal Savings and Loan Association anticipates that its lending business will continue to consist primarily of originating single-family mortgage loans funded through deposits.

Reorganization to the Mutual Holding Company Structure and Stock Issuance

The reorganization involves a series of transactions by which Home Federal Savings and Loan will reorganize from its current structure as a mutual savings and loan association to the mutual holding company structure. Following the reorganization, Home Federal Savings and Loan will become our wholly owned subsidiary. Home Federal Mutual will become our majority owner. Home Federal Savings and Loan depositors and borrowers will become members of Home Federal Mutual and will be entitled to vote on matters required to be put to a vote of members. As a stock savings and loan association, Home Federal Savings and Loan intends to continue to follow its same business strategies, and will remain subject to the regulation and supervision of the Office of Thrift Supervision and the Federal Deposit Insurance Corporation.

As part of the reorganization, we are offering between 1,190,000 and 1,610,000 shares of our common stock at $10.00 per share, which corresponds to the offering range based on our independent appraisal. All investors (including directors and officers of Home Federal Savings and Loan) will pay the same price per share in the offering. Subject to regulatory approval, we may increase the amount of stock to be sold to 1,851,500 shares or $18,515,000 without any further notice to you if market or financial conditions change before we complete the reorganization.

With the mutual holding company structure, we will be able to develop long-term growth opportunities and access the capital markets more easily in the future. The offering will increase the amount of funds available to us for lending and investment. This will provide greater flexibility to diversify and expand operations in our current market area and neighboring communities. In addition, we will be able to provide stock-based incentives to our directors, officers and employees.

Unlike a standard mutual to stock conversion where all of the common stock of the holding company is sold to the public, a mutual holding company reorganization requires that a majority of the holding company’s (i.e., Home Federal Bancorp) common stock be held by a mutual holding company (i.e., Home Federal Mutual). The common stock we are offering represents a minority (40.0%) interest in Home Federal Bancorp.

This chart shows our new structure after the reorganization:

How We Determined the Price Per Share and the Offering Range

The offering range is based on an independent appraisal of Home Federal Savings and Loan Association’s pro forma market value following the reorganization by RP Financial, LC, an appraisal firm experienced in appraisals of savings institutions. The pro forma market value is the estimated market value of Home Federal

Savings assuming the sale of shares in this offering. RP Financial has estimated that in its opinion as of August 27, 2004, Home Federal Savings and Loan Association’s estimated market value on a fully converted basis was between $29.8 million and $40.3 million, with a midpoint of $35.0 million. The appraisal was based in part upon Home Federal Savings and Loan Association’s financial condition and operations and the effect of the additional capital which will be raised in this offering. The offering is based on a 40.0% minority interest of this fully converted appraised value.

RP Financial’s appraisal incorporates an analysis of a peer group of publicly traded mutual holding company institutions that RP Financial considers to be comparable to Home Federal Bancorp, including an evaluation of the average and median price-to-earnings and price-to-book value ratios indicated by the market prices of the peer companies, with such ratios adjusted to their fully converted equivalent basis. RP Financial applied the peer group’s fully-converted pricing ratios, as adjusted for certain qualitative valuation adjustments to account for differences between us and the peer group, to our pro forma earnings and book value to derive our estimated pro forma market value. As is customary with appraisals for proposed initial public offerings by companies with a mutual holding company structure, RP Financial’s primary methodology was to value Home Federal Savings and Loan Association assuming we were issuing 100% of our stock to the public rather than 40.0% to the public and 60.0% to the mutual holding company and to further assume that the companies in the peer group had completed a second-step conversion and that 100% of their stock also was held by the public. In addition, RP Financial’s appraisal included limited information comparing certain publicly reported pricing ratios of the peer group (without adjusting them based on the assumption that they had completed a second-step conversion) with the pro forma value of the proposed 40.0% minority stock issuance by Home Federal Bancorp.

The following table reflects the pricing ratios on a reported basis for the peer group (based upon publicly reported earnings and book value per share) and on a pro forma basis for the proposed 40.0% minority stock issuance by Home Federal Bancorp in the offering.

	Pro Forma Reported Basis
	Price-to-Earnings Multiple		Price-to-Book Value Ratio	Price-to- Tangible Book Value
Home Federal Bancorp
Maximum	54.4	x	131.6%	131.6%
Midpoint	47.2		121.5	121.5
Minimum	40.1		110.1	110.1

Valuation of peer group companies as of August 27, 2004(1)
Averages	26.4		218.6	235.2
Medians	26.4		206.7	232.5

(1)	Reflects earnings for the then-most recent trailing twelve month period for which data was publicly available.

Compared to the average pricing of the peer group on a reported basis, Home Federal Bancorp’s pro forma pricing ratios for the 40.0% minority stock issuance at the maximum of the offering range indicated a premium of 106.1% on a price-to-earnings basis and a discount of 39.8% on a price-to-book basis and 44.0% on a price-to-tangible book basis. At the midpoint of the offering range, our pro forma pricing ratios reflect a 78.8% premium on a price-to-earnings basis and discounts of 44.4% on a price-to-book basis and 48.3% on a price-to-tangible book basis compared to the averages for the peer group on an as reported basis. The estimated appraised value and the resulting premium/discount took into consideration the potential financial impact of the stock offering.

The following table presents a summary of selected pricing ratios for the peer group companies and the resulting pricing ratios for Home Federal Bancorp adjusted to their fully converted equivalent values.

	Fully Converted Equivalent Pro Forma
	Price-to- Earnings Multiple		Price-to- Book Value Ratio	Price-to- Tangible Book Value
Home Federal Bancorp
Maximum	55.9	x	77.5%	77.5%
Midpoint	48.4		73.8	73.8
Minimum	40.8		69.4	69.4
Valuation of peer group companies as of August 27, 2004(1)
Averages	27.2		99.8	103.8
Medians	27.9		98.6	103.1

(1)	Reflects earnings for the then-most recent trailing twelve month period for which data was publicly available.

Compared to the average pricing of the peer group, Home Federal Bancorp’s pro forma pricing ratios at the maximum of the offering range on a fully converted basis indicated a premium of 105.5% on a price-to-earnings basis and discounts of 22.3% on a price-to-book basis and 25.3% on a price-to-tangible book basis. At the midpoint of the offering range, our pricing ratios on a fully converted basis reflect a premium of 77.9% on a price-to-earnings basis and discounts of 26.1% on a price-to-book basis and 28.9% on a price-to-tangible book basis compared to the averages for our peer group.

It is customary that stock offerings of newly converting savings institutions are offered at some discount to their pro forma book value per share. This is due in part to the fact that federal regulations require that the shares be offered and sold at their independently appraised fair value and that such institutions usually already have significant equity. In addition, as the offering price approaches 100% of the pro forma book value per share, it is more likely to substantially exceed the price-to-earnings ratios of comparable peer group institutions.

RP Financial’s calculation of the fully-converted pricing multiples for the peer group companies assumed the pro forma impact of selling the mutual holding company shares of each of the peer group companies at their respective trading prices as of the August 27, 2004 valuation date. The pro forma fully-converted calculation assumed that 8.0% of the shares sold would be purchased by an employee stock ownership plan and 4.0% of the shares sold would be purchased by a stock recognition and retention plan. The expense of the employee stock ownership plan was assumed to be amortized over ten years and the expense of the stock recognition and retention plan was assumed to be amortized over five years. Offering expenses were assumed to equal 2.0% of the gross proceeds raised on the sale of the mutual holding company shares. RP Financial’s calculation of the fully-converted pricing multiples for Home Federal Bancorp assumed the pro forma impact of selling all of the shares to the public at $10.00 per share. Home Federal Bancorp’s pro forma fully-converted calculation assumed that 8.0% of the shares sold to the public would be purchased by an employee stock ownership plan and 4.0% of the shares sold to the public would be purchased by a stock recognition and retention plan. The expense of the employee stock ownership plan was assumed to be amortized over 10 years and the expense of the stock recognition and retention plan was assumed to be amortized over five years. Offering expenses were assumed to equal 2.0% of the gross proceeds.

In accordance with the regulations and policies of the Office of Thrift Supervision, the offering range is based upon the appraised pro forma market value of our common stock, as determined on the basis of an independent valuation. We retained RP Financial to provide us with such valuation. Our board of directors carefully reviewed the information contained in the appraisal prepared by RP Financial, including the price-to-earnings and price-to-book information summarized in the tables above, and approved the appraisal of RP Financial and the 40.0% minority stock issuance. The appraisal report of RP Financial indicated that, in comparing Home Federal Bancorp to the peer group, certain adjustments to their pricing multiples should be made including slight downward adjustments due to our market area and potential lack of liquidity in our common stock. The market area adjustment was due to the challenging economic environment in which Home Federal Savings operates. In particular, Home Federal Savings’ business is concentrated in an area with lower income levels and higher unemployment compared to Louisiana and the United States. See “Business – Market Area.” The adjustment for liquidity was based on the unlikely event that an active and liquid trading market for the common stock will develop due to the small size of the offering and the small number of stockholders expected following the reorganization. RP Financial made slight upward adjustments due to financial condition and earnings. The board did not consider one valuation approach to be more important than any other, but approved the valuation upon consideration of the totality of the information included in RP Financial’s report.

The $10.00 per share was selected primarily because $10.00 is the price per share most commonly used in stock offerings involving mutual holding company reorganizations of banking institutions. Subject to regulatory approval, we may increase the amount of common stock offered by up to 15%. We are offering 40.0% of our shares of common stock to the public in the offering. Accordingly, at the minimum of the offering range, we are offering 1,190,000 shares, and at the maximum, as adjusted, of the offering range we are offering 1,851,500 shares in the subscription offering. The appraisal will be updated before the reorganization is completed. If the pro forma market value of the 40.0% minority interest in the common stock at that time is either below $11.9 million or above $18.5 million, we will notify subscribers, return the subscription amounts and subscribers will have the opportunity to modify or cancel their order. See “The Offering - How We Determined the Price Per Share and the Offering Range” for a description of the factors and assumptions used in determining the stock price and offering range.

The independent appraisal does not indicate market value. Do not assume or expect that our valuation discussed above means that the common stock will trade at or above the $10.00 purchase price after the reorganization.

After-Market Stock Price Performance of Mutual Holding Company Offerings

In recent years, the prices of shares of common stock of financial institutions or their holding companies have generally appreciated in the period immediately following the completion of mutual holding company offerings like ours. The appraisal report prepared by RP Financial, LC. included examples of this after-market stock price performance. The following table presents stock price appreciation information for all “first-step” mutual holding company offerings completed between January 1, 2002 and August 27, 2004 and between January 1, 2004 and August 27, 2004.

		Average Percentage Stock Price Appreciation from Initial Public Offering Price			Median Percentage Stock Price Appreciation from Initial Public Offering Price
	Number of Transactions	After One Day	After One Month	Through August 27, 2004	After One Day	After One Month	Through August 27, 2004
January 1, 2004-August 27, 2004	8	22.8%	19.3%	17.4%	23.1%	17.0%	18.1%
January 1, 2002 – August 27, 2004	14	30.2	28.9	32.4	26.5	25.3	24.1

The table above presents only short-term historical information on stock price performance, which may not be indicative of the longer-term performance of such stock prices. It is also not intended to predict how our shares of common stock may perform following the conversion and the offering. The historical information in the table may not be meaningful to you because the data were calculated using a small sample and the transactions from which the data were derived occurred primarily during a low market interest rate environment, during which time the trading prices for financial institution stocks typically increase.

Under certain market and other conditions, many investors consider an investment in mutual holding company offerings to be an attractive one. We expect our directors and executive officers, together with their associates, to subscribe for 63,500 shares of common stock in the offering, or 3.9% of the shares to be sold at the maximum of the offering range.

You should bear in mind that stock price appreciation or depreciation is affected by many factors. There can be no assurance that our stock price will not trade below $10.00 per share, as has been the case for some recent mutual-to-stock conversions. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 11.

Use of Net Proceeds from the Sale of Our Common Stock

We will use the net proceeds from the offering as follows:

Use of Proceeds	Amount at the minimum	Amount at the maximum	Percentage of net offering proceeds at the maximum
	(Dollars in Thousands)
Loan to our employee stock ownership plan	$952	$1,288	8.3%

Repurchase of shares for stock recognition and retention plan	583	789	5.1%

Investment in Home Federal Savings	5,667	7,733	50.0%

Capitalization of Home Federal Mutual Company	100	100	0.7%

General corporate purposes	4,032	5,556	35.9%

The proceeds to be invested in Home Federal Savings and Loan Association will be available for its general corporate purposes. See “How Our Net Proceeds Will be Used” on page 17.

The Amount of Stock You May Purchase

Subscription purchases in the offering may be made by certain depositors and borrowers of Home Federal Savings. The minimum purchase is 25 shares. Generally, subscribers may purchase no more than $100,000 (10,000 shares) of common stock. The maximum amount of shares that a subscriber together with any “associate” or person that he or she is acting in concert with may purchase generally is $200,000 of common stock (20,000 shares). For this purpose, an “associate” of a person includes:

•	a person’s spouse or relative or any relative of such spouse living in the same house,

•	companies, trusts or other entities in which such person has a controlling interest or holds a specified position, or

•	a trust or estate in which such person holds a substantial beneficial interest or serves in a fiduciary capacity.

We may decrease or increase the maximum purchase limitation without notifying you. See “The Offering – Limitations on Common Stock Purchases” on page 86.

How We Will Prioritize Orders If We Receive Orders for More Shares Than Are Offered

You might not receive any or all of the shares you order. If we receive orders for more shares than are available, we will prioritize the orders and allocate stock as set forth below.

PRIORITY 1:	Eligible Account Holders – Home Federal Savings and Loan depositors with a balance of at least $50 at the close of business on December 31, 2002.

PRIORITY 2:	Our Employee Stock Ownership Plan.

PRIORITY 3:	Supplemental Eligible Account Holders – Home Federal Savings and Loan depositors with a balance of at least $50 at the close of business on September 30, 2004.

PRIORITY 4:	Other Members – Home Federal Savings and Loan depositors and borrowers at the close of business on October 31, 2004.

If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or may only partially fill your order. Shares will be allocated in order of the priorities described above under a formula outlined in the plan of stock issuance. If we increase the number of shares to be sold above 1,610,000, Home Federal Bancorp’s employee stock ownership plan will have the first priority right to purchase any shares exceeding that amount to the extent that its subscription has not previously been filled. Any shares remaining will be allocated in the order of priorities described above. See “The Offering – Subscription Offering and Subscription Rights” for a description of the allocation procedure.

We may offer shares not sold in the subscription offering to the general public in a community offering, with preference given to natural persons residing in Caddo Parish, Louisiana, or through a syndicate of broker-dealers. The community offering and syndicated community offering, if held, may begin at any time during the subscription offering or after the end of the subscription offering.

How Shares Can Be Paid For

In the offering, subscribers may pay for shares only by:

•	personal check, bank check or money order, or

•	authorizing Home Federal Savings to withdraw money from the subscriber’s deposit account(s) maintained with us (we will waive any applicable penalties for early withdrawals from certificate of deposit accounts).

Home Federal Savings cannot lend funds to anyone for the purpose of purchasing shares.

Deadline for Orders of Stock

For those depositors and borrowers of Home Federal Savings and Loan Association with subscription rights who wish to purchase shares in the offering, a properly completed stock order form, together with payment for the shares, must be received by Home Federal Savings and Loan Association no later than 4:00 p.m., Central Time, on December 15, 2004, unless this deadline is extended by us. Subscribers may submit order forms by mail using the return envelope provided, by overnight courier to the indicated address on the order form, or by bringing their order forms to one of our full-service branch offices during regular business hours. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond January 29, 2004.

Termination of the Offering

The subscription offering will expire at 4:00 p.m., Central Time, on December 15, 2004. In the event that there is a community offering in addition to the subscription offering, we anticipate that such direct community offering would expire at the same time. However, we may extend this expiration date without notice, until January 29, 2004, unless the Office of Thrift Supervision approves a later date. If the subscription offering and/or community offering extends beyond January 29, 2004, we will resolicit subscriptions before proceeding with the offerings. All further extensions, in the aggregate, may not last beyond December 30, 2006.

Our Dividend Policy

We currently intend to adopt a policy of paying a regular cash dividend starting the first full quarter after we complete the reorganization. We do not guarantee the payment or the amount of such dividends, or that we will not reduce or eliminate dividends in the future.

Your Subscription Rights Are Not Transferable

You may not assign or sell your subscription rights. Any transfer of subscription rights is prohibited by law. If you exercise subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of shares. We intend to pursue any and all legal and equitable remedies if we learn of the transfer of any subscription rights. We will reject orders that we determine to involve the transfer of subscription rights.

Benefits to Management from the Offering

Our employees, officers, directors and trustees will benefit from the offering due to the implementation of various stock-based benefit plans either adopted in connection with the offering or subsequent to its completion.

•	Full-time employees, including officers, will be participants in our employee stock ownership plan which will purchase shares of common stock in the offering;

•	Subsequent to completion of the reorganization, we intend to implement a:

•	stock recognition and retention plan; and

•	stock option plan

which will benefit our employees and directors.

Our employee stock ownership plan will buy 3.2% of the total shares of common stock issued with a portion of the net proceeds received in the offering. The shares will be allocated to the employee participants in the employee stock ownership plan over a period of time at no cost to the employees.

Applicable regulations of the Office of Thrift Supervision require that the stock recognition and retention and stock option plans adopted within twelve months after the reorganization be approved by a majority of the total votes eligible to be cast by stockholders other than Home Federal Mutual Holding Company. If the stock recognition and retention plan and stock option plan are implemented more than one year after the reorganization, the same stockholder vote requirement would apply unless the Office of Thrift Supervision permits or requires the plans to be approved by a majority of the shares of Home Federal Bancorp present and voting (other than shares held by Home Federal Mutual Holding Company), in which case we would apply this stockholder vote requirement. The stock recognition and retention plan and stock option plan will be implemented if we receive shareholder approval of the plans. Pursuant to applicable regulations, the aggregate amount of shares reserved for issuance under the stock option plan and acquired by our stock recognition and retention plan will not exceed 25% of the shares issued to persons other than Home Federal Mutual Holding Company in the reorganization. Such shareholder approval cannot be obtained earlier than six months after the reorganization. If the stock recognition and retention and stock option plans are approved by our shareholders, we intend to grant stock awards and options to our employees and directors. The stock awards will consist of shares of Home Federal Bancorp common stock which will be issued at no cost to the recipients. The options will likewise be issued to directors and employees without cost to them but they will be required to pay the applicable exercise price at the time of exercise to receive the shares of common stock covered by the options. Home Federal Bancorp intends that such plans will comply with all then applicable regulations of the Office of Thrift Supervision.

Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. We do not intend to expense any stock options that we may grant. However, the Financial Accounting Standards Board has issued an exposure draft of a new accounting standard that would require all stock options to be expensed beginning in fiscal 2005. If this standard is adopted or, if we decide to expense options, it would negatively affect net income.

You will find more information about our employee stock ownership plan and the stock recognition and retention and stock option plans by reading the section of this document entitled “Management - New Stock Benefit Plans” on page 70.

The following table summarizes the stock benefits that our directors, officers and employees may receive at the midpoint of the offering range assuming that the market value of our common stock is $10.00 per share:

Plan	Individuals Eligible To Receive Awards	Percentage of Shares Issued(1)	Number of Shares Based on Midpoint of Offering Range(2)	Value of Shares Based on Midpoint of Offering Range
Employee stock ownership plan	All full-time employees	3.20%	112,000	$1,120,000
Stock recognition and retention plan	Directors, officers and selected employees	1.96	68,600	686,000
Stock option plan	Directors, officers and selected employees	4.90	171,500	—(3)

(1)	Includes shares issued to Home Federal Mutual Holding Company.
(2)	The shares purchased by our employee stock ownership plan and stock recognition and retention plan will equal 8.0% and 4.9%, respectively, of the amount of shares sold to the public in the offering and the stock option plan will reserve a number of shares equal to 12.3% of the shares sold to the public in the offering, in each case excluding shares issued to Home Federal Mutual Holding Company.
(3)	Stock options will be granted with a per share exercise price at least equal to the market price of our common stock on the date of grant. The value reflected for stock options assumes that the market price of our common stock is $10.00 per share on the date of grant. The table does not include a value for the options because the price paid for the option shares will be equal to the fair market value of the common stock on the day that the options are granted. Ultimately, the value of the grants will depend on the actual trading price of our common stock, which depends on numerous factors. We cannot assure you that our stock price will appreciate in the same manner as other mutual holding companies, if at all. See “Summary - After-Market Stock Price Performance of Mutual Holding Company Offerings” and “Risk Factors” for more information regarding factors that could negatively affect our stock appreciation. As a result, financial gains can be realized under an option only if the market price of the common stock increases. For information assuming different market values of our common stock, see the tables below.

The following table presents the total value of all shares available for award and issuance under the restricted stock plan assuming the shares for the plan are issued in a range of market prices from $8.00 per share to $14.00 per share.

Share Price	58,310 Shares Awarded at Minimum of Range	68,600 Shares Awarded at Midpoint of Range	78,890 Shares Awarded at Maximum of Range	90,724 Shares Awarded at Maximum of Range, as Adjusted
$8.00	$466,480	$548,800	$631,120	$725,792
10.00	583,100	686,000	788,900	907,240
12.00	699,720	823,200	946,680	1,088,688
14.00	816,340	960,400	1,104,460	1,270,136

The following table presents the aggregate net realizable value of all options available for award and issuance assuming an exercise price of $10.00 per share and further assuming a range of values for our common stock as indicated.

Share Price	145,775 Options Awarded at Minimum of Range	171,500 Options Awarded at Midpoint of Range	197,225 Options Awarded at Maximum of Range	226,809 Options Awarded at Maximum of Range, as Adjusted
$8.00	$—	$—	$—	$—
10.00	—	—	—	—
12.00	291,550	343,000	394,450	453,618
14.00	583,100	686,000	788,900	907,236

The Board of Directors may enter into an employment agreement with Home Federal Savings’ President and Chief Executive Officer. It is anticipated that such agreement, if it is entered into, would provide that if Home Federal Bancorp or Home Federal Savings is acquired and the officer’s employment is terminated, he will receive a cash severance payment. Such severance payment would in no event exceed 2.99 times the terminated officer’s prior five year average taxable compensation. The terms of the potential agreement have not yet been determined.

Federal and State Income Tax Consequences of the Reorganization

We have received an opinion from our federal income tax counsel, Elias, Matz, Tiernan & Herrick L.L.P., that, under federal income tax law and regulation, the tax basis to the shareholders of the common stock purchased in the offering will be the amount paid for the common stock, and that the reorganization will not be a taxable event for us. This opinion, however, is not binding on the Internal Revenue Service. We also have received an opinion from LaPorte Sehrt Romig & Hand that the reorganization will not be a taxable event under Louisiana income tax law, see “The Reorganization - Material Federal Income Tax Aspects of the Reorganization and the Offering”. The full texts of the opinions are filed as exhibits to the registration statement of which this document is a part, and copies may be obtained from the SEC. See “Additional Information” on page 101.

In its opinion, Elias, Matz, Tiernan & Herrick L.L.P. notes that the subscription rights will be granted at no cost to the recipients, will be legally nontransferable and of short duration, and will provide the recipients with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. Elias, Matz, Tiernan & Herrick L.L.P. has also noted that RP Financial has issued a letter stating that the subscription rights will have no ascertainable market value. In addition, no cash or property will be given to recipients of the subscription rights in lieu of such rights or to those recipients who fail to exercise such rights. In addition, the IRS was requested in 1993 in a private letter ruling to address the federal tax treatment of the receipt and exercise of nontransferable subscription rights in another reorganization but declined to express any opinion. Elias, Matz, Tiernan & Herrick L.L.P. believes because of such factors that it is more likely than not that the nontransferable subscription rights to purchase common stock will have no ascertainable value at the time the rights are granted. In addition, neither we nor Elias, Matz, Tiernan & Herrick L.L.P. is aware of any instance where the IRS has determined that subscription rights of the type provided in our reorganization have any ascertainable value.

Restrictions on the Acquisition of Home Federal Bancorp and Home Federal Savings and Loan

Federal regulation, as well as provisions contained in the charter and bylaws of Home Federal Bancorp, restrict the ability of any person, firm or entity to acquire Home Federal Bancorp or its capital stock. These restrictions include the requirement that a potential acquirer of common stock obtain the prior approval of the Office of Thrift Supervision before acquiring in excess of 10% of the stock of Home Federal Bancorp.

The mutual holding company structure also could impede the acquisition of Home Federal Bancorp and Home Federal Savings and Loan. Home Federal Mutual, as the majority stockholder of Home Federal Bancorp, will be able to control the outcome of most matters presented to stockholders for their approval. Consequently, Home Federal Mutual will generally be able to prevent any challenge to the ownership or control of Home Federal Bancorp.

In addition, the charter and bylaws of Home Federal Bancorp include a provision that would, for a period of five years from the completion of the reorganization, restrict the ability of any person other than Home Federal Mutual from acquiring or offering to acquire the beneficial ownership of more than 10% of any class of equity security of Home Federal Bancorp. Because a majority of the shares of outstanding common stock of Home Federal Bancorp must be owned by Home Federal Mutual, any acquisition of Home Federal Bancorp must be approved by Home Federal Mutual. Further, certain benefit plans adopted by us in connection with the reorganization may discourage hostile takeover attempts of us and Home Federal Savings and Loan. For further information, see “Restrictions on Acquisition of Us and Home Federal Savings and Loan and Related Anti-Takeover Provisions”.

Possible Conversion of Home Federal Mutual to Stock Form

In the future, Home Federal Mutual will have the ability to convert from the mutual to capital stock form, in a transaction commonly known as a “second-step conversion”. In a second-step conversion, members of Home Federal Mutual would have subscription rights to purchase common stock of Home Federal Bancorp or its successor, and the public stockholders of Home Federal Bancorp would be entitled to exchange their shares of common stock for an equal percentage of shares of the converted Home Federal Mutual. The percentage may be adjusted to reflect any assets owned by Home Federal Mutual. Our public stockholders, therefore, would own approximately the same percentage of the resulting entity as they owned prior to the second-step conversion. The board of directors has no current plan to undertake a “second-step conversion” transaction.

RISK FACTORS

In addition to the other information in this document, you should consider carefully the following risk factors in deciding whether to purchase our common stock.

Risks Related to Our Business

Higher Interest Rates Would Hurt Our Profitability

Our ability to earn a profit depends on our net interest income, which is the difference between the interest income we earn on our interest-earning assets, such as mortgage loans and investment securities, and the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings. Our profitability depends on our ability to manage our assets and liabilities during periods of changing interest rates.

A sustained increase in market interest rates could adversely affect our earnings. A significant portion of our loans have fixed interest rates and longer terms than our deposits and borrowings and our net interest income could be adversely affected if the rates we pay on deposits and borrowings increase more rapidly than the rates we earn on loans. In addition, the market value of our fixed-rate assets would decline if interest rates increase. For example, based on an analysis performed by the Office of Thrift Supervision as of June 30, 2004, a 200 basis point increase in interest rates would have resulted in our net portfolio value declining by approximately $6.2 million or 31.1%. Net portfolio value is the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Home Federal Savings and Loan - Exposure to Changes in Interest Rates”. Since June 30, 2004, the Federal Open Market Committee has raised the targeted federal funds rate by 100 basis points.

A Significant Percentage of Our Assets Are Invested in Lower Yielding Investments Which Has Hindered and May Continue To Hinder Our Ability To Be More Profitable in the Current Interest Rate Environment

Our results of operations are significantly affected by changes in interest rates and are substantially dependant on our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense paid on our interest-bearing liabilities. At June 30, 2004, $4.3 million, or 4.5% of our assets were invested in cash or cash equivalents and $66.8 million or 69.8% of our assets were invested in investment and mortgage-backed securities. These investments yield substantially less than would be obtained if such funds were invested in loans. Management of Home Federal Savings believes that in the current low interest rate environment it is preferable to invest in investment and mortgage-backed securities which generally have shorter average lives than long-term, fixed-rate loans. In addition, $64.3 million of Home Federal Savings’ investment and mortgage-backed securities portfolio is classified as available for sale. Management believes that this strategy better positions us to originate loans in a rising interest rate environment. Following completion of the offering, we intend to grow our assets and invest a greater proportion of our assets in loans. There can be no assurance, however, that we will be able to increase the origination or purchase of loans acceptable to us or that we will be able to successfully implement this strategy.

Increases in Market Rates of Interest Could Adversely Affect Our Equity

At June 30, 2004, we held approximately $64.3 million in available-for-sale securities, representing 67.2% of our total assets. Generally accepted accounting principles require that these securities be carried at fair value on our balance sheet. Unrealized holding gains or losses on these securities, that is, the difference between the fair value and the amortized cost of these securities, net of deferred taxes, is reflected in our equity. Movements in interest rates, either increasing or decreasing, can impact the value of our available-for-sale securities portfolio.

As of June 30, 2004, our available-for-sale securities portfolio had an unrealized loss of approximately $2.5 million. The decrease in the fair value of our available-for-sale securities affects our equity because it causes an increase in accumulated other comprehensive loss, which is a component of total equity.

If Our Allowance for Loan Losses is Not Sufficient to Cover Actual Loan Losses, Our Earnings Could Decrease

Our loan customers may not repay their loans according to their terms, and the collateral securing the payment of these loans may be insufficient to pay any remaining loan balance. We may experience significant loan losses, which could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. Since we must use assumptions regarding individual loans and the economy, our current allowance for loan losses may not be sufficient to cover actual loan losses, and increases in the allowance may be necessary. In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize loan charge-offs. At June 30, 2004, our allowance for loan losses was equal to 1.0% to our total loans.

During the past few years, we have significantly decreased the size of our loan portfolio during a period of historically low interest rates. We expect that we will increase our loans for portfolio if interest rates continue to increase. In addition, we may attempt to diversify into commercial lending and increase the amount of our consumer loans. Further, we have entered into two loan commitments which would constitute our two largest loans. Consequently, we may need to significantly increase our provision for losses on loans, particularly if one or more of our larger loans or credit relationships becomes delinquent or if we expand into non-residential, multi-family or commercial business lending. Although we believe that all known losses in the portfolio had been recorded, material additions to our allowance would materially decrease our net income.

Our Business Is Concentrated in an Area with Lower Income Levels and Higher Unemployment Which May Affect Our Ability to Grow and the Asset Quality of Our Loan Portfolio

We conduct most of our business in Caddo Parish, Louisiana. Median household and per capita income levels in Caddo Parish are lower than those for Louisiana and the United States, and the unemployment rate is higher. A substantial majority of our loans are to individuals and businesses in the Shreveport area. Any decline in the economy of that area could have an adverse impact on our earnings. Because we are primarily a real estate lender, decreases in local real estate values could adversely affect the value of property used as collateral. Adverse changes in the economy may also have a negative effect on the ability of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings.

If We Lose Our Key Officers, It Could Adversely Affect Our Operations

Our only executive officers are Daniel R. Herndon, President and Chief Executive Officer, Clyde D. Patterson, Executive Vice President and DeNell W. Mitchell, Vice President and Senior Lending Officer. The loss of these executive officers could have an adverse effect on us, especially since we only had 20 full-time employees at June 30, 2004. Due to the experience of these executive officers and the business relationships developed by them in Home Federal Savings’ market area, their loss could have an adverse effect on loan and deposit generation and, correspondingly, net income.

Risks Related to an Investment in Our Common Stock

Home Federal Mutual Will Own a Majority of Our Outstanding Common Stock and Will Be Able to Control the Result of Most Matters Put to a Vote of Our Stockholders

Purchasers of our common stock in the offering will be minority stockholders of Home Federal Bancorp. Home Federal Mutual will own a majority of our common stock after the reorganization, and, through its board of directors, will be able to exercise voting control over most matters put to a vote of our stockholders. The same directors and officers who manage Home Federal Bancorp and Home Federal Savings and Loan also will manage Home Federal Mutual. No assurances can be given that we or Home Federal Mutual will not take action which the minority stockholders believe to be contrary to their interests. For example, we or Home Federal Mutual could revise Home Federal Savings and Loan’s dividend policy, prevent a sale or merger transaction or defeat a candidate for Home Federal Bancorp’s board of directors or other proposals put forth by the minority stockholders. Moreover, Home Federal Mutual’s ownership of a majority of the outstanding shares of our common stock is likely to perpetuate existing management and directors.

Our Low Return on Equity May Cause Our Common Stock Price to Decline

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. Our return on average equity amounted to 4.40% and 5.48%, for fiscal 2004 and 2003, respectively. These returns are significantly lower than returns on equity for many comparable publicly traded companies. We expect our return on equity to decrease in view of our expected capital level upon completion of the reorganization unless and until we are able to increase significantly our interest-earning assets. The net proceeds from the reorganization and the offering, which may be as much as $17.8 million, will significantly increase our shareholders’ equity. On a pro forma basis and based on net income for the year ended June 30, 2004, our return on equity, assuming shares are sold at the maximum of the offering range, would be approximately 2.41%. Based on trailing 12-month data for the most recent publicly available financial information (either March 31, 2004 or June 30, 2004), the 10 companies comprising our peer group in the independent appraisal prepared by RP Financial and all publicly traded mutual holding companies had average returns on equity of 5.30% and 5.99%, respectively. In addition, as a stock savings and loan association, Home Federal Savings and Loan will become subject to the annual Louisiana Shares Tax. This tax was not imposed on Home Federal Savings and Loan as a mutual savings and loan association. This annual tax will adversely impact our net income and return on equity. See “Taxation — State Taxation”

Our Stock Value May Suffer from Anti-Takeover Provisions That May Impede Potential Takeovers That Management Opposes

Provisions in our corporate documents, as well as certain federal regulations, may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt that our board of directors opposes. As a result, our stockholders may not have an opportunity to participate in such a transaction, and the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Anti-takeover provisions contained in our corporate documents include:

•	restrictions on acquiring more than 10% of our common stock by any person other than Home Federal Mutual for five years and limitations on voting rights;

•	the election of members of the board of directors to staggered three-year terms;

•	the absence of cumulative voting by stockholders in the election of directors;

•	provisions restricting the calling of special meetings of stockholders; and

•	our ability to issue preferred stock and additional shares of common stock without stockholder approval.

See “Restrictions on Acquisition of Home Federal Bancorp and Home Federal Savings and Loan and Related Anti-Takeover Provisions” for a description of anti-takeover provisions in our corporate documents and federal regulations.

Our Stock Value May Suffer From Federal Regulations Restricting Takeovers

For three years following the reorganization, Office of Thrift Supervision regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. Accordingly, the range of potential acquirors for Home Federal Bancorp will be limited which will correspondingly reduce the likelihood that stockholders will be able to realize a gain on their investment through an acquisition of Home Federal Bancorp. See “Restrictions on Acquisition of Home Federal Bancorp and Home Federal Savings and Loan and Related Anti-Takeover Provisions - Regulatory Restrictions” for a discussion of applicable Office of Thrift Supervision regulations regarding acquisitions.

Office of Thrift Supervision Policy on Remutualization Transactions Could Prohibit the Merger or an Acquisition of Us, Which may Lower Our Stock Price.

Current Office of Thrift Supervision policies only permit a mutual holding company to be acquired by another mutual holding company or by a mutual institution in a process referred to as a remutualization. The possibility of a remutualization transaction has recently resulted in a degree of takeover speculation for mutual holding companies which is reflected in the stock prices of mutual holding companies. However, the Office of Thrift Supervision has issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity as well as the effect on the mutual members of the acquiring entity. Under certain circumstances, the Office of Thrift Supervision intends to give these issues special scrutiny and reject applications for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision’s concerns are not warranted in the particular case. Should the Office of Thrift Supervision prohibit or otherwise restrict these transactions in the future, our stock price may be adversely affected. We have no current plans to undertake a remutualization transaction.

Our Employee Stock Benefit Plans Will Increase Our Costs

We anticipate that our employee stock ownership plan will purchase 8% of the common stock issued in the reorganization to persons other than Home Federal Mutual with funds borrowed from us. The cost of acquiring the employee stock ownership plan shares will be between $952,000 at the minimum of the offering range and $1.5 million at the adjusted maximum of the offering range assuming the shares are purchased in the offering at a price of

$10.00 per share. If the employee stock ownership plan acquires shares in the open market the price paid may be more than $10.00 per share. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares committed to be released to employees in any given year. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase. We also intend to submit a stock recognition and retention plan to our stockholders for approval at least six months after completion of the reorganization. Our officers and directors could be awarded (at no cost to them) under the restricted stock plan up to an aggregate of 4.9% of the shares issued in the reorganization to persons other than Home Federal Mutual. Assuming the shares of common stock to be awarded under the stock recognition and retention plan cost the same as the purchase price in the reorganization, the reduction to stockholders’ equity from the stock recognition and retention plan would be between $117,000 and $181,000 a year at the minimum and maximum, as adjusted, of the offering range, respectively. See “Unaudited Pro Forma Data” for a discussion of the increased benefit costs we will incur after the reorganization and how these costs could decrease our return on equity.

Our Recognition and Retention Plan and Stock Option Plan May Be Dilutive

If the reorganization is completed and shareholders subsequently approve a stock recognition and retention plan and a stock option plan, we will allocate stock to our officers, employees and directors through these plans. If the shares for the stock recognition and retention plan are issued from our authorized but unissued stock, the ownership percentage of outstanding shares of Home Federal Bancorp could be diluted by approximately 1.92%. However, it is our intention to repurchase shares of our common stock in the open market to fund the stock recognition and retention plan. Assuming the shares of common stock to be awarded under the stock recognition and retention plan are repurchased at a price equal to the offering price in the offering, the reduction to shareholders’ equity from the stock recognition and retention plan would be between $583,000 and $907,000 at the minimum and the maximum, as adjusted, of the offering range. The ownership percentage of Home Federal Bancorp public shareholders (those shareholders other than Home Federal Mutual Holding Company) would also decrease by approximately 4.67% if all potential stock options under our proposed stock option plan are exercised and shares are issued from authorized but unissued stock, assuming the offering closes at the maximum of the offering range. On a combined basis, if authorized but unissued shares of our common stock was the source of shares for both the recognition and retention plan and the stock option plan, the interests of public shareholders would be diluted by approximately 6.42%. See “Unaudited Pro Forma Data” for data on the dilutive effect of the stock recognition and retention plan and the stock option plan and “Management - New Stock Benefit Plans” for a description of the plans.

Our $10 Per Share Offer Price, which is Based on An Independent Appraisal by RP Financial, May Not Be Indicative of the Market Price for Our Common Stock In the Future, Which May be Higher or Lower

There can be no assurance that shares of our common stock will be able to be sold in the market at or above the $10.00 per share initial offering price in the future. The final aggregate purchase price of the common stock in the offering will be based upon an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. See “The Offering - How We Determined the Price Per Share and the Offering Range” for the factors considered by RP Financial in determining the appraisal.

A Limited Market for Our Common Stock May Depress Our Market Price and Make It Difficult to Buy or Sell Our Stock

We expect our stock to be quoted on the Over-the-Counter Electronic Bulletin Board. However, it is unlikely that an active and liquid trading market for our stock will develop, due to the small size of the offering and the small number of stockholders we expect to have. As a result, you may not be able to buy or sell our common stock quickly. There may be a wide spread between the bid and asked price for our common stock after the reorganization and there can be no assurance that you will be able to sell your shares at or above the purchase price. You should consider the potentially long-term nature of an investment in our common stock.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, which can be identified by the use of such words as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and similar expressions. These forward-looking statements include:

•	statements of goals, intentions and expectations;

•	statements regarding prospects and business strategy;

•	statements regarding asset quality and market risk; and

•	estimates of future costs, benefits and results.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the factors discussed under the heading “Risk Factors” beginning at page 11 that could affect the actual outcome of future events.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We have no obligation to update or revise any forward-looking statements to reflect any changed assumptions, any unanticipated events or any changes in the future.

HOW OUR NET PROCEEDS WILL BE USED

Although the actual net proceeds from the sale of our common stock cannot be determined until the reorganization is completed, it is presently anticipated that the net proceeds from the sale of the common stock will be between $11.3 million and $15.5 million ($17.8 million assuming an increase in the offering range by 15%). See “Unaudited Pro Forma Data” and “The Offering - How We Determined the Price Per Share and the Offering Range” as to the assumptions used to arrive at such amounts. We will use the proceeds from the offering as follows:

Use of Proceeds	Amount at the minimum	Amount at the maximum	Amount at the maximum, as adjusted	Percentage of net offering proceeds at the maximum
	(Dollars in Thousands)
Loan to employee stock ownership plan(1)	$952	$1,288	$1,481	8.3%
Repurchase of shares for stock recognition and retention plan	$583	$789	$907	5.1%
Purchase of Home Federal Savings common stock	$5,667	$7,733	$8,921	50.0%
Capitalization of Home Federal Mutual	$100	$100	$100	0.7%
General corporate purposes	$4,032	$5,556	$6,433	35.9%

(1)	If the employee stock ownership plan buys shares in the open market after the reorganization, the purchase price of those shares may be more or less than the $10.00 per share offering price, which will change the amount of net proceeds used for this purpose.

The loan to our employee stock ownership plan will be approximately $952,000 and $1.3 million at the minimum and maximum of the offering range, respectively, assuming that it is able to purchase shares in the offering at the purchase price of $10.00 per share. Our employee stock ownership plan will allocate the shares it purchases to employees as the loan is repaid. Purchases by our employee stock ownership plan would amount to 128,800 shares at the maximum of the range or $1.3 million based on a per share price of $10.00. Depending on market conditions, shares repurchased for the stock recognition and retention plan may not be repurchased at $10.00 per share. In the event that the price of our common stock has increased, the cost of the shares purchased for the stock recognition and retention plan will be greater. In addition, if our stock recognition and retention plan is adopted by the board of directors and approved by shareholders, we intend to contribute sufficient funds to the stock recognition and retention plan so that we can purchase a number of shares equal to an aggregate of 4.90% of the shares sold in the offering (excluding shares issued to Home Federal Mutual Holding Company). See “Management - New Stock Benefit Plans - Employee Stock Ownership Plan” and “- Stock Recognition and Retention Plan.”

The net proceeds received from the sale of shares of our common stock in the offering will increase the capital of both Home Federal Bancorp and Home Federal Savings. Half of the net proceeds from the offering will be used by Home Federal Bancorp to buy the common stock of Home Federal Savings. While we have not identified specific uses for the portion of the net proceeds to be invested in Home Federal Savings, we anticipate that Home Federal Savings will use the portion of the cash proceeds it receives for general corporate purposes. On a short-term basis, Home Federal Savings may purchase investment securities. The net proceeds received by Home Federal Savings will further strengthen its capital position, which already exceeds all regulatory requirements. At June 30, 2004, Home Federal Savings’ leverage capital ratio was 19.5%. After the reorganization, Home Federal Savings’ leverage capital ratio will be 23.4%, based upon the maximum of the offering range. As a result, Home Federal Savings will continue to be a well-capitalized institution and will have additional flexibility to grow and diversify. The proceeds invested in Home Federal Savings, in addition to funding new loans and being invested in investment securities, may also be used to finance the further expansion of our banking operations. In addition, the net proceeds may ultimately be used in the future to support further expansion of Home Federal Savings’ operations through acquisitions of other financial institutions or branch offices, although no such transactions are specifically being considered at this time.

A portion of the net proceeds from the offering retained by Home Federal Bancorp will be used to make a loan to our employee stock ownership plan in an amount sufficient to permit it to buy an amount equal to 8.0% of the shares of our common stock issued in the reorganization (excluding shares issued to Home Federal Mutual Holding Company). The remaining portion of the net proceeds after the loan to the employee stock ownership plan and its purchase of Home Federal Savings’ common stock will be retained by Home Federal Bancorp and will be available for general corporate purposes. We may initially use the remaining net proceeds to invest in deposits at Home Federal Savings, U.S. Government and federal agency securities of various maturities, federal funds, mortgage-backed securities, or a combination thereof. In addition, assuming shareholder approval of the proposed stock recognition and retention plan in the year after the reorganization is completed, we intend to contribute sufficient funds to the trust so that it can purchase a number of shares equal to an aggregate of 4.9% of the common stock sold to the public in the offering. The net proceeds retained by Home Federal Bancorp may ultimately be used to:

•	support the operations of Home Federal Savings after its reorganization;

•	support possible additional future expansion of operations of Home Federal Savings through establishment of additional branch offices or other customer facilities, acquisition of other financial institutions or branch offices, expansion into other lending markets or diversification into other banking-related businesses, although no such transactions are specifically being considered at this time;

•	invest in deposits at Home Federal Savings or securities; or

•	fund repurchases of our common stock or serve as a source of possible payments of cash dividends to shareholders.

Applicable regulations require us to sell common stock in the offering in an amount equal to its estimated pro forma market value, as determined by an independent appraisal. See “The Offering - How We Determined the Price Per Share and the Offering Range.” To the extent we have excess capital upon completion of the reorganization, we intend to consider stock repurchases and dividends. However, without approval from the Office of Thrift Supervision, we cannot conduct any stock repurchases during the first year after we complete the reorganization.

As reflected in the table above, other than the proposed loan to fund our employee stock ownership plan and the proposed purchase of shares for our recognition and retention plan, we have not specifically identified how we will use the bulk of the net proceeds from the offering. In addition, given that Home Federal Savings is already considered well capitalized for regulatory purposes, Home Federal Savings does not necessarily need its portion of the net proceeds at this time in order to continue its operations as currently conducted. We determined to undertake the reorganization and offering at this time primarily because of the advantages provided by the mutual holding company form of organization rather than any specific need for additional capital. We believe that the reorganization will facilitate our ability to consider mergers and acquisitions with other institutions and companies, although there are no current arrangements, understandings or agreements regarding any such opportunities. Given the continuing consolidation in the banking industry, we believe that it is important for us to maximize our ability to consider opportunities to expand and diversify our operations, and the reorganization will facilitate this by enhancing our capital base and providing us with stock as a potential form of currency. In addition, the reorganization will provide us with additional flexibility to undertake additional activities through existing or newly formed subsidiaries and permit us greater access to the capital markets in the future. Further, the offering will permit us to offer stock based benefit plans as part of our compensation package. Finally, the additional capital from the offering will permit us to make larger loans and facilitate our ability to make additional investments in securities.

Our net proceeds may vary because total expenses of the reorganization may be more or less than those estimated. The net proceeds also will vary if the number of shares to be issued in the offering is adjusted to reflect a change in our estimated pro forma market value. Payments for shares purchased in the subscription offering made through withdrawals from existing deposit accounts at Home Federal Savings will not result in the receipt of new funds for investment but will result in a reduction of Home Federal Savings’ interest expense and liabilities as funds are transferred from interest-bearing certificates or other deposit accounts.

WE INTEND TO PAY QUARTERLY CASH DIVIDENDS

After we complete the reorganization, our board of directors will have the authority to declare dividends on the common stock, subject to statutory and regulatory requirements. We intend to pay quarterly cash dividends on the common stock commencing with the first full quarter after the reorganization. However, the rate of such dividends and the initial or continued payment thereof will depend upon a number of factors, including the amount of net proceeds retained by us in the reorganization, investment opportunities available to us, capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, dividends paid to us by Home Federal Savings and Loan and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods. Special cash dividends, stock dividends or tax-free returns of capital may be paid in addition to, or in lieu of, regular cash dividends. No dividend will be declared or paid, however, if it will be classified as a return of capital during the first three years after our reorganization.

If we pay dividends to our stockholders, we also will be required to pay dividends to Home Federal Mutual, unless Home Federal Mutual elects to waive dividends. Any dividend waivers by Home Federal Mutual are subject to prior notice to and non-objection from the Office of Thrift Supervision. We anticipate that Home Federal Mutual will waive dividends. Under Office of Thrift Supervision regulations, if Home Federal Mutual waives dividends, it will not result in dilution to public stockholders in the event Home Federal Mutual converts to stock form. See “Regulation - Regulation of Home Federal Bancorp, Inc. and Home Federal Mutual Holdings Company.”

Dividends from us may eventually depend, in part, upon receipt of dividends from Home Federal Savings and Loan, because we initially will have no source of income other than dividends from Home Federal Savings and Loan, earnings from the investment of proceeds from the sale of common stock retained by us, and principal and interest payments with respect to our loan to our employee stock ownership plan. The payment of dividends by Home Federal Savings and Loan Association is subject to certain restrictions under Office of Thrift Supervision regulations. See “Regulation — Home Federal Savings and Loan Association — Capital Distributions.” As of June 30, 2004, Home Federal Savings and Loan Association would have been permitted to pay up to $1.9 million in dividends without prior Office of Thrift Supervision approval.

Any payment of dividends by Home Federal Savings and Loan to us which would be deemed to be drawn out of Home Federal Savings and Loan’s bad debt reserves would require a payment of taxes at the then-current tax rate by Home Federal Savings and Loan on the amount of earnings deemed to be removed from the reserves for such distribution. Home Federal Savings and Loan does not intend to make any distribution to us that would create such a federal tax liability. See “Taxation.”

Unlike Home Federal Savings and Loan, we are not subject to the above regulatory restrictions on the payment of dividends to our stockholders, although the source of such dividends may eventually depend, in part, upon dividends from Home Federal Savings and Loan in addition to the net proceeds retained by us and earnings thereon.

POSSIBLE CONVERSION OF HOME FEDERAL MUTUAL TO STOCK FORM

Office of Thrift Supervision regulations specifically authorize mutual holding companies such as Home Federal Mutual to (i) convert to stock form and (ii) exchange stock issued by the converted holding company (e.g., Home Federal Mutual) for stock issued by a subsidiary holding company (e.g., Home Federal Bancorp). In the future, Home Federal Mutual may convert from the mutual to stock form in a transaction commonly known as a “second-step conversion.” In a second-step conversion, members of Home Federal Mutual would have subscription rights to purchase common stock of Home Federal Bancorp, or its successor, and the public stockholders of Home Federal Bancorp would be entitled to exchange their shares of common stock for shares of the converted Home Federal Mutual in a manner that is fair and reasonable to the stockholders. This exchange ratio may be adjusted to reflect any assets owned by Home Federal Mutual. Home Federal Bancorp’s public stockholders would own approximately the same percentage of the resulting entity as they owned prior to the second-step conversion. Our board of directors has no current plans to undertake a “second-step conversion” transaction. Although Home Federal Mutual may convert to stock form in the future, Home Federal Mutual has no current plans and there can be no assurance as to when, if ever, such a conversion will occur. Approval from the Office of Thrift Supervision is required for Home Federal Mutual to convert. In addition, a decision by Home Federal Mutual to convert to stock form would require the approval of its members prior to the transaction and approval of Home Federal Bancorp’s stockholders.

MARKET FOR OUR COMMON STOCK

Because this is our initial public offering, there is no market for our common stock at this time. After we complete the offering, we anticipate that our common stock will be traded on the over-the-counter market with quotations available through the Over-the-Counter Electronic Bulletin Board. Sandler O’Neill has indicated its intention to make a market in our common stock, however, it is under no obligation to do so.

The development of a liquid public market depends upon the existence of willing buyers and sellers, the presence of which is not within our control or of any market maker. It is unlikely that an active and liquid trading market for the common stock will develop due to the small size of the offering and the small number of stockholders expected following the reorganization. In addition, there may be a wide spread between the bid and ask price for our common stock after the reorganization. You should not view the common stock as a short-term investment. Furthermore, there can be no assurance that you will be able to sell your shares at or above the purchase price.

REGULATORY CAPITAL REQUIREMENTS

At June 30, 2004, Home Federal Savings and Loan exceeded all of its regulatory capital requirements. The table on the following page sets forth Home Federal Savings and Loan’s historical capital under generally accepted accounting principles and regulatory capital at June 30, 2004, and the pro forma capital of Home Federal Savings and Loan after giving effect to the reorganization and the offering, based upon the sale of the number of shares shown in the table. The pro forma capital amounts reflect the receipt by Home Federal Savings and Loan of 50% of the net reorganization proceeds. The pro forma risk-based capital amounts assume the investment of the net proceeds received by Home Federal Savings and Loan in assets which have a risk-weight of 20% under applicable regulations, as if such net proceeds had been received and so applied at June 30, 2004.

			Pro Forma at June 30, 2004 Based on
	Home Federal Savings Historical at June 30, 2004		1,190,000 Shares Sold at $10.00 Per Share		1,400,000 Shares Sold at $10.00 Per Share		1,610,000 Shares Sold at $10.00 Per Share		1,851,500 Shares Sold at $10.00 Per Share
	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)
	(Dollars in Thousands)
Capital at Association Level:
GAAP capital	$17,309	18.09%	$21,441	21.16%	$22,203	21.69%	$22,965	22.21%	$23,842	22.80%

Tier 1 risk-based capital:
Actual	$18,933	70.34%	$23,065	82.23%	$23,827	84.32%	$24,589	86.39%	$25,466	88.73%
Requirement	1,077	4.00	1,122	4.00	1,130	4.00	1,139	4.00	1,148	4.00

Excess	$17,856	66.34%	$21,943	78.23%	$22,697	80.32%	$23,450	82.39%	$24,318	84.73%

Core capital:
Actual	$18,933	19.45%	$23,065	22.40%	$23,827	22.91%	$24,589	23.41%	$25,466	23.97%
Requirement	3,893	4.00	4,119	4.00	4,161	4.00	4,202	4.00	4,250	4.00

Excess	$15,040	15.45%	$18,946	18.40%	$19,666	18.91%	$20,387	19.41%	$21,216	19.97%

Risk-based capital:
Actual	$19,168	71.21%	$23,300	83.06%	$24,062	85.15%	$24,824	87.21%	$25,701	89.55%
Requirement	2,153	8.00	2,244	8.00	2,261	8.00	2,277	8.00	2,296	8.00

Excess	$17,015	63.21%	$21,056	75.06%	$21,801	77.15%	$22,547	79.21%	$23,405	81.55%

Reconciliation of Capital Infused into Home Federal Savings:
Net proceeds infused			$5,667		$6,700		$7,733		$8,921
Less:
Common stock acquired by employee stock ownership plan			(952)		(1,120)		(1,288)		(1,481)
Common stock acquired by recognition and retention plan			(583)		(686)		(789)		(907)

Pro forma increase in GAAP and regulatory capital			$4,132		$4,894		$5,656		$6,533

(1)	Adjusted total or adjusted risk-weighted assets, as appropriate.

OUR CAPITALIZATION

The following table presents the historical capitalization of Home Federal Savings and Loan at June 30, 2004, and our pro forma consolidated capitalization after giving effect to the reorganization, based upon the sale of the number of shares shown below and the other assumptions set forth under “Unaudited Pro Forma Data.”

	Home Federal Bancorp, Inc. - Pro Forma Based Upon Sale at $10.00 Per Share
	Home Federal Savings and Loan - Historical Capitalization	1,190,000 Shares (Minimum of Offering Range)	1,400,000 Shares (Midpoint of Offering Range)	1,610,000 Shares (Maximum of Offering Range)	1,851,500 Shares(1) (15% above Maximum of Offering Range)
	(In Thousands)
Deposits(2)	$68,134	$68,134	$68,134	$68,134	$68,134
Borrowings	9,748	9,748	9,748	9,748	9,748

Total deposits and Borrowings	$77,882	$77,882	$77,882	$77,882	$77,882

Shareholders’ equity:
Preferred stock, $.01 par value, 2,000,000 shares authorized; none to be issued	$—	$—	$—	$—	$—
Common stock, $.01 par value, 8,000,000 shares authorized; shares to be issued as reflected(3)	—	30	35	40	46
Additional paid-in capital(3)	—	11,304	13,365	15,426	17,796
Retained earnings(4)	18,977	18,977	18,977	18,977	18,977
Accumulated other comprehensive (loss)	(1,668)	(1,668)	(1,668)	(1,668)	(1,668)
Less:
Assets retained by Home Federal Mutual	—	(100)	(100)	(100)	(100)
Common stock acquired by our employee stock ownership plan(5)	—	(952)	(1,120)	(1,288)	(1,481)
Common stock to be acquired by our recognition and retention plan(6)	—	(583)	(686)	(789)	(907)

Total equity	$17,309	$27,008	$28,803	$30,598	$32,663

(Footnotes on following page)

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to 15% to reflect changes in market and financial conditions before we complete the reorganization or to fill the order of our employee stock ownership plan.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the reorganization. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3)	The sum of the par value and additional paid-in capital accounts equals the net reorganization proceeds. No effect has been given to the issuance of additional shares of common stock pursuant to our proposed stock option plan. We intend to adopt a stock option plan and to submit such plan to stockholders at a meeting of stockholders to be held at least six months following completion of the reorganization. If the plan is approved by stockholders, an amount equal to 12.25% of the shares of common stock sold in the offering (excluding shares issued to Home Federal Mutual Holding Company) will be reserved for future issuance under such plan. Your ownership percentage would decrease by approximately 4.67% if all potential stock options are exercised from our authorized but unissued stock. See “Unaudited Pro Forma Data” and “Management - New Stock Benefit Plans - Stock Option Plan.”
(4)	The retained earnings of Home Federal Savings and Loan will be substantially restricted after the reorganization. Home Federal Mutual will have an initial capitalization of $100,000 in cash which will be paid in by Home Federal Savings and Loan.
(5)	Assumes that 8.0% of the common stock sold in the reorganization, excluding shares issued to Home Federal Mutual Holding Company, will be purchased by our employee stock ownership plan in the offering at a price of $10.00 per share. If the employee stock ownership plan buys shares in the market after the reorganization, the purchase price of those shares may be more or less than the $10 per share offering price, which will change the amount of net proceeds used for this purpose. The common stock acquired by our employee stock ownership plan is reflected as a reduction of shareholders’ equity. Assumes the funds used to acquire our employee stock ownership plan shares will be borrowed from Home Federal Bancorp. See Note 1 to the table set forth under “Unaudited Pro Forma Data” and “Management - New Stock Benefit Plans - Employee Stock Ownership Plan.”
(6)	Gives effect to the recognition and retention plan which we expect to adopt after the reorganization and present to shareholders for approval at a meeting of shareholders to be held at least six months after we complete the reorganization. No shares will be purchased by the recognition and retention plan in the reorganization, and such plan cannot purchase any shares until shareholder approval has been obtained. If the recognition and retention plan is approved by our shareholders, the plan intends to acquire an amount of common stock equal to 4.90% of the shares of common stock sold in the offering, excluding shares issued to Home Federal Mutual Holding Company, or 58,310, 68,600, 78,890 and 90,724 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively. The table assumes that shareholder approval has been obtained and that such shares are purchased in the open market at $10.00 per share. The common stock so acquired by the stock recognition and retention plan is reflected as a reduction in shareholders’ equity. If the shares are purchased at prices higher or lower than the initial purchase price of $10.00 per share, such purchases would have a greater or lesser impact, respectively, on shareholders’ equity. If the recognition and retention plan purchases authorized but unissued shares from Home Federal Bancorp, such issuance would dilute the voting interests of existing shareholders by approximately 1.92%. Home Federal Bancorp intends to contribute capital to the restricted stock plan to fund the purchase of shares. See “Unaudited Pro Forma Data,” “Management - New Stock Benefit Plans - Stock Recognition and Retention Plan” and “How Our Net Proceeds Will Be Used.”

UNAUDITED PRO FORMA DATA

The actual net proceeds from the sale of our common stock in the offering cannot be determined until the reorganization is completed. However, the net proceeds are currently estimated to be between $11.3 million and $15.5 million, or up to $17.8 million in the event the offering range is increased by approximately 15%, based upon the following assumptions:

•	We will sell all shares of common stock in the subscription offering and community offering with no shares sold in a syndicated community offering;

•	Our employee stock ownership plan will purchase an amount equal to 8.0% of the shares sold in the offering (excluding shares issued to Home Federal Mutual Holding Company) at a price of $10.00 per share with a loan from Home Federal Bancorp;

•	expenses of the offering, other than the underwriting commissions to be paid to Sandler O’Neill, are estimated to be $385,975;

•	65,000 shares of common stock will be purchased by our employees, directors and their immediate families; and

•	Sandler O’Neill will receive a fee equal to 1.75% of the aggregate purchase price of the shares of stock sold in the offering, excluding any shares purchased by any employee benefit plans, and any of our directors, officers or employees or members of their immediate families.

We have prepared the following table, which sets forth our historical consolidated net income and shareholders’ equity prior to the reorganization and our pro forma consolidated net income and shareholders’ equity following the reorganization. In preparing these tables and in calculating pro forma data, the following assumptions have been made:

•	Pro forma earnings have been calculated assuming the stock had been sold at the beginning of the period and the net proceeds had been invested at an average yield of 2.09% for the year ended June 30, 2004, which approximates the yield on a one-year U.S. Treasury bill on June 30, 2004. This rate is used because we believe it reflects the yield that we will receive on the net proceeds of the offering.

•	The pro forma after-tax yield on the net proceeds from the offering is assumed to be 1.38% for the year ended June 30, 2004, based on an effective tax rate of 34.0%.

•	No withdrawals were made from Home Federal Savings’ deposit accounts for the purchase of shares in the offering.

•	Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of stock, as adjusted in the pro forma net income per share to give effect to the purchase of shares by the employee stock ownership plan.

•	Pro forma shareholders’ equity amounts have been calculated as if our common stock had been sold in the offering on June 30, 2004 and, accordingly, no effect has been given to the assumed earnings effect of the transactions.

The following pro forma information may not be representative of the financial effects of the reorganization at the date on which the reorganization actually occurs and should not be taken as indicative of future results of operations. Pro forma shareholders’ equity represents the difference between the stated amount of our assets and liabilities computed in accordance with generally accepted accounting principles. Shareholders’ equity does not give effect to intangible assets in the event of a liquidation or to Home Federal Savings’ bad debt reserve. The pro forma shareholders’ equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to shareholders in the event of liquidation.

The table on the following page does not reflect the possible issuance of additional shares to be reserved for future issuance pursuant to our proposed stock option plan. See “Management - New Stock Benefit Plans.” The table does give effect to the stock recognition and retention plan, which we expect to adopt following the reorganization and present, together with the stock option plan, to our shareholders for approval at a meeting to be held at least six months after the reorganization is completed. If approved by shareholders, the stock recognition and retention plan intends to acquire an amount of common stock equal to 4.9% of the shares of common stock sold in the offering (excluding shares issued to Home Federal Mutual Holding Company), either through open market purchases, if permissible, or from authorized but unissued shares of common stock. The table assumes that shareholder approval has been obtained and that the shares acquired by the stock recognition and retention plan are purchased in the open market at $10.00 per share. There can be no assurance that shareholder approval of the stock recognition and retention plan will be obtained, that the shares will be purchased in the open market or that the purchase price will be $10.00 per share.

The table below summarizes historical consolidated data of Home Federal Savings and Home Federal Bancorp’s pro forma data at or for the date and period indicated based on the assumptions set forth above and in the table and should not be used as a basis for projection of the market value of our common stock following the reorganization.

At or For the Year Ended June 30, 2004
1,190,000 shares sold at $10.00 per share (Minimum of range)	1,400,000 shares sold at $10.00 per share (Midpoint of range)	1,610,000 shares sold at $10.00 per share (Maximum of range)	1,851,500 shares sold at $10.00 per share (15% above Maximum) (8)
(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$11,900	$14,000	$16,100	$18,515
Less offering expenses	566	600	634	673

Estimated net offering proceeds	11,334	13,400	15,466	17,842
Less ESOP shares	(952)	(1,120)	(1,288)	(1,481)
Less recognition and retention plan shares	(583)	(686)	(789)	(907)
Less capitalization of Home Federal Mutual Holding Company	(100)	(100)	(100)	(100)

Estimated net proceeds available for investment	$9,699	$11,494	$13,289	$15,354

Consolidated net income (1):
Historical	821	821	821	821
Pro forma adjustments:
Net income from proceeds	134	159	183	212
Louisiana state share tax	(95)	(99)	(104)	(109)
ESOP (2)	(42)	(49)	(57)	(65)
Recognition and retention plan (3)	(77)	(91)	(104)	(120)

Pro forma net income (1)	$741	$741	$739	$739

Net income per share (1):
Historical	$0.28	$0.24	$0.21	$0.18
Pro forma adjustments:
Net income from proceeds	0.05	0.05	0.05	0.05
Louisiana state share tax	(0.03)	(0.03)	(0.03)	(0.02)
ESOP (2)	(0.01)	(0.01)	(0.01)	(0.01)
Recognition and retention plan (3)	(0.03)	(0.03)	(0.03)	(0.03)

Pro forma net income per share (1)(4)	$0.26	$0.22	$0.19	$0.17

Shareholders’ equity:
Historical	$17,309	$17,309	$17,309	$17,309
Estimated net offering proceeds	11,334	13,400	15,466	17,842
Less capitalization of Home Federal Mutual Holding Company	(100)	(100)	(100)	(100)
Less common stock acquired by:
ESOP (2)	(952)	(1,120)	(1,288)	(1,481)
Recognition and retention plan (3)	(583)	(686)	(789)	(907)

Pro forma shareholders’ equity (3)(4)(5)	$27,008	$28,803	$30,598	$32,663

Shareholders’ equity per share (6):
Historical (retained earnings)	$5.82	$4.95	$4.30	$3.74
Estimated net offering proceeds	3.81	3.83	3.84	3.85
Less capitalization of Home Federal Mutual	(0.03)	(0.03)	(0.02)	(0.02)
Less common stock acquired by:
ESOP (2)	(0.32)	(0.32)	(0.32)	(0.32)
Recognition and retention plan (3)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma shareholders’ equity per share (3)(4)(5)	$9.08	$8.23	$7.60	$7.05

Offering price as a multiple of pro forma net of earnings per share (P/E ratio) (7)	38.46	x	45.45	x	52.63	x	58.82	x

Offering price as a percentage of pro forma shareholders’ equity per share (7)	110.13%	121.51%	131.58%	141.84%

(1)	Per share net income data is based on 2,886,147, 3,395,467, 3,904,787 and 4,490,505 shares outstanding at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range, respectively, which represents shares sold in the offering and shares to be allocated or distributed under our ESOP and stock recognition and retention plan for the period presented.
(2)	It is assumed that 8.0% of the aggregate shares sold in the offering (excluding to Home Federal Mutual Holding Company) will be purchased by our ESOP at a price of $10.00 per share. The funds used to acquire such shares are assumed to have been borrowed by the ESOP from Home Federal Bancorp. Home Federal Savings intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. If the employee stock ownership plan buys shares in the market after the reorganization, the purchase price of those shares may be less or more than $10 per share offering price, which will vary the amount of proceeds used for this purpose. The amount to be borrowed is reflected as a reduction to shareholders’ equity. Annual contributions are expected to be made to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes: (i) that the contribution to the ESOP is equivalent to the debt service requirement for the year ended June 30, 2004, at an average fair value of $10.00; and (ii) only the ESOP shares committed to be released were considered outstanding for purposes of the net income per share calculations.
(3)	Gives effect to the stock recognition and retention plan we expect to adopt following the offering. This plan is expected to acquire a number of shares of common stock equal to an aggregate of 4.9% of the shares of common stock sold in the offering (excluding shares issued to Home Federal Mutual Holding Company), or 58,310, 68,600, 78,890 and 90,724 shares of common stock at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range, respectively, either through open market purchases or directly from Home Federal Bancorp. Funds used by the stock recognition and retention plan to purchase shares in the open market would be contributed by Home Federal Bancorp. In calculating the pro forma effect of the stock recognition and retention plan, it is assumed that the shares were acquired by the plan at the beginning of the period presented in open market purchases at $10.00 per share and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of our common stock to the stock recognition and retention plan instead of open market purchases would dilute the voting interests of existing shareholders by approximately 1.92%, at the midpoint and under such circumstances, pro forma net earnings per share would be $0.26, $0.22, $0.19 and $0.17 at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range for the fiscal year ended June 30, 2004, respectively, and pro forma shareholders’ equity per share would be $9.11, $8.27, $7.66 and $7.12 at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range for the fiscal year ended June 30, 2004, respectively.
(4)	No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan that we expect to adopt following the reorganization. Under the stock option plan, an amount equal to the aggregate 12.25% of the common stock sold in the offering (excluding shares issued to Home Federal Mutual Holding Company), or 145,775, 171,500, 197,225 and 226,809 shares at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of common stock pursuant to the exercise of options under our stock option plan will result in the dilution of existing shareholders’ voting power by approximately 4.67%, at the mid-point. Assuming stockholder approval of the stock option plan, that all of these options were exercised at the beginning of the period at an exercise price of $10.00 per share and that the shares to fund the recognition and retention plan are acquired through open market purchases at a purchase price of $10.00 per share, pro forma net earnings per share would be $0.25, $0.21, $0.18 and $0.16 at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range for the fiscal year ended June 30, 2004, respectively, and pro forma shareholders’ equity per share would be $9.12, $8.30, $7.71 and $7.18 at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range for the fiscal year ended June 30, 2004, respectively.
(5)	The retained earnings of Home Federal will continue to be substantially restricted after the reorganization.
(6)	Shareholders’ equity per share data is based upon 2,975,000, 3,500,000, 4,025,000 and 4,628,750 shares outstanding at the minimum, midpoint, maximum and adjusted maximum of the estimated offering range, respectively, representing shares issued in the offering.
(7)	Based on pro forma net income for the year ended June 30, 2004.
(8)	As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated offering range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market or general financial and economic conditions following the commencement of the offering.

SELECTED FINANCIAL AND OTHER DATA

The following selected financial and other data of Home Federal Savings does not purport to be complete and is qualified in its entirety by the more detailed financial information contained elsewhere herein. You should read the consolidated financial statements and related notes contained at the end of this prospectus. In the opinion of management, financial information at June 30, 2004 and for the years ended June 30, 2004 and 2003 reflect all adjustments (consisting only of normal recurring accruals) which are necessary to present fairly the results for such periods.

	At June 30,
	2004	2003
	(Dollars in Thousands)
Selected Financial and Other Data:
Total assets	$95,663	$100,759
Cash and cash equivalents	4,342	9,471
Securities available for sale	64,254	52,959
Securities to be held to maturity	2,516	4,068
Loans receivable, net	22,786	33,219
Deposits	68,134	71,390
FHLB advances	9,748	9,008
Equity	17,309	19,149
Full service offices	3	3

	Year Ended June 30,
	2004	2003
	(Dollars in Thousands)
Selected Operating Data:
Total interest income	$5,154	$6,115
Total interest expense	2,163	2,710

Net interest income	2,991	3,405
Provision (recovery) for loan losses	—	(474)

Net interest income after provision (recovery) for loan losses	2,991	3,879
Total non-interest income	321	216
Total non-interest expense	2,080	2,596

Income before income taxes	1,232	1,499
Income taxes	411	490

Net income	$821	$1,010

Selected Operating Ratios(1):
Average yield on interest-earning assets	5.33%	6.09%
Average rate on interest-bearing liabilities	2.74	3.29
Average interest rate spread(2)	2.59	2.80
Net interest margin(2)	3.09	3.39
Average interest-earning assets to average interest-bearing liabilities	122.54	121.86
Net interest income after provision for loan losses to non-interest expense	143.80	149.42
Total non-interest expense to average assets	2.12	2.55
Efficiency ratio(3)	62.80	63.39
Return on average assets	.84	.99
Return on average equity	4.40	5.48
Average equity to average assets	19.00	18.08

	At or For the Year Ended June 30,
	2004	2003
Asset Quality Ratios(4):
Non-performing loans as a percent of total loans receivable(5)	—%	0.22%
Non-performing assets as a percent of total assets(5)	—	0.07
Allowance for loan losses as a percent of non-performing loans	11,750.00	335.71
Allowance for loan losses as a percent of total loans receivable	1.02	0.68
Net charge-offs to average loans receivable	—	—

Association Capital Ratios(4):
Tangible capital ratio	19.45%	18.25%
Core capital ratio	19.45	18.25
Total capital ratio	71.21	61.94

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods.
(2)	Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.
(3)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(4)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.
(5)	Non-performing assets consist of non-performing loans at June 30, 2004 and 2003. Non-performing loans consist of non-accruing loans plus accruing loans 90 days or more past due. Home Federal Savings and Loan Association did not have any real estate owned or troubled debt restructurings at June 30, 2004 or 2003.

RECENT DEVELOPMENTS

The following selected financial and other data of Home Federal Savings does not purport to be complete and is qualified in its entirety by the more detailed financial information contained elsewhere herein. You should read the consolidated financial statements and related notes contained at the end of this prospectus. In the opinion of management, financial information at September 30, 2004 and for the three months ended September 30, 2004 and 2003 reflect all adjustments (consisting only of normal recurring accruals) which are necessary to present fairly the results for such periods. Results for the three month period ended September 30, 2004 may not be indicative of operations of Home Federal Savings on an annualized basis.

	At September 30, 2004	At June 30, 2004
	(Dollars in Thousands)
Selected Financial and Other Data:
Total assets	$98,320	$95,663
Cash and cash equivalents	4,375	4,342
Securities available for sale	68,666	64,254
Securities to be held to maturity	2,149	2,516
Loans receivable, net	22,127	22,786
Deposits	69,475	68,134
FHLB advances	9,125	9,748
Equity	19,143	17,309
Full service offices	3	3

	Three Months Ended September 30,
	2004	2003
	(Dollars in Thousands)
Selected Operating Data:
Total interest income	$1,193	$1,405
Total interest expense	510	573

Net interest income	683	832
Provision for loan losses	—	—

Net interest income after provision for loan losses	683	832
Total non-interest income	11	51
Total non-interest expense	485	546

Income before income taxes	209	337
Income taxes	71	112

Net income	$138	$225

Selected Operating Ratios(1):
Average yield on interest-earning assets	5.08%	5.65%
Average rate on interest-bearing liabilities	2.63	2.88
Average interest rate spread	2.45	2.77
Net interest margin	2.91	3.40
Average interest-earning assets to average interest-bearing liabilities	121.17	123.03
Net interest income after provision for loan losses to non-interest expense	140.82	152.38
Total non-interest expense to average assets	2.02	2.20
Efficiency ratio	69.88	61.83
Return on average assets	0.57	0.90
Return on average equity	3.06	4.78
Average equity to average assets	18.75	18.92

	At or For the Three Months Ended September 30,
	2004	2003
Asset Quality Ratios(1)(2):
Non-performing loans as a percent of total loans receivable	—%	0.06%
Non-performing assets as a percent of total assets	—	0.02
Allowance for loan losses as a percent of non-performing loans	—	1,236.84
Allowance for loan losses as a percent of total loans receivable	1.06	0.79
Net charge-offs to average loans receivable	—	—
Association Capital Ratios(2):
Tangible capital ratio	19.41%	18.53%
Core capital ratio	19.41	18.53
Total capital ratio	73.20	65.87

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(2)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

At September 30, 2004, total assets amounted to $98.3 million compared to $95.7 million at June 30, 2004, an increase of $2.7 million or 2.8%. This increase was primarily due to an increase in securities available for sale, partially offset by a decrease in loans receivable. Securities available for sale increased $4.4 million or 6.9% due to purchases of securities during the quarter ended September 30, 2004. Loans receivable, net decreased $659,000 or 2.9% primarily due to loan payments. Home Federal Savings has continued to invest funds from operations primarily in marketable securities rather than long-term, fixed rate loans as part of its interest-rate risk strategy during this period of historically low interest rates.

Deposits increased $1.3 million or 2.0% to $69.5 million at September 30, 2004 compared to June 30, 2004, partially offset by a decrease in FHLB advances during the same time period of $623,000 or 6.4%. The increase in deposits was due to normal deposits inflow. The decrease in FHLB advances was due to repayments of maturing advances.

Equity increased $1.8 million or 10.6% to $19.1 million at September 30, 2004 compared to $17.3 million at June 30, 2004. This increase was primarily due to a change in accumulated other comprehensive (loss) income from a loss of $1.7 million at June 30, 2004 to income of $70,000 at September 30, 2004 as a result of an increase in the market value of securities available for sale at September 30, 2004 compared to June 30, 2004. The increase in equity was also due to continued profitable operations during the quarter of $138,000.

Net income amounted to $138,000 for the three months ended September 30, 2004 compared to $225,000 for the same period in 2003. The decrease of $87,000 or 38.7% was primarily due to decreases in net interest income and non-interest income, partially offset by decreases in non-interest expense and income taxes.

Net interest income decreased $149,000 or 17.9% primarily due to continued margin compression. Home Federal Savings’ average interest rate spread and net interest margin were 2.45% and 2.91%, respectively, for the three months ended September 30, 2004 compared to 2.77% and 3.40%, respectively, for the same period in 2003. This margin compression is due in large part to Home Federal Savings’ interest rate risk strategy of investing in marketable securities rather than long-term, fixed rate loans. While management believes that purchasing available for sale securities rather than investing in long-term, fixed rate loans is a better interest rate risk strategy during this period of historically low interest rates, these investment securities generally yield less than loans, resulting in lower net interest income.

Total non-interest income amounted to $11,000 for the quarter ended September 30, 2004 compared to $51,000 for the same period in 2003. The decrease was primarily due to a decrease in gain on sale of loans as a result of a decrease in the volume of loans sold.

Total non-interest expense amounted to $485,000 for the quarter ended September 30, 2004 compared to $546,000 for the same period in 2003. The decrease of $61,000 or 11.2% was primarily due to decreased staffing levels.

Income taxes amounted to $71,000 and $112,000 for the three months ended September 30, 2004 and 2003, respectively, resulting in effective tax rates of 34.0% and 33.2%, respectively. The decrease in income taxes for the quarter ended September 30, 2004 was due to decreased income before income taxes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF HOME FEDERAL SAVINGS AND LOAN

General

Home Federal Savings and Loan’s profitability depends primarily on its net interest income, which is the difference between interest and dividend income on interest-earning assets, principally loans, investment securities and interest-earning deposits in other institutions, and interest expense on interest-bearing deposits and borrowings from the Federal Home Loan Bank of Dallas. Net interest income is dependent upon the level of interest rates and the extent to which such rates are changing. Home Federal Savings and Loan’s profitability also depends, to a lesser extent, on non-interest income, provision for loan losses, non-interest expenses and federal income taxes. Home Federal Savings and Loan had net income of $821,000 in fiscal 2004 and $1.0 million in 2003.

Historically, Home Federal Savings and Loan’s business has consisted primarily of originating single-family real estate loans secured by property in its market area. Typically, single-family loans involve a lower degree of risk and carry a lower yield than commercial real estate, construction, commercial business and consumer loans. Home Federal Savings and Loan’s loans are primarily funded by certificates of deposit, which typically have a higher interest rate than passbook accounts. The combination of these factors has resulted in low interest rate spreads and returns on equity. Due to the low interest rate environment, a significant amount of Home Federal’s loans have been refinanced in recent years. Rather than re-invest the proceeds from these refinancings in long-term, low yielding loans, we have invested in marketable securities in order to position ourselves more favorably for a rising interest rate environment. Because investment securities generally yield less than loans, however, our net interest margin has been further pressured and we experienced a decrease in net interest income of $414,000 or 12.2% between fiscal 2003 and fiscal 2004. Although Home Federal Savings and Loan Association may attempt to diversify into consumer and commercial lending following the reorganization in order to improve the yield on its portfolio, Home Federal Savings and Loan Association anticipates that its lending business will continue to consist primarily of originating single-family mortgages funded through deposits.

Home Federal Savings and Loan’s operations and profitability are subject to changes in interest rates, applicable statutes and regulations and general economic conditions, as well as other factors beyond its control.

Forward-Looking Statements Are Subject to Change

We make certain statements in this document as to what we expect may happen in the future. These statements usually contain the words “believe,” “estimate,” “project,” “expect,” “anticipate,” “intend” or similar expressions. Because these statements look to the future, they are based on our current expectations and beliefs. Actual results or events may differ materially from those reflected in the forward-looking statements. You should be aware that our current expectations and beliefs as to future events are subject to change at any time, and we can give you no assurances that the future events will actually occur.

Critical Accounting Policies

In reviewing and understanding financial information for Home Federal Savings, you are encouraged to read and understand the significant accounting policies used in preparing our consolidated financial statements. These policies are described in Note A of the notes to our consolidated financial statements. The accounting and financial reporting policies of Home Federal Savings conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. Accordingly, the consolidated financial statements require certain estimates, judgments, and assumptions, which are believed to be reasonable, based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the periods presented. The following accounting policies comprise those that management believes are the most critical to aid in fully understanding and evaluating our reported financial results. These policies require numerous estimates or economic assumptions that may prove inaccurate or may be subject to variations which may significantly affect our reported results and financial condition for the period or in future periods.

Allowance for Loan Losses. The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. Subsequent recoveries are added to the allowance. The allowance is an amount that management believes will cover known and inherent losses in the loan portfolio, based on evaluations of the collectibility of loans. The evaluations take into consideration such factors as changes in the types and amount of loans in the loan portfolio, historical loss experience, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, estimated losses relating to specifically identified loans, and current economic conditions. This evaluation is inherently subjective as it requires material estimates including, among others, exposure at default, the amount and timing of expected future cash flows on impacted loans, value of collateral, estimated losses on our commercial and residential loan portfolios and general amounts for historical loss experience. All of these estimates may be susceptible to significant change.

While management uses the best information available to make loan loss allowance evaluations, adjustments to the allowance may be necessary based on changes in economic and other conditions or changes in accounting guidance. Historically, our estimates of the allowance for loan loss have not required significant adjustments from management’s initial estimates. In addition, the Office of Thrift Supervision, as an integral part of their examination processes, periodically review our allowance for loan losses. The Office of Thrift Supervision may require the recognition of adjustments to the allowance for loan losses based on their judgment of information available to them at the time of their examinations. To the extent that actual outcomes differ from management’s estimates, additional provisions to the allowance for loan losses may be required that would adversely impact earnings in future periods.

Changes in Financial Condition

Home Federal Savings’ total assets decreased $5.1 million or 5.1% to $95.7 million at June 30, 2004 compared to $100.8 million at June 30, 2003. This decrease was primarily due to decreases in loans receivable, net and cash and cash equivalents partially offset by an increase in securities available for sale.

Loans receivable, net decreased $9.3 million or 29.1% from $32.0 million at June 30, 2003 to $22.7 million at June 30, 2004. The decrease in loans receivable, net was due to customer preference for fixed rate loans in the recent low interest rate environment, sales of primarily all of such fixed rate loan production by Home Federal Savings and loan and repayments due to refinancing activity.

Cash and cash equivalents decreased $5.1 million or 54.2% to $4.3 million at June 30, 2004 as a result of investing excess funds in securities available for sale.

Securities available for sale increased $11.3 million or 21.3% to $64.3 million at June 30, 2004. This increase was due to the investment in such assets of loan sale proceeds, as well as excess funds from loan payments and prepayments. During the past two years, Home Federal Savings has experienced significant loan prepayments due to the heavy volume of loan refinancing. However, when interest rates were at their cyclical lows, management was reluctant to invest in long-term, fixed rate mortgage loans for portfolio and instead sold the majority of the long-term, fixed rate mortgage loan production. Instead, Home Federal Savings has attempted to strengthen its interest-rate risk position and favorably structure its balance sheet to take advantage of a rising rate environment by purchasing investment securities classified as available for sale.

Total liabilities decreased $3.3 million or 4.0% to $78.4 million at June 30, 2004 due primarily to a decrease in deposits as customers have sought alternative investments. This decrease was partially offset by an increase of $740,000 or 8.2% in FHLB advances.

Equity decreased $1.8 million or 9.6% to $17.3 million at June 30, 2004 due solely to accumulated other comprehensive losses of $1.7 million at June 30, 2004 compared to accumulated other comprehensive income of $992,000 at June 30, 2003. This change was primarily due to the change in net unrealized (loss) gain on securities available for sale due to recent increases in interest rates. The net unrealized (loss) or gain on securities available for sale is effected by interest rate fluctuations. Generally, an increase in interest rates will have an adverse impact while a decrease in interest rates will have a positive impact.

Summary of Material Changes in Financial Condition. The decrease in loans receivable, net, and, correspondingly, total assets, was primarily due to refinancing activity during the past two years. In addition, Home Federal sold a substantial amount of its fixed-rate loan production in the past two years. Rather than re-invest the proceeds from these refinancings in long-term, low yielding loans, Home Federal Savings invested a significant portion of the proceeds in marketable securities in furtherance of its interest-rate risk strategy. Although this strategy has contributed to a 29.1% decrease in loans receivable, net and a 5.1% decrease in total assets, at June 30, 2004 compared to June 30, 2003, Home Federal Savings and Loan does not believe that this decrease in loans receivable, net and total assets will be a long term trend. Instead, Home Federal Savings and Loan believes that it has positioned itself more favorably for a rising rate environment and would expect to increase loan originations for portfolio as interest rates rise. Although Home Federal Savings may attempt to diversify into consumer and commercial lending following the reorganization, Home Federal Savings anticipates that its lending business will continue to consist primarily of originating single-family mortgages funded through deposits.

Due to the decrease in loans receivable, net and the investment of excess funds in marketable securities, we did not have to rely as heavily on deposits as a funding source as we have in prior periods. As a result, management determined not to match higher deposit rates from our competitors and certain of our deposits, particularly higher rate certificates of deposit, were either withdrawn or matured and were not renewed. The decrease in deposits of $3.8 million or 4.6% between June 30, 2003 and June 30, 2004 was almost solely due to a decrease in certificates of deposit. Certificate accounts decreased $4.0 million or 7.1% between June 30, 2003 and June 30, 2004, of which $2.8 million consisted of certificate accounts with a rate of 7.0% or more. Management believes that deposits will be the primary source of funds if interest rates continue to rise and loans originated for portfolio increase.

Average Balances, Net Interest Income, and Yields Earned and Rates Paid. The following table shows for the periods indicated the total dollar amount of interest from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Tax-exempt income and yields have not been adjusted to a tax-equivalent basis. All average balances are based on monthly balances. Management does not believe that the monthly averages differ significantly from what the daily averages would be.

	Yield/ Rate at June 30, 2004	Year Ended June 30,
		2004			2003
		Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
	(Dollars in Thousands)
Interest-earning assets:
Investment securities	4.76%	$63,902	$3,094	4.84%	$46,522	$2,507	5.39%
Loans receivable	6.62	27,277	2,003	7.34	43,912	3,479	7.92
Interest-earning deposits	1.24	5,505	57	1.03	9,979	130	1.30

Total interest-earning assets	5.08	96,684	5,154	5.33	100,413	6,116	6.09

Non-interest-earning assets		1,558			1,530

Total assets		$98,242			$101,943

Interest-bearing liabilities:
Savings accounts	.50	$5,387	27.49		$4,935	32.65
NOW accounts	.23	5,557	12.22		5,265	15.29
Money market accounts	.40	4,531	18.41		4,358	25.57
Certificate accounts	3.57	53,899	1,811	3.36	60,381	2,397	3.97

Total deposits	2.85	69,374	1,868	2.69	74,939	2,469	3.30
FHLB advances	3.12	9,527	295	3.09	7,459	241	3.23

Total interest-bearing liabilities	2.89	78,901	2,163	2.74	82,398	2,710	3.29

Non-interest-bearing liabilities		679			1,112

Total liabilities		79,580			83,510
Equity(1)		18,662			18,433

Total liabilities and equity		$98,242			$101,943

Net interest-earning assets		$17,783			$18,015

Net interest income; average interest rate spread(2)			$2,991	2.59%		$3,406	2.80%

Net interest margin(3)				3.09%			3.39%

Average interest-earning assets to average interest-bearing liabilities				122.54%			121.86%

(1)	Includes retained earnings and accumulated other comprehensive income (loss).
(2)	Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.
(3)	Net interest margin is net interest income divided by net average interest-earning assets.

Rate/Volume Analysis. The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected Home Federal Savings’ interest income and interest expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

	2004 vs. 2003			2003 vs. 2002
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Rate	Volume		Rate	Volume
	(In Thousands)
Interest income:
Investment securities	$(350)	$937	$587	$(183)	$748	$565
Loans receivable, net	(159)	(1,317)	(1,476)	49	(1,274)	(1,225)
Interest-earning deposits	(15)	(58)	(73)	(114)	117	3

Total interest-earning assets	(524)	(438)	(962)	(248)	(409)	(657)

Interest expense:
Savings accounts	(8)	3	(5)	(23)	2	(21)
NOW accounts	(4)	1	(3)	(17)	2	(15)
Money market accounts	(8)	1	(7)	(33)	5	(28)
Certificate accounts	(329)	(257)	(586)	(731)	(432)	(1,163)

Total deposits	(349)	(252)	(601)	(804)	(423)	(1,227)
FHLB advances	(13)	67	54	2	220	222

Total interest-bearing liabilities	(362)	(185)	(547)	(802)	(203)	(1,005)

Increase (decrease) in net interest income	$(162)	$(253)	$(415)	$554	$(206)	$348

Comparison of Operating Results for the Years Ended June 30, 2004 and 2003

General. Net income amounted to $821,000 for the year ended June 30, 2004, a decrease of $189,000 or 18.7% compared to net income of $1.0 million for the year ended June 30, 2003. This decrease was due to a decrease in net interest income, partially offset by a decrease in non-interest expense. In addition, Home Federal Savings recaptured $474,000 of the allowance into income in fiscal 2003 compared to no provision or recapture in fiscal 2004.

Net Interest Income. Net interest income amounted to $3.0 million for fiscal 2004 compared to $3.4 million for fiscal 2003. The $415,000 or 12.2% decrease was due to a decrease in total interest income which was partially offset by a decrease in total interest expense.

The average interest rate spread declined from 2.80% for fiscal 2003 to 2.59% for fiscal 2004 while net interest-earning assets decreased from $18.0 million to $17.8 million during the same periods. These decreases were only partially offset by an increase in average interest-earning assets to average interest-bearing liabilities of 122.54% for fiscal 2004 compared to 121.86% for fiscal 2003. The decrease in the interest rate spread reflects the low interest rate environment and management’s decision to temporarily invest in lower rate securities available for sale rather than long-term, fixed rate residential mortgage loans. Net interest margin amounted to 3.09% and 3.39% for fiscal 2004 and 2003, respectively.

Interest income decreased $962,000 or 15.7% to $5.2 million for fiscal 2004 compared to fiscal 2003. Such decrease was primarily due to a decrease in the average yield on investment securities and loans and a decrease in the average balance of loans. These decreases were partially offset by an increase in the average balance of investment securities. The decrease in the average yield on investment securities and loans from 5.39% and 7.92%, respectively, in fiscal 2003 to 4.84% and 7.34%, respectively, in fiscal 2004 reflects the low interest rate environment and, with respect to loans, the significant refinancing activity as higher yielding loans were refinanced at lower rates. The decrease in the average balance of loans and the corresponding increase in the average balance of investment securities was due to the payment and prepayment of loans, largely as a result of refinancing and loan sales, and the investment of such funds in investment securities classified as available for sale.

Interest expense decreased $547,000 or 20.2% to $2.2 million for fiscal 2004 compared to fiscal 2003 primarily as a result of a decrease in the average rate and average balance of certificate accounts due to the low interest rate environment which caused customers to seek alternative investment vehicles.

Provision for Loan Losses. The allowance for loan losses is established through a provision for loan losses charged to earnings as losses are estimated to have occurred in our loan portfolio. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of the underlying collateral and prevailing economic conditions. The evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information or events, it is probable that Home Federal Savings will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. When a loan is impaired, the measurement of such impairment is based upon the fair value of the collateral of the loan. If the fair value of the collateral is less than the recorded investment in the loan, Home Federal Savings will recognize the impairment by creating a valuation allowance with a corresponding charge against earnings.

An allowance is also established for uncollectible interest on loans classified as substandard. Substandard loans are those loans which are in excess of ninety days delinquent. The allowance is established by a charge to interest income equal to all interest previously accrued and income is subsequently recognized only to the extent that cash payments are received. When, in management’s judgment, the borrower’s ability to make interest and principal payments is back to normal, the loan is returned to accrual status.

No provision was made to the allowance in fiscal 2004 because the allowance was maintained at a level believed, to the best of management’s knowledge, to cover all known and inherent losses in the loan portfolio, both probable and reasonable.

Based on the decline in the loan portfolio as well as the historically low loan charge-off rate, management determined that the allowance for loan losses needed to be decreased for the year ended June 30, 2003 in order to reflect their estimation of the loss inherent in the loan portfolio. Net loans (excluding loans held for sale) decreased from $53.1 million at June 30, 2002 to $32.0 million at June 30, 2003, a decrease of $21.1 million or 39.8%. In addition, Home Federal Savings did not experience any loan charge-offs in fiscal 2003. As a result, Home Federal Savings recaptured $474,000 of the allowance into income to reduce the allowance for loan losses to a level which management deemed appropriate for the loan portfolio.

Non-Interest Income. Non-interest income amounted to $321,000 for the year ended June 30, 2004, an increase of $105,000 or 48.7% compared to non-interest income of $216,000 for the year ended June 30, 2003. Such increase was due to a $172,000 increase in gain on sale of securities, partially offset by a $56,000 decrease in gain on sale of loans. The increase in gain on sale of securities was due primarily to increased sales activity. The decrease in gain on sale of loans was due to decreased originations of long-term, fixed rate residential loans.

Non-Interest Expense. Non-interest expense decreased $516,000 or 19.9% due primarily to a $473,000 decrease in defined benefit plan withdrawal funding. During the fiscal year ended June 30, 2003, management elected to cease further participation and contribution to Home Federal Savings’ defined benefit retirement plan. The unfunded benefit obligation as of the date of the withdrawal from the plan amounted to $473,000. Management elected to fund this obligation. As a result, Home Federal Savings recognized the payment to fund the benefit obligation as a charge to earnings for the fiscal year ended June 30, 2003.

Provision For Income Tax Expense. The provision for income taxes amounted to $412,000 and $490,000 for the fiscal years ended June 30, 2004 and 2003, respectively. Home Federal Savings’ effective tax rates were 33.4% and 32.7% for fiscal 2004 and 2003, respectively.

Exposure to Changes in Interest Rates

Home Federal Savings and Loan’s ability to maintain net interest income depends upon its ability to earn a higher yield on assets than the rates it pays on deposits and borrowings. Home Federal Savings and Loan’s interest-earning assets consist primarily of long-term residential mortgage loans which have fixed rates of interest. Consequently, Home Federal Savings and Loan’s ability to maintain a positive spread between the interest earned on assets and the interest paid on deposits and borrowings can be adversely affected when market rates of interest rise. Although long-term, fixed-rate mortgage loans make up a significant portion of its interest-earning assets at June 30, 2004, Home Federal Savings has sold a substantial amount of its loans and maintained a significant portfolio of securities available-for-sale during the past few years in order to position Home Federal Savings for a rising rate environment. At June 30, 2004 and 2003, securities available-for-sale amounted to $64.3 million and $53.0 million, respectively, or 67.2% and 52.6%, respectively, of total assets at such dates. Although this asset/liability management strategy has adversely impacted short-term net income, it provides Home Federal Savings with greater flexibility to reinvest such assets in higher-yielding single-family, consumer and commercial business loans in a rising interest rate environment.

Quantitative Analysis. The Office of Thrift Supervision provides a quarterly report on the potential impact of interest rate changes upon the market value of portfolio equity. Management reviews the quarterly reports from the Office of Thrift Supervision which show the impact of changing interest rates on net portfolio value. Net portfolio value is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts.

Net Portfolio Value. Our interest rate sensitivity is monitored by management through the use of a model which internally generates estimates of the change in our net portfolio value (“NPV”) over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The following table sets forth our NPV as of June 30, 2004.

Change in Interest Rates In Basis Points (Rate Shock)	Net Portfolio Value			NPV as % of Portfolio Value of Assets
	Amount	$ Change	% Change	NPV Ratio	Change
	(Dollars in Thousands)
300	$10,919	$(8,997)	(45.17)%	12.60%	(7.65)%
200	13,723	(6,193)	(31.10)	15.19	(5.06)
100	16,704	(3,212)	(16.13)	17.73	(2.52)
Static	19,916	—	—	20.25	—
(100)	23,185	3,269	16.41	22.59	2.34

Qualitative Analysis. Our ability to maintain a positive “spread” between the interest earned on assets and the interest paid on deposits and borrowings is affected by changes in interest rates. Home Federal Savings and Loan’s fixed-rate loans generally are profitable if interest rates are stable or declining since these loans have yields that exceed its cost of funds. If interest rates increase, however, Home Federal Savings and Loan would have to pay more on its deposits and new borrowings, which would adversely affect its interest rate spread. In order to counter the potential effects of dramatic increases in market rates of interest, Home Federal Savings and Loan has underwritten its mortgage loans to allow for their sale in the secondary market. Total loan originations amounted to $6.8 million and $15.5 million for fiscal 2004 and 2003, respectively, while loans sold amounted to $6.4 million and $12.5 million during the same respective periods. More importantly, Home Federal has invested excess funds from loan payments and prepayments and loan sales in investment securities classified as available for sale. As a result, Home Federal Savings is not as susceptible to rising interest rates as it would be if its interest-earning assets were primarily comprised of long-term fixed rate mortgage loans. With respect to its floating or adjustable rate loans, Home Federal Savings writes interest rate floors and caps into such loan documents. Interest rate floors limit Home Federal Savings’ interest rate risk by limiting potential decreases in the interest yield on an adjustable rate loan to a certain level. As a result, Home Federal Savings receives a minimum yield even if rates decline farther and the interest rate on the particular loan would otherwise adjust to a lower amount. Conversely, interest rate ceilings limit the amount by which the yield on an adjustable rate loan may increase to no more than six percentage points over the rate at the time of origination. Finally, Home Federal Savings intends to place a greater emphasis on shorter-term consumer loans and commercial business loans.

Liquidity and Capital Resources

Home Federal Savings and Loan maintains levels of liquid assets deemed adequate by management. Its liquidity ratio averaged 92.7% for the quarter ended June 30, 2004. Home Federal Savings and Loan adjusts its liquidity levels to fund deposit outflows, repay its borrowings and to fund loan commitments. Home Federal Savings and Loan also adjusts liquidity as appropriate to meet asset and liability management objectives.

Home Federal Savings and Loan’s primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and other short-term investments, loan sales and earnings and funds provided from operations. While scheduled principal repayments on loans and mortgage-backed securities are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. Home Federal Savings and Loan sets the interest rates on its deposits to maintain a desired level of total deposits. In addition, Home Federal Savings and Loan invests excess funds in short-term interest-earning accounts and other assets, which provide liquidity to meet lending requirements. Home Federal Savings and Loan’s deposit accounts with the Federal Home Loan Bank of Dallas amounted to $370,000 and $4.0 million at June 30, 2004 and 2003, respectively.

A significant portion of Home Federal Savings and Loan’s liquidity consists of securities classified as available for sale and cash and cash equivalents. Home Federal Savings and Loan’s primary sources of cash are net income, principal repayments on loans and mortgage-backed securities and increases in deposit accounts. If Home Federal Savings and Loan requires funds beyond its ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of Dallas which provide an additional source of funds. At June 30, 2004, Home Federal Savings and Loan had $9.7 million in advances from the Federal Home Loan Bank of Dallas and had $8.0 million in additional borrowing capacity.

At June 30, 2004, Home Federal Savings and Loan had outstanding loan commitments of $843,000 to originate loans. At June 30, 2004, certificates of deposit scheduled to mature in less than one year, totaled $28.7 million. Based on prior experience, management believes that a significant portion of such deposits will remain with us, although there can be no assurance that this will be the case. In addition, the cost of such deposits could be significantly higher upon renewal, in a rising interest rate environment. Home Federal Savings and Loan intends to utilize its high levels of liquidity to fund its lending activities. If additional funds are required to fund lending activities, Home Federal Savings and Loan intends to sell its securities classified as available for sale as needed.

Home Federal Savings and Loan is required to maintain regulatory capital sufficient to meet tangible, core and risk-based capital ratios of at least 1.5%, 3.0% and 8.0%, respectively. At June 30, 2004, Home Federal Savings and Loan exceeded each of its capital requirements with ratios of 19.45%, 19.45% and 71.21%, respectively.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, as defined by Securities and Exchange Commission rules, and have not had any such arrangements during the two years ended June 30, 2004. See Notes J and N to the Notes to Consolidated Financial Statements contained herein.

Impact of Inflation and Changing Prices

The consolidated financial statements and related financial data presented herein regarding Home Federal Savings and Loan have been prepared in accordance with accounting principles generally accepted in the United States of America which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of Home Federal Savings and Loan’s assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on Home Federal Savings and Loan’s performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

Recent Accounting Standards

In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation (“FIN”) No. 46, Consolidation of Variable Interest Entities. The Interpretation clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The FASB has published a revision to FIN No. 46 (FIN No. 46R) to clarify some of the provisions of FIN No. 46 and to exempt certain entities from its requirements. We are not a party to any variable interest entities covered by the interpretation.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies accounting for derivative instruments and hedging activities under Statement 133. In addition, this statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative and when a derivative contains a financing component that warrants special reporting in the statement of cash flows. This statement is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a significant effect on our financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement requires that certain financial instruments, which previously could be designated as equity, now be classified as liabilities on the balance sheet. Certain effective dates of SFAS No. 150 were deferred by the provisions of FASB Staff Position No. 150-3, Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests Under FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. Currently, we have no financial instruments entered into or modified that require application of this statement.

HOME FEDERAL MUTUAL HOLDING COMPANY OF LOUISIANA

Home Federal Mutual will be formed as a federal mutual holding company and will at all times own a majority of the outstanding shares of Home Federal Bancorp’s common stock. Persons who had membership rights in Home Federal Savings and Loan as of the date of the reorganization will continue to have membership rights, however, these membership rights will be in Home Federal Mutual.

Home Federal Mutual’s principal assets will be the common stock of Home Federal Bancorp it receives in the reorganization and $100,000 cash in initial capitalization which will be paid in by Home Federal Savings and Loan. Presently, it is expected that the only business activity of Home Federal Mutual will be to own a majority of Home Federal Bancorp’s common stock. Home Federal Mutual will be authorized, however, to engage in any other business activities that are permissible for mutual holding companies under federal law, including investing in loans and securities.

Home Federal Mutual will neither own nor lease any property, but will instead use the premises, equipment and furniture of Home Federal Savings and Loan. It is anticipated that Home Federal Mutual will employ only persons who are officers of Home Federal Savings and Loan to serve as officers of Home Federal Mutual. Those persons will not be separately compensated by Home Federal Mutual.

HOME FEDERAL BANCORP, INC. OF LOUISIANA

Home Federal Bancorp will be formed as a federal corporation and will own 100% of Home Federal Savings and Loan’s common stock. We have not engaged in any business to date. We will retain up to 50% of the net proceeds from the offering. We will use our initial capital as discussed in “How Our Net Proceeds Will Be Used.” Our cash flow will depend upon earnings from the investment of the portion of net proceeds we retain and any dividends we receive from Home Federal Savings and Loan.

Immediately after the reorganization, it is expected that our only business activities will be to hold all of the outstanding common stock of Home Federal Savings and Loan. We will be authorized to pursue other business activities permitted by applicable laws and regulations for savings and loan holding companies, which may include the issuance of additional shares of common stock to raise capital or to support mergers or acquisitions and borrowing funds for reinvestment in Home Federal Savings and Loan. There are no plans for any additional capital issuance, merger or acquisition or other diversification of the activities of Home Federal Bancorp at the present time.

Initially, Home Federal Bancorp will neither own nor lease any property, but will instead use the premises, equipment and furniture of Home Federal Savings and Loan. At the present time, we intend to employ only persons who are officers of Home Federal Savings and Loan to serve as officers of Home Federal Bancorp. We also may use the support staff of Home Federal Savings and Loan from time to time. These persons will not be separately compensated by Home Federal Bancorp. We will hire additional employees, as appropriate, to the extent we expand our business in the future.

BUSINESS OF HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

Home Federal Savings and Loan Association is a federally-chartered savings and loan association located in Shreveport, Louisiana, which is the parish seat of Caddo Parish. Home Federal Savings and Loan’s business consists primarily of attracting deposits from the general public and using those funds to invest in securities and originate single-family and consumer loans.

Home Federal Savings and Loan’s Lending Activities

General. At June 30, 2004, the net loan portfolio of Home Federal Savings and Loan amounted to $22.7 million, representing approximately 23.7% of its total assets at that date. The principal lending activity of Home Federal Savings and Loan is the origination of one- to four-family residential loans. At June 30, 2004, one- to four-family residential loans amounted to $20.9 million, or 90.8% of its total loan portfolio. As part of Home Federal Savings and Loan’s desire to diversify its loan portfolio, Home Federal Savings and Loan also offers consumer loans, which amounted to 8.8% of the total loan portfolio at June 30, 2004.

The types of loans that Home Federal Savings and Loan may originate are subject to federal and state laws and regulations. Interest rates charged on loans are affected principally by the demand for such loans and the supply of money available for lending purposes and the rates offered by its competitors. These factors are, in turn, affected by general and economic conditions, the monetary policy of the federal government, including the Federal Reserve Board, legislative and tax policies, and governmental budgetary matters.

A savings institution generally may not make loans to one borrower and related entities in an amount which exceeds the greater of (i) 15% of its unimpaired capital and surplus, although loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower if the loans are fully secured by readily marketable securities, and (ii) $500,000. At June 30, 2004, Home Federal Savings and Loan’s regulatory limit on loans-to-one borrower was $2.8 million and its five largest loans or groups of loans-to-one borrower, including related entities, aggregated $200,000, $188,000, $183,000, $175,000 and $174,000. Each of Home Federal Savings

and Loan’s five largest loans or groups of loans was performing in accordance with its terms at June 30, 2004.

Loans to or guaranteed by general obligations of a state or political subdivision are not subject to the foregoing lending limits. As of October 15, 2004, Home Federal Savings had loan commitments of $950,000 and $2.4 million to two separate limited partnerships with the same general partner established by the Housing Authority of Bossier City, Louisiana. The loans will be secured by a first mortgage lien on real estate and low to moderate income rental units in Bossier City, Louisiana as well as a conditional assignment of rents. The commitment letters include a condition that the Housing Authority of Bossier City, Louisiana execute takeout agreements with respect to Home Federal’s position in the event of default. In addition, among other conditions, the $950,000 commitment letter requires a written appraisal establishing the value of the rental property at completion of not less than $3.0 million and the $2.4 million commitment letter requires a written appraisal establishing the value of the rental property at completion of not less than $5.3 million.

Loan Portfolio Composition. The following table shows the composition of our loan portfolio by type of loan at the dates indicated.

	June 30,
	2004		2003
	Amount	%	Amount	%
	(Dollars in Thousands)
Real estate loans:
One- to four-family residential	$20,903	90.82%	$30,341	93.62%
Other mortgage	101.44		116.36

Total real estate loans	21,004	91.26	30,457	93.98

Consumer loans:
Home equity loans and second mortgage loans	1,077	4.69	1,046	3.23
Savings account	590	2.56	714	2.20
Equity lines of credit	343	1.49	187.58
Other	1	—	5.01

Total consumer loans	2,011	8.74	1,952	6.02

Total loans	23,015	100.00%	32,409	100.00%

Less:
Allowance for loan losses	235		235
Deferred loan fees	101		183

Net loans(1)	$22,679		$31,991

(1)	Does not include loans held for sale amounting to $108,000 at June 30, 2004 and $1.2 million at June 30, 2003.

Origination of Loans. The lending activities of Home Federal Savings and Loan are subject to the written underwriting standards and loan origination procedures established by the board of directors and management. Loan originations are obtained through a variety of sources, primarily consisting of referrals from real estate brokers and existing customers. Written loan applications are taken by one of Home Federal Savings and Loan’s loan officers. The loan officer also supervises the procurement of credit reports, appraisals and other documentation involved with a loan. As a matter of practice, Home Federal Savings and Loan obtains independent outside appraisals on substantially all of its loans. Under the lending policy of Home Federal Savings and Loan, a title opinion must be obtained for each real estate loan. Home Federal Savings also requires fire and extended coverage casualty insurance in order to protect the properties securing its real estate loans. Borrowers must also obtain flood insurance policies when the property is in a flood hazard area.

Home Federal Savings and Loan’s loan approval process is intended to assess the borrower’s ability to repay the loan, the viability of the loan and the value of the property that will secure the loan. Loans up to $333,700 must be approved by Home Federal Savings and Loan Association’s loan committee which currently consists of the Chief Executive Officer, the Chief Financial Officer and the Vice President of Lending. Loans in excess of $333,700 must be approved by Home Federal Savings and Loan’s board of directors. All loans are ratified by the board of directors.

Home Federal Savings and Loan also purchases loans from a builder of pre-fabricated housing. The loans are generally secured by rural properties and the seller continues to perform the servicing functions on the loan. Although the loans are originated with fixed-rates, Home Federal Savings and Loan receives an adjustable-rate of interest with a floor rate of 6% and a ceiling of 8.75%. Under the terms of the agreement, the seller repurchases any loan that becomes more than 90 days delinquent. At June 30, 2004, Home Federal Savings and Loan had approximately $8.0 million of such loans in its portfolio.

The following table shows total loans originated, sold and repaid during the periods indicated.

	Year Ended June 30,
	2004	2003
	(In Thousands)
Loan originations:
One- to four-family residential	$5,759	$13,912
Other mortgage	—	—
Consumer	993	1,597

Total loan originations	6,752	15,509

Loans purchased	1,044	1,056

Total loan originations and loans purchased	7,796	16,565

Loans sold	(6,335)	(12,513)
Loan principal repayments	(11,977)	(24,871)

Total loans sold and principal repayments	(18,312)	(37,384)
Decrease due to other items, net (1)	1,202	(326)

Net decrease in loan portfolio	$(9,312)	$(21,145)

(1)	Other items consist of deferred loan fees, the allowance for loan losses and loans held for sale at year end.

Although federal laws and regulations permit savings institutions to originate and purchase loans secured by real estate located throughout the United States, Home Federal Savings and Loan concentrates its lending activity to its primary market area in Caddo Parish, Louisiana and the surrounding area. Subject to its loans-to-one borrower limitation, Home Federal Savings and Loan is permitted to invest without limitation in residential mortgage loans and up to 400% of its capital in loans secured by non-residential or commercial real estate. Home Federal Savings and Loan also may invest in secured and unsecured consumer loans in an amount not exceeding 35% of total assets. This 35% limitation may be exceeded for certain types of consumer loans, such as home equity and property improvement loans secured by residential real property. In addition, Home Federal Savings and Loan may invest up to 10% of its total assets in secured and unsecured loans for commercial, corporate, business or agricultural purposes. At June 30, 2004, Home Federal Savings and Loan was within each of the above lending limits.

During fiscal 2004 and 2003, Home Federal sold $6.3 million and $12.5 million of loans, respectively. Home Federal recognized gain on sale of loans of $62,000 during fiscal 2004 and $117,000 during fiscal 2003. Loans were sold during this period primarily to another financial institution. Such loans were sold against forward sales commitments with servicing released and without recourse after a certain amount of time, typically 90 days. The loans sold primarily consisted of long-term, fixed rate residential real estate loans. These loans were originated during a period of historically low interest rates and were sold to reduce Home Federal’s interest rate risk. Management will continue to sell loans in the future to the extent it believes the interest rate environment is unfavorable and interest rate risk is unacceptable.

Contractual Terms to Final Maturities. The following table shows the scheduled contractual maturities of our loans as of June 30, 2004, before giving effect to net items. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. The amounts shown below do not take into account loan prepayments.

	One- to Four- Family Residential	Other Mortgage	Consumer	Total
	(In Thousands)
Amounts due after June 30, 2004 in:
One year or less	$68	$—	$602	$670
After one year through two years	256	—	148	404
After two years through three years	192	14	5	211
After three years through five years	986	—	320	1,306
After five years through ten years	2,650	87	613	3,350
After ten years through fifteen years	4,665	—	323	4,988
After fifteen years	12,086	—	—	12,086

Total	$20,903	$101	$2,011	$23,015

The following table sets forth the dollar amount of all loans, before net items, due after June 30, 2004 which have fixed interest rates or which have floating or adjustable interest rates.

	Fixed-Rate	Floating or Adjustable-Rate	Total
	(In Thousands)
One- to four-family residential	$12,939	$7,964	$20,903
Other mortgage	101	—	101
Consumer	1,979	32	2,011

Total	$15,019	$7,996	$23,015

Scheduled contractual maturities of loans do not necessarily reflect the actual expected term of the loan portfolio. The average life of mortgage loans is substantially less than their average contractual terms because of prepayments. The average life of mortgage loans tends to increase when current mortgage loan rates are higher than rates on existing mortgage loans and, conversely, decrease when rates on current mortgage loans are lower than existing mortgage loan rates (due to refinancing of adjustable-rate and fixed-rate loans at lower rates). Under the latter circumstance, the weighted average yield on loans decreases as higher yielding loans are repaid or refinanced at lower rates.

One- to Four-Family Residential Real Estate Loans. The primary lending activity of Home Federal Savings and Loan is the origination of loans secured by single-family residences. At June 30, 2004, $20.9 million, or 90.8%, of its total loan portfolio, before net items, consisted of one- to four-family residential loans.

The loan-to-value ratio, maturity and other provisions of the loans made by Home Federal Savings and Loan generally have reflected the policy of making less than the maximum loan permissible under applicable regulations, in accordance with sound lending practices, market conditions and underwriting standards established by Home Federal Savings and Loan. Home Federal Savings and Loan’s current lending policy on one- to four-family residential loans generally limits the maximum loan-to-value ratio to 80% or less of the appraised value of the property although Home Federal Savings will lend up to a 95% loan-to-value ratio with private mortgage insurance. These loans are amortized on a monthly basis with principal and interest due each month and generally include “due-on-sale” clauses.

At June 30, 2004, $12.9 million, or 61.9%, of Home Federal Savings and Loan’s one- to four-family residential mortgage loans were fixed-rate loans. Fixed-rate loans generally have maturities ranging from 15 to 30 years and are fully amortizing with monthly loan payments sufficient to repay the total amount of the loan with interest by the end of the loan term. Home Federal Savings and Loan’s fixed-rate loans generally are originated under terms, conditions and documentation which permit them to be sold to U.S. Government-sponsored agencies, such as the Federal Home Loan Mortgage Corporation, and other investors in the secondary mortgage market. Consistent with its asset/liability management, Home Federal Savings has sold a significant portion of its long-term, fixed rate loans over the past two years.

Although Home Federal Savings offers adjustable rate loans, substantially all of its single-family loan originations over the last few years have consisted of fixed-rate loans due to the low interest rate environment. The adjustable-rate loans held in portfolio typically have interest rates which adjust on an annual basis. These loans generally have an annual cap of 2% on any increase or decrease and a cap of 6% above or below the initial rate over the life of the loan. Such loans are underwritten based on the initial rate plus 2%.

Consumer Loans. Home Federal Savings and Loan is authorized to make loans for a wide variety of personal or consumer purposes. Home Federal Savings and Loan originates consumer loans in order to accommodate its customers and because such loans generally have shorter terms and higher interest rates than residential mortgage loans. The consumer loans offered by Home Federal Savings and Loan consist of home equity and second mortgage loans, loans secured by deposit accounts with Home Federal Savings and Loan, equity lines of credit and automobile loans. As part of its lending strategy, Home Federal Savings and Loan has begun to place a greater emphasis on the origination of consumer loans. However, Home Federal Savings and Loan does not intend to materially expand its product offerings and instead intends to focus on increasing the volume of its current products, primarily home equity and second mortgage loans. At June 30, 2004, $2.0 million, or 8.7% of Home Federal Savings and Loan’s total loan portfolio consisted of consumer loans compared to $2.0 million, or 6.0% of its loan portfolio at June 30, 2003.

Of the $2.0 million of consumer loans held by Home Federal Savings and Loan at June 30, 2004, $1.1 million consisted of second mortgage loans. These loans are secured by the underlying equity in the borrower’s residence. Home Federal Savings and Loan does not require that it hold the first mortgage on the properties that secure its second mortgage loans. The amount of Home Federal Savings and Loan’s second mortgage loans generally cannot exceed a loan-to-value ratio of 80% after taking into consideration the first mortgage loan. These loans are typically three-to-five year balloon loans with fixed rates and contain an on-demand clause that allows Home Federal Savings and Loan to call the loan in at any time.

Home Federal Savings and Loan offers loans secured by deposit accounts in Home Federal Savings and Loan, which loans amounted to $590,000, or 2.6% of Home Federal Savings and Loan’s total loan portfolio at June 30, 2004. Such loans are originated for up to 90% of the account balance, with a hold placed on the account restricting the withdrawal of the account balance. The interest rate on the loan is equal to the interest rate paid on the account plus 2%. These loans typically are payable on demand with a maturity date of one year.

Home Federal Savings also offers lines of credit secured by a borrower’s equity in real estate.

Consumer loans generally have shorter terms and higher interest rates than residential mortgage loans, but generally entail greater credit risk than residential mortgage loans, particularly those loans secured by assets that depreciate rapidly, such as automobiles, boats and recreational vehicles. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In particular, amounts realizable on the sale of repossessed automobiles may be significantly reduced based upon the condition of the automobiles and the fluctuating demand for used automobiles.

Loan Origination and Other Fees. In addition to interest earned on loans, Home Federal Savings and Loan generally receives loan origination fees or “points” for originating loans. Loan points are a percentage of the principal amount of the mortgage loan and are charged to the borrower in connection with the origination of the loan.

Asset Quality

General. Home Federal Savings and Loan’s collection procedures provide that when a loan is 15 days past due, a late charge notice is sent to the borrower requesting payment. If the delinquency continues at 30 days, personal contact efforts are attempted, either in person or by telephone. If a loan becomes 60 days past due and no progress has been made in resolving the delinquency, a collection letter from legal counsel is sent and personal contact is attempted. When a loan continues in a delinquent status for 90 days or more, and a repayment schedule has not been made or kept by the borrower, generally a notice of intent to foreclose is sent to the borrower. If the delinquency is not cured, foreclosure proceedings are initiated. In most cases, deficiencies are cured promptly. While Home Federal Savings and Loan generally prefers to work with borrowers to resolve such problems, Home Federal Savings and Loan will institute foreclosure or other collection proceedings when necessary to minimize any potential loss.

Loans are placed on non-accrual status when management believes the probability of collection of interest is doubtful. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income. Home Federal Savings and Loan generally discontinues the accrual of interest income when the loan becomes 90 days past due as to principal or interest unless the credit is well secured and Home Federal Savings and Loan believes it will fully collect.

Real estate and other assets acquired by Home Federal Savings and Loan as a result of foreclosure or by deed-in-lieu of foreclosure are classified as real estate owned until sold. Home Federal Savings and Loan did not have any real estate owned at June 30, 2004 or 2003.

Delinquent Loans. The following table shows the delinquencies in our loan portfolio as of the dates indicated.

	June 30, 2004
	30-89 Days Overdue		90 or More Days Overdue
	Number of Loans	Principal Balance	Number of Loans	Principal Balance
	(Dollars in Thousands)
One- to four-family residential loans	3	$135	—	$—
Other mortgage loans	—	—	—	—
Consumer loans	—	—	2	2

Total delinquent loans	3	$135	2	$2

Delinquent loans to total net loans		.60%		—%
Delinquent loans to total loans		.59%		—%

Non-Performing Assets. The following table shows the amounts of our non-performing assets (defined as non-accruing loans, accruing loans 90 days or more past due and real estate owned) at the dates indicated. Home Federal Savings and Loan did not have troubled debt restructurings at either of the dates indicated.

	June 30,
	2004	2003
	(Dollars in Thousands)
Non-accruing loans:
One- to four-family residential	$—	$—
Other mortgage	—	—
Consumer	—	—

Total non-accruing loans	$—	$—

Accruing loans 90 days or more past due:
One- to four-family residential	$—	$70
Other mortgage	2	—
Consumer	—	—

Total accruing loans 90 days or more past due	2	70

Total non-performing loans(1)	2	70

Real estate owned, net	—	—

Total non-performing assets	$2	$70

Total non-performing loans as a percent of loans, net	—%	.22%
Total non-performing assets as a percent of total assets	—%	.07%

(1)	Non-performing loans consist of non-accruing loans plus accruing loans 90 days or more past due.

Classified Assets. Federal regulations require that each insured savings institution classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: “substandard,”Adoubtful” and “loss.” Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a higher possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Another category designated “special mention” also must be established and maintained for assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. Assets classified as substandard or doubtful require the institution to establish general allowances for loan losses. If an asset or portion thereof is classified as loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge-off such amount. General loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution’s regulatory capital, while specific valuation allowances for loan losses do not qualify as regulatory capital. Federal examiners may disagree with an insured institution’s classifications and amounts reserved.

Home Federal Savings and Loan did not have any classified assets at June 30, 2004.

Allowance for Loan Losses. At June 30, 2004, Home Federal Savings and Loan’s allowance for loan losses amounted to $235,000. The allowance for loan losses is maintained at a level believed, to the best of management’s knowledge, to cover all known and inherent losses in the portfolio both probable and reasonable to estimate at each reporting date. The level of allowance for loan losses is based on management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing conditions. Home Federal Savings and Loan is primarily engaged in originating single-family residential loans. The management of Home Federal Savings and Loan considers the deficiencies of all classified loans in determining the amount of allowance for loan losses required at each reporting date. Management analyzes the probability of the correction of the substandard loans’ weaknesses and the extent of any known or inherent losses that Home Federal Savings and Loan might sustain on them.

While management believes that it determines the size of the allowance based on the best information available at the time, the allowance will need to be adjusted as circumstances change and assumptions are updated. Future adjustments to the allowance could significantly affect net income.

The following table shows changes in our allowance for loan losses during the periods presented. Home Federal Savings and Loan Association did not have any charge-offs or recoveries during fiscal 2004 or 2003.

	At or For the Year Ended June 30,
	2004	2003
	(Dollars in Thousands)
Total loans outstanding at end of period	$23,122	$34,447
Average loans outstanding	27,277	43,912
Allowance for loan losses, beginning of period	235	709
Provision (recovery) for loan losses	—	(474)
Allowance for loan losses, end of period	235	235
Allowance for loan losses as a percent of non-performing loans	11,750.00%	335.71%
Allowance for loan losses as a percent of loans outstanding	1.02%	0.68%

The following table shows how our allowance for loan losses is allocated by type of loan at each of the dates indicated.

	June 30,
	2004		2003
	Amount of Allowance	Loan Category as a % of Total Loans	Amount of Allowance	Loan Category as a % of Total Loans
	(Dollars in Thousands)
One- to four-family residential	$235	90.78%	$235	93.58%
Other mortgage	—	.44	—	.36
Consumer	—	8.78	—	6.06

Total	$235	100.00%	$235	100.00%

Investment Securities

Home Federal Savings and Loan has authority to invest in various types of securities, including mortgage-backed securities, U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, certificates of deposit at federally insured banks and savings institutions, certain bankers’ acceptances and federal funds. Home Federal Savings and Loan’s investment strategy is established by the board of directors.

The following table sets forth certain information relating to our investment securities portfolio at the dates indicated.

	June 30,
	2004		2003
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In Thousands)
Securities Held to Maturity:
Corporate securities	$15	$15	$15	$15
FHLB stock	903	903	903	903
Municipal obligations	270	271	815	831
Mortgage-backed securities	1,327	1,394	2,335	2,473

Total Securities Held to Maturity	2,515	2,583	4,068	4,222

Securities Available for Sale:
U.S. government and agency obligations	—	—	70	78
Corporate securities	2,037	2,016	751	750
Mortgage-backed securities	64,745	62,238	50,635	52,131

Total Securities Available for Sale	66,782	64,254	51,456	52,959

Total Investment Securities	$69,297	$66,837	$55,524	$57,181

The following table sets forth the amount of investment securities which contractually mature during each of the periods indicated and the weighted average yields for each range of maturities at June 30, 2004. No tax-exempt yields have been adjusted to a tax-equivalent basis. The amounts reflect the fair value of Home Federal Savings and Loan’s securities at June 30, 2004.

	Amounts at June 30, 2004 Which Mature In
	One Year or Less	Weighted Average Yield	Over One Year Through Five Years	Weighted Average Yield	Over Five Through Ten Years	Weighted Average Yield	Over Ten Years	Weighted Average Yield
	(Dollars in Thousands)
Bonds and other debt securities:
Municipal obligations	$—	—%	$271	7.00%	$—	—%	$—	—%
Mortgage-backed securities	—	—	47	7.22	259	6.08	63,326	5.38
Equity securities(1):
ARM Fund	—	—	—	—	—	—	2,016	2.21
Intrieve stock	—	—	—	—	—	—	15	0.00
FHLB stock	—	—	—	—	—	—	903	1.76

Total investment securities and Intrieve and FHLB stock	$—	—%	$318	7.03%	$259	6.08%	$66,260	5.23%

(1)	None of the listed equity securities has a stated maturity.

Mortgage-backed securities represent a participation interest in a pool of one- to four-family or multi-family mortgages. The mortgage originators use intermediaries (generally U.S. Government agencies and government-sponsored enterprises) to pool and repackage the participation interests in the form of securities, with investors receiving the principal and interest payments on the mortgages. Such U.S. Government agencies and government-sponsored enterprises guarantee the payment of principal and interest to investors.

Mortgage-backed securities are typically issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security approximates the life of the underlying mortgages.

The mortgage-backed securities of Home Federal Savings and Loan consist of Ginnie Mae securities, Freddie Mac securities and Fannie Mae securities. Ginnie Mae is a government agency within the Department of Housing and Urban Development which is intended to help finance government-assisted housing programs. Ginnie Mae securities are backed by loans insured by the Federal Housing Administration, or guaranteed by the Veterans Administration. The timely payment of principal and interest on Ginnie Mae securities is guaranteed by Ginnie Mae and backed by the full faith and credit of the U.S. Government. Freddie Mac is a private corporation chartered by the U.S. Government. Freddie Mac issues participation certificates backed principally by conventional mortgage loans. Freddie Mac guarantees the timely payment of interest and the ultimate return of principal on participation certificates. Fannie Mae is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for mortgage loans. Fannie Mae guarantees the timely payment of principal and interest on Fannie Mae securities. Freddie Mac and Fannie Mae securities are not backed by the full faith and credit of the U.S. Government, but because Freddie Mac and Fannie Mae are U.S. Government-sponsored enterprises, these securities are considered to be among the highest quality investments with minimal credit risks.

Mortgage-backed securities generally yield less than the loans which underlie such securities because of their payment guarantees or credit enhancements which offer nominal credit risk. In addition, mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of Home Federal Savings and Loan.

The following table sets forth the composition of our mortgage-backed securities portfolio at each of the dates indicated. The amounts reflect the fair value of the Home Federal Savings and Loan’s mortgage-backed securities at June 30, 2004 and 2003.

	June 30,
	2004	2003
	(In Thousands)
Fixed rate:
GNMA	$851	$1,530
FHLMC	7,322	4,096
FNMA	50,376	41,731

Total fixed rate	58,549	47,357

Adjustable rate:
GNMA	1,246	2,133
FNMA	2,567	3,334
FHLMC	1,270	1,780

Total adjustable-rate	5,083	7,247

Total mortgage-backed securities	$63,632	$54,604

Information regarding the contractual maturities and weighted average yield of our mortgage-backed securities portfolio at June 30, 2004 is presented below. Due to repayments of the underlying loans, the actual maturities of mortgage-backed securities generally are substantially less than the scheduled maturities. The amounts reflect the fair value of Home Federal Savings and Loan’s mortgage-backed securities at June 30, 2004.

	Amounts at June 30, 2004 Which Mature In
	One Year or Less	Weighted Average Yield	Over One through Five Years	Weighted Average Yield	Over Five Years	Weighted Average Yield
	(In Thousands)
Fixed rate:
GNMA	$—	—%	$—	—%	$851	4.73%
FHLMC	—	—	15	7.38	7,307	5.75
FNMA	—	—	32	7.15	50,344	5.50

Total fixed-rate	—	—	47	7.22	58,502	5.56

Adjustable rate:
GNMA	—	—	—	—	1,246	3.68
FNMA	—	—	—	—	1,270	3.11
FHLMC	—	—	—	—	2,567	3.69

Total adjustable-rate	—	—	—	—	5,083	3.37

Total	$—	—%	$47	7.22%	$63,585	5.38%

The following table sets forth the purchases, sales and principal repayments of our mortgage-backed securities during the periods indicated.

	At or For the Year Ended June 30,
	2004	2003
	(Dollars in Thousands)
Mortgage-backed securities at beginning of period	$52,970	$40,293
Purchases	34,811	30,026
Repayments	(13,670)	(10,607)
Sales	(8,123)	(6,863)
Amortizations of premiums and discounts, net	84	121

Mortgage-backed securities at end of period	$66,072	52,970

Weighted average yield at end of period	4.75%	5.22%

Sources of Funds

General. Deposits are the primary source of Home Federal Savings and Loan’s funds for lending and other investment purposes. In addition to deposits, principal and interest payments on loans and investment securities are a source of funds. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may also be used on a short-term basis to compensate for reductions in the availability of funds from other sources and on a longer-term basis for general business purposes.

Deposits. Deposits are attracted by Home Federal Savings and Loan principally from Caddo Parish and to a lesser extent from Bossier Parish. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate.

Home Federal Savings and Loan obtains deposits primarily from residents of Louisiana and particularly Caddo and Bossier Parishes. Home Federal Savings and Loan has not solicited deposits from outside Louisiana or paid fees to brokers to solicit funds for deposit.

Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Management determines the rates and terms based on rates paid by competitors, the need for funds or liquidity, growth goals and federal regulations. Home Federal Savings and Loan attempts to control the flow of deposits by pricing its accounts to remain generally competitive with other financial institutions in its market area.

The following table shows the distribution of, and certain other information relating to, our deposits by type of deposit, as of the dates indicated.

	June 30,
	2004		2003
	Amount	%	Amount	%
	(Dollars in Thousands)
Certificate accounts:
0.00% - 0.99%	$1,846	2.71%	$2,617	3.67%
1.00% - 1.99%	16,642	24.42	11,029	15.45
2.00% - 2.99%	11,084	16.27	10,986	15.39
3.00% - 3.99%	7,190	10.55	7,279	10.20
4.00% - 4.99%	5,911	8.67	6,329	8.87
5.00% - 5.99%	4,700	6.90	8,689	12.17
6.00% - 6.99%	4,875	7.16	6,463	9.05
7.00% or more	—	—	2,833	3.96

Total certificate accounts	52,248	76.68	56,225	78.76

Transaction accounts:
Savings	5,530	8.12	5,190	7.27
NOW	6,006	8.82	5,569	7.80
Money market	4,350	6.38	4,406	6.17

Total transaction accounts	15,886	23.32	15,165	21.24

Total deposits	$68,134	100.00%	$71,390	100.00%

The following table shows the average balance of each type of deposit and the average rate paid on each type of deposit for the periods indicated.

	Year Ended June 30,
	2004			2003
	Average Balance	Interest Expense	Average Rate Paid	Average Balance	Interest Expense	Average Rate Paid
	(Dollars in Thousands)
Savings	$5,387	$27.49%		$4,935	$32.65%
NOW	5,557	12.22		5,265	15.29
Money market	4,531	18.41		4,358	25.57
Certificates of deposit	53,899	1,811	3.36	60,381	2,397	3.97

Total deposits	$69,374	$1,868	2.69%	$74,939	$2,469	3.30%

The following table shows our savings flows during the periods indicated.

	Year Ended June 30,
	2004	2003
	(In Thousands)
Total deposits at beginning of period	$71,390	$76,401
Net withdrawals	(4,363)	(6,373)
Interest credited	1,107	1,362

Total (decrease) in deposits	$(3,256)	$(5,011)

The following table presents, by various interest rate categories and maturities, the amount of certificates of deposit at June 30, 2004

	Balance at June 30, 2004 Maturing in the 12 Months Ending June 30,
Certificates of Deposit	2005	2006	2007	Thereafter	Total
	(In Thousands)
Less than 2.00%	$15,705	$2,624	$127	$31	$18,487
2.00% - 2.99%	3,272	3,634	3,185	993	11,084
3.00% - 3.99%	2,651	974	242	3,323	7,190
4.00% - 4.99%	1,138	806	2,625	1,342	5,911
5.00% - 5.99%	2,757	380	1,491	72	4,700
6.00% - 6.99%	3,161	1,715	—	—	4,876
7.00% or more	—	—	—	—	—

Total certificate accounts	$28,684	$10,133	$7,670	$5,761	$52,248

The following table shows the maturities of our certificates of deposit of $100,000 or more at June 30, 2004 by time remaining to maturity.

Quarter Ending:	Amount	Weighted Average Rate
	(Dollars in Thousands)
September 30, 2004	$1,257	3.24%
December 31, 2004	1,683	2.13
March 31, 2005	1,165	3.49
June 30, 2005	1,463	3.36
After June 30, 2005	5,114	3.58

Total certificates of deposit with balances of $100,000 or more	$10,682	3.27%

Borrowings. Home Federal Savings and Loan may obtain advances from the Federal Home Loan Bank of Dallas upon the security of the common stock it owns in that bank and certain of its residential mortgage loans and mortgage-backed and other investment securities, provided certain standards related to creditworthiness have been met. These advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. Federal Home Loan Bank advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending.

As of June 30, 2004, Home Federal Savings and Loan was permitted to borrow up to an aggregate total of $17.7 million from the Federal Home Loan Bank of Dallas. Home Federal Savings and Loan had $9.7 million and $9.0 million of Federal Home Loan Bank advances outstanding at June 30, 2004 and 2003, respectively.

The following table shows certain information regarding our borrowings at or for the dates indicated:

	At or For the Year Ended June 30,
	2004	2003
	(Dollars in Thousands)
FHLB advances:
Average balance outstanding	$9,527	$7,459
Maximum amount outstanding at any month-end during the period	$10,193	$9,133
Balance outstanding at end of period	$9,748	$9,008
Average interest rate during the period	3.09%	3.23%
Weighted average interest rate at end of period	3.12%	3.10%

At June 30, 2004, $2.5 million of the Home Federal Savings’ borrowings were short-term (maturities of one year or less). Such short-term borrowings had a weighted average interest rate of 3.12% at June 30, 2004.

Subsidiaries

At June 30, 2004, Home Federal Savings and Loan had one subsidiary. Metro Financial Services, Inc. is an inactive, wholly-owned subsidiary.

Total Employees

Home Federal Savings and Loan had 20 full-time employees and one part-time employee at June 30, 2004. None of these employees are represented by a collective bargaining agent, and Home Federal Savings and Loan believes that it enjoys good relations with its personnel.

Market Area

Home Federal Savings’ primary market area for loans and deposits is in northwest Louisiana, particularly Caddo Parish. Shreveport is the Parish Seat for Caddo Parrish. Home Federal Savings’ operating strategy is based on strong community service.

Home Federal Savings’ primary market area is suburban in nature, as indicated by the population density of Caddo and Bossier Parishes. Shreveport is the largest population center in the regional market area served by Home Federal Savings. Services, wholesale/retail trade, manufacturing, casino gaming and government constitute the basis of a fairly diversified local economy. Competition for financial services in our primary market area is intense.

A number of factors have contributed to the challenging economic environment in which Home Federal Savings operates. From 2000 through 2004, Home Federal Savings’ market area exhibited less favorable growth characteristics compared to the growth rates for the state of Louisiana and the United States as a whole. The annual population growth rate during the four year period for Caddo Parish was 0.3% compared to 0.7% for Louisiana and 0.8% for the United States. In addition, median household income in Caddo Parish was slightly below Louisiana’s median household income, with both the parish and state measures falling well below the United States median household income. Further, the June 2003 and June 2004 unemployment rates for Caddo Parish were 8.6% and 7.2%, respectively, which were higher than the comparable rates for Louisiana of 7.9% and 6.9%, respectively, as well as the comparable rates for the United States of 6.5% and 5.8%, respectively. Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the market served by Home Federal Savings, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the market served by Home Federal Savings, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions.

Competition

Home Federal Savings and Loan faces significant competition both in attracting deposits and in making loans. Its most direct competition for deposits has come historically from commercial banks, credit unions and other savings institutions located in its primary market area, including many large financial institutions which have greater financial and marketing resources available to them. In addition, Home Federal Savings and Loan faces significant competition for investors’ funds from short-term money market securities, mutual funds and other corporate and government securities. Home Federal Savings and Loan does not rely upon any individual group or entity for a material portion of its deposits. The ability of Home Federal Savings and Loan to attract and retain deposits depends on its ability to generally provide a rate of return, liquidity and risk comparable to that offered by competing investment opportunities.

Home Federal Savings and Loan’s competition for real estate loans comes principally from mortgage banking companies, commercial banks, other savings institutions and credit unions. Home Federal Savings and Loan competes for loan originations primarily through the interest rates and loan fees it charges, and the efficiency and quality of services it provides borrowers. Factors which affect competition include general and local economic conditions, current interest rate levels and volatility in the mortgage markets. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions.

At June 30, 2004, the size of the market in Caddo Parish, as defined by total FDIC-insured deposits, was $2.8 billion, populated by 71 branch offices. Commercial banks accounted for $2.7 billion of such deposits, served by 68 of the 71 branches. Home Federal had the remaining three branches totaling $68.1 million in deposits, or 2.5% of the market. As of June 30, 2004, the largest competitors in Caddo Parish were Hibernia Corp., AmSouth Bancorp and Bank One, which together controlled 74.2% of the FDIC-insured deposits.

Properties

Home Federal Savings and Loan currently conducts its business from our main office and two full-service banking offices. The following table sets forth the net book value of the land, building and leasehold improvements and certain other information with respect to the Home Federal Savings and Loan’s offices at June 30, 2004.

Description/Address	Leased/Owned	Net Book Value of Property	Amount of Deposits
		(In Thousands)
Building 624 Market Street Shreveport, LA	Owned	$173	$26,556

Building/ATM 6363 Youree Dr. Shreveport, LA	Owned(1)	6	27,572

Building/ATM 8990 Mansfield Rd. Shreveport, LA	Owned	166	14,006

(1)	The building is owned by Home Federal Savings and Loan but the land is subject to an operating lease which expires November 30, 2008.

No Material Legal Proceedings

Home Federal Savings and Loan is involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition and results of operations of Home Federal Savings and Loan.

REGULATION

Set forth below is a brief description of certain laws relating to the regulation of Home Federal Bancorp, Home Federal Mutual Holding Company and Home Federal Savings and Loan after the proposed reorganization. This description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

General

Home Federal Savings and Loan, as a federally chartered savings and loan association, is subject to federal regulation and oversight by the Office of Thrift Supervision extending to all aspects of its operations. Home Federal Savings and Loan also is subject to regulation and examination by the Federal Deposit Insurance Corporation, which insures the deposits of Home Federal Savings and Loan to the maximum extent permitted by law, and requirements established by the Federal Reserve Board. Federally chartered savings institutions are required to file periodic reports with the Office of Thrift Supervision and are subject to periodic examinations by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. The investment and lending authority of savings institutions are prescribed by federal laws and regulations, and such institutions are prohibited from engaging in any activities not permitted by such laws and regulations. Such regulation and supervision primarily is intended for the protection of depositors and not for the purpose of protecting shareholders.

Federal law provides the federal banking regulators, including the Office of Thrift Supervision and Federal Deposit Insurance Corporation, with substantial enforcement powers. The Office of Thrift Supervision’s enforcement authority over all savings institutions and their holding companies includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the Office of Thrift Supervision. Any change in such regulations, whether by the Federal Deposit Insurance Corporation, Office of Thrift Supervision or Congress, could have a material adverse impact on Home Federal Mutual Holding Company, Home Federal Bancorp and Home Federal Savings and Loan and their operations.

Regulation of Home Federal Bancorp, Inc. and Home Federal Mutual Holding Company

Holding Company Acquisitions. Upon completion of the reorganization, Home Federal Bancorp and Home Federal Mutual Holding Company will become savings and loan holding companies under the Home Owners’ Loan Act, and will be required to register with the Office of Thrift Supervision. Federal law generally prohibits a savings and loan holding company, without prior Office of Thrift Supervision approval, from acquiring the ownership or control of any other savings institution or savings and loan holding company, or all, or substantially all, of the assets or more than 5% of the voting shares of the savings institution or savings and loan holding company. These provisions also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25% of the voting shares of such holding company, from acquiring control of any savings institution not a subsidiary of such savings and loan holding company, unless the acquisition is approved by the Office of Thrift Supervision.

The Office of Thrift Supervision may not approve any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (1) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (2) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Holding Company Activities. Home Federal Bancorp and Home Federal Mutual Holding Company will operate as unitary savings and loan holding companies. Although savings and loan holding companies are not subject to specific capital requirements or specific restrictions on the payment of dividends or other capital distributions, federal regulations do prescribe such restrictions on subsidiary savings institutions, as described below. Home Federal Savings and Loan must notify the Office of Thrift Supervision 30 days before declaring any dividend.

In addition, the financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the Office of Thrift Supervision and the agency has authority to order cessation of activities or divestiture of subsidiaries deemed to pose a threat to the safety and soundness of the institution.

Waivers of Dividends by Home Federal Mutual Holding Company. It is the policy of a number of mutual holding companies to waive the receipt of dividends declared by their subsidiary companies. Office of Thrift Supervision regulations will require Home Federal Mutual Holding Company to notify the Office of Thrift Supervision of any proposed waiver of its receipt of any dividends. The Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to any such waiver if: (i) the mutual holding company’s board of directors determines that such waiver is consistent with such directors’ fiduciary duties to the mutual holding company’s members; (ii) for as long as the savings association subsidiary is controlled by the mutual holding company, the dollar amount of dividends waived by the mutual holding company are considered as a restriction to the retained earnings of the savings association, which restriction, if material, is disclosed in the public financial statements of the savings association as a note to the financial statements; (iii) the amount of any dividend waived by the mutual holding company is available for declaration as a dividend solely to the mutual holding company, and, in accordance with Statement of Financial Accounting Standards No. 5, where the savings association determines that the payment of such dividend to the mutual holding company is probable, an appropriate dollar amount is recorded as a liability; and (iv) the amount of any waived dividend is considered as having been paid by the savings association in evaluating any proposed dividend under Office of Thrift Supervision capital distribution regulations. We anticipate that Home Federal Mutual Holding Company will waive dividends paid by Home Federal Bancorp. Under Office of Thrift Supervision regulations, public stockholders would not be diluted because of any dividends waived by Home Federal Mutual Holding Company (and waived dividends would not be considered in determining an appropriate exchange ratio) in the event Home Federal Mutual Holding Company converts to stock form.

Federal Securities Laws. We have filed with the SEC a registration statement under the Securities Act of 1933 for the registration of our common stock to be issued pursuant to the reorganization. In connection with the reorganization, we intend to register our common stock with the SEC under Section 12(g) of the Securities Exchange Act of 1934. We will then be subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions, and certain other requirements under the Securities Exchange Act of 1934. Pursuant to Office of Thrift Supervision regulations and our plan of stock issuance, we have agreed to maintain such registration for a minimum of three years following the reorganization.

Sarbanes-Oxley Act of 2002. On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002 implementing legislative reforms intended to address corporate and accounting fraud. In addition to the establishment of a new accounting oversight board which is empowered to enforce auditing, quality control and independence standards, the Sarbanes-Oxley Act restricts provision of both auditing and consulting services by accounting firms. To ensure auditor independence, any non-audit services being provided to an audit client require pre-approval by the company’s audit committee members. In addition, the audit partners must be rotated. The Sarbanes-Oxley Act requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the SEC, subject to civil and criminal penalties if they knowingly or willfully violate this certification requirement. In addition, under the Sarbanes-Oxley Act, attorneys are required to report evidence of a material violation of the securities laws or a breach of fiduciary duty by a company to its chief executive officer or its chief legal officer, and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the board of directors or the board itself.

Longer prison terms were legislated for corporate executives who violate federal securities laws, the period during which certain types of suits can be brought against a company or its officers has been extended, and bonuses issued to top executives prior to restatement of a company’s financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan “blackout” periods, and loans to company executives are restricted. In addition, a provision directs that civil penalties levied by the SEC as a result of any judicial or administrative action under the Sarbanes-Oxley Act be deposited to a fund for the benefit of harmed investors. The Federal Accounts for Investor Restitution (FAIR) provision also requires the SEC to develop methods of improving collection rates. The legislation accelerates the time frame for disclosures by public companies for any material changes in their financial condition or operations and certain other events. Directors and executive officers must also provide information for most changes in ownership in a company’s securities within two business days of the change.

The Sarbanes-Oxley Act also increases the oversight of, and codifies certain requirements relating to audit committees of public companies and how they interact with the company’s “registered public accounting firm” (RPAF). Audit Committee members must be independent and are barred from accepting consulting, advisory or other compensatory fees from the issuer. In addition, companies must disclose whether at least one member of the committee is a “financial expert,” as such term is defined by the SEC, and if not, why not. Under the Sarbanes-Oxley Act, a RPAF is prohibited from performing statutorily mandated audit services for a company if such company’s chief executive officer, chief financial officer, comptroller, chief accounting officer or any person serving in equivalent positions has been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date. The Sarbanes-Oxley Act also prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent public or certified accountant engaged in the audit of the company’s financial statements for the purpose of rendering the financial statement’s materially misleading. The Sarbanes-Oxley Act also will require inclusion of an internal control report and assessment by management in the annual report to shareholders. The Sarbanes-Oxley Act requires the RPAF that issues the audit report to attest to and report on management’s assessment of the company’s internal controls. In addition, the Sarbanes-Oxley Act requires that each financial report required to be prepared in accordance with, or reconciled to, generally accepted accounting principles and filed with the SEC reflect all material correcting adjustments that are identified by a RPAF in accordance with generally accepted accounting principles and the rules and regulations of the SEC.

Home Federal Savings and Loan Association

General. As part of the reorganization, Home Federal Savings and Loan will convert from a federally-chartered mutual savings and loan association to a federally-chartered stock savings and loan association. The Office of Thrift Supervision will continue to be its primary federal regulator and has extensive authority over the operations of federally-chartered savings institutions. As part of this authority, Home Federal Savings and Loan is required to file periodic reports with the Office of Thrift Supervision and is subject to periodic examinations by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. The investment and lending authority of savings institutions are prescribed by federal laws and regulations, and such institutions are prohibited from engaging in any activities not permitted by such laws and regulations. Such regulation and supervision is primarily intended for the protection of depositors and the Savings Association Insurance Fund (“SAIF”) administered by the Federal Deposit Insurance Corporation.

The Office of Thrift Supervision’s enforcement authority over all savings institutions and their holding companies includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the Office of Thrift Supervision.

Insurance of Accounts. The deposits of Home Federal Savings and Loan are insured to the maximum extent permitted by the SAIF and are backed by the full faith and credit of the U.S. Government. As insurer, the Federal Deposit Insurance Corporation is authorized to conduct examinations of, and to require reporting by, insured institutions. It also may prohibit any insured institution from engaging in any activity determined by regulation or order to pose a serious threat to the Federal Deposit Insurance Corporation. The Federal Deposit Insurance Corporation also has the authority to initiate enforcement actions against savings institutions, after giving the Office of Thrift Supervision an opportunity to take such action.

SAIF-insured institutions are assigned to one of three capital groups which are based solely on the level of an institution’s capital- “well capitalized,” “adequately capitalized,” and “undercapitalized.” These capital levels are defined in the same manner as under the prompt corrective action system discussed below. These three groups are then divided into three subgroups which reflect varying levels of supervisory concern, from those which are considered to be healthy to those which are considered to be of substantial supervisory concern. Assessment rates for insured institutions are determined semi-annually by the Federal Deposit Insurance Corporation and currently range from zero basis points for well-capitalized healthy institutions, such as Home Federal Saving and Loan, to 27 basis points for undercapitalized institutions with substantial supervisory concern.

In addition, all institutions with deposits insured by the Federal Deposit Insurance Corporation are required to pay assessments to fund interest payments on bonds issued by the Financing Corporation, a mixed-ownership government corporation established to recapitalize the predecessor to the Savings Association Insurance Fund. The assessment rate for the second quarter of 2004 was .0154% of insured deposits and is adjusted quarterly. These assessments will continue until the Financing Corporation bonds mature in 2019.

The Federal Deposit Insurance Corporation may terminate the deposit insurance of any insured depository institution, including Home Federal Savings and Loan, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the Federal Deposit Insurance Corporation. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the Federal Deposit Insurance Corporation. Management is aware of no existing circumstances which would result in termination of Home Federal Savings and Loan’s deposit insurance.

Regulatory Capital Requirements. Federally insured savings institutions are required to maintain minimum levels of regulatory capital. The Office of Thrift Supervision has established capital standards consisting of a “tangible capital equipment,” a “leverage capital requirement” and “a risk-based capital requirement.” The Office of Thrift Supervision also is authorized to impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.

Current Office of Thrift Supervision capital standards require savings institutions to satisfy the following capital requirements:

•	tangible capital requirement – “tangible” capital equal to at least 1.5% of adjusted total assets,

•	leverage capital requirement – “core” capital equal to at least 3.0% of adjusted total assets, and

•	risk-based capital requirement – “total” capital (a combination of core and “supplementary” capital) equal to at least 8.0% of “risk-weighted” assets.

Core capital generally consists of common stockholders’ equity (including retained earnings). Tangible capital generally equals core capital minus intangible assets, with only a limited exception for purchased mortgage servicing rights. Home Federal Savings and Loan had no intangible assets at June 30, 2004. Both core and tangible capital are further reduced by an amount equal to a savings institution’s debt and equity investments in subsidiaries engaged in activities not permissible to national banks (other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities and subsidiary depository institutions or their holding companies). These adjustments do not affect Home Federal Savings and Loan’s regulatory capital.

In determining compliance with the risk-based capital requirement, a savings institution is allowed to include both core capital and supplementary capital in its total capital, provided that the amount of supplementary capital included does not exceed the savings institution’s core capital. Supplementary capital generally consists of general allowances for loan losses up to a maximum of 1.25% of risk-weighted assets, together with certain other items. In determining the required amount of risk-based capital, total assets, including certain off-balance sheet items, are multiplied by a risk weight based on the risks inherent in the type of assets. The risk weights range from 0% for cash and securities issued by the U.S. Government or unconditionally backed by the full faith and credit of the U.S. Government to 100% for loans (other than qualifying residential loans weighted at 80%) and repossessed assets.

Savings institutions must value securities available for sale at amortized cost for regulatory capital purposes. This means that in computing regulatory capital, savings institutions should add back any unrealized losses and deduct any unrealized gains, net of income taxes, on debt securities reported as a separate component of GAAP capital.

At June 30, 2004, Home Federal Savings and Loan exceeded all of its regulatory capital requirements, with tangible, core and risk-based capital ratios of 19.45%, 19.45% and 71.21%, respectively.

Any savings institution that fails any of the capital requirements is subject to possible enforcement actions by the Office of Thrift Supervision or the Federal Deposit Insurance Corporation. Such actions could include a capital directive, a cease and desist order, civil money penalties, the establishment of restrictions on the institution’s operations, termination of federal deposit insurance and the appointment of a conservator or receiver. The Office of Thrift Supervision’s capital regulation provides that such actions, through enforcement proceedings or otherwise, could require one or more of a variety of corrective actions.

Prompt Corrective Action. The following table shows the amount of capital associated with the different capital categories set forth in the prompt corrective action regulations.

Capital Category	Total Risk-Based Capital	Tier 1 Risk-Based Capital	Tier 1 Leverage Capital
Well capitalized	10% or more	6% or more	5% or more
Adequately capitalized	8% or more	4% or more	4% or more
Undercapitalized	Less than 8%	Less than 4%	Less than 4%
Significantly undercapitalized	Less than 6%	Less than 3%	Less than 3%

In addition, an institution is “critically undercapitalized” if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%. Under specified circumstances, a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that the Federal Deposit Insurance Corporation may not reclassify a significantly undercapitalized institution as critically undercapitalized).

An institution generally must file a written capital restoration plan which meets specified requirements within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the agency. An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. In addition, undercapitalized institutions are subject to various regulatory restrictions, and the appropriate federal banking agency also may take any number of discretionary supervisory actions.

At June 30, 2004, Home Federal Savings and Loan was deemed a well capitalized institution for purposes of the above regulations and as such is not subject to the above mentioned restrictions.

The table below sets forth Home Federal Savings and Loan’s capital position relative to its regulatory capital requirements at June 30, 2004.

	Actual		Required for Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions		Excess Over Well-Capitalized Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
Total risk-based capital	$19,168	71.21%	$2,153	8.00%	$2,692	10.00%	$16,476	61.21%
Tier 1 risk-based capital	18,933	70.30	1,077	4.00	1,615	6.00	17,318	64.30
Tier 1 leverage capital	18,933	19.45	3,893	4.00	4,866	5.00	14,067	14.45

Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by savings institutions, which include cash dividends, stock repurchases and other transactions charged to the capital account of a savings institution to make capital distributions. A savings institution must file an application for Office of Thrift Supervision approval of the capital distribution if either (1) the total capital distributions for the applicable calendar year exceed the sum of the institution’s net income for that year to date plus the institution’s retained net income for the preceding two years, (2) the institution would not be at least adequately capitalized following the distribution, (3) the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition, or (4) the institution is not eligible for expedited treatment of its filings. If an application is not required to be filed, savings institutions which are a subsidiary of a savings and loan holding company (as well as certain other institutions) must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

Qualified Thrift Lender Test. All savings institutions are required to meet a qualified thrift lender, or QTL, test to avoid certain restrictions on their operations. A savings institution can comply with the QTL test by either qualifying as a domestic building and loan association as defined in the Internal Revenue Code or meeting the Office of Thrift Supervision QTL test.

Currently, the Office of Thrift Supervision QTL test requires that 65% of an institution’s “portfolio assets” (as defined) consist of certain housing and consumer-related assets on a monthly average basis in nine out of every 12 months. To be a qualified thrift lender under the IRS test, the savings institution must meet a “business operations test” and a “60 percent assets test,” each defined in the Internal Revenue Code.

If the savings institution fails to maintain its QTL status, the holding company’s activities are restricted. In addition, it must discontinue any non-permissible business, although the Office of Thrift Supervision may grant a grace period up to two years for good cause. Nonetheless, any company that controls a savings institution that is not a qualified thrift lender must register as a bank holding company within one year of the savings institution’s failure to meet the QTL test.

Statutory penalty provisions require an institution that fails to remain a QTL to either become a national bank or be prohibited from the following:

•	Making any new investments or engaging in any new activity not allowed for both a national bank and a savings association;

•	Establishing any new branch office unless allowable for a national bank; and

•	Paying dividends unless allowable for a national bank.

Three years from the date a savings association should have become or ceases to be a QTL, by failing to meet either QTL test, the institution must comply with the following restriction:

•	Dispose of any investment or not engage in any activity unless the investment or activity is allowed for both a national bank and a savings association.

At June 30, 2004, the qualified thrift investments of Home Federal Savings and Loan were approximately 100.0% of its portfolio assets.

Affiliate Transaction Restrictions. Federal laws strictly limit the ability of savings institutions to engage in transactions with their affiliates, including their savings and loan holding companies. Except for certain exceptions set forth in the Office of Thrift Supervision regulations, a savings association must comply with sections 23A and 23B of the Federal Reserve Act and Regulation W which implements those statutory provisions. Those statutory and regulatory provisions apply to transactions between a subsidiary institution and its parent company or the non-savings institution subsidiaries of the savings and loan holding company and are limited to 10% of a savings institution’s capital and surplus and, with respect to such parent company and all such non-savings institution subsidiaries, to an aggregate of 20% of the savings institution’s capital and surplus. Further, loans and extensions of credit generally are required to be secured by eligible collateral in specified amounts. Federal law also requires that all transactions between a savings institution and its affiliates be on terms as favorable to the savings institution as transactions with non-affiliates. Home Federal Savings and Loan believes that all transactions between it and its affiliates at June 30, 2004 were on terms as favorable to it as its transactions with non-affiliates.

Privacy Requirements of the Gramm-Leach-Bliley Act. The Gramm-Leach-Bliley Act of 1999 provided for sweeping financial modernization for commercial banks, savings banks, securities firms, insurance companies, and other financial institutions operating in the United States. Among other provisions, the Gramm-Leach-Bliley Act places limitations on the sharing of consumer financial information with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of personal financial information with unaffiliated third parties.

Anti-Money Laundering. On October 26, 2001, in response to the events of September 11, 2001, the President of the United States signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the USA PATRIOT Act). The USA PATRIOT Act significantly expands the responsibilities of financial institutions, including savings and loan associations, in preventing the use of the U.S. financial system to fund terrorist activities. Title III of the USA PATRIOT Act provides for a significant overhaul of the U.S. anti-money laundering regime. Among other provisions, it requires financial institutions operating in the United States to develop new anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations. We have established policies and procedures to ensure compliance with the USA PATRIOT Act’s provisions, and the impact of the USA PATRIOT Act on our operations has not been material.

Federal Home Loan Bank System. Home Federal Savings and Loan is a member of the Federal Home Loan Bank of Dallas, which is one of 12 regional Federal Home Loan Banks that administers the home financing credit function of savings institutions. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the Federal Home Loan Bank. At June 30, 2004, Home Federal Savings and Loan had $9.7 million of Federal Home Loan Bank advances.

As a member, Home Federal Savings and Loan is required to purchase and maintain stock in the Federal Home Loan Bank of Dallas in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans or similar obligations at the beginning of each year. At June 30, 2004, Home Federal Savings and Loan had $903,000 in Federal Home Loan Bank stock, which was in compliance with this requirement.

The Federal Home Loan Banks are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of Federal Home Loan Bank dividends paid in the past and could do so in the future. These contributions also could have an adverse effect on the value of Federal Home Loan Bank stock in the future.

Federal Reserve System. The Federal Reserve Board requires all depository institutions to maintain reserves against their transaction accounts (primarily NOW and Super NOW checking accounts) and non-personal time deposits. Because required reserves must be maintained in the form of vault cash or a noninterest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce an institution’s earning assets. At June 30, 2004 Home Federal Savings and Loan had met its reserve requirement.

TAXATION

Federal Taxation

General. Home Federal Bancorp, Home Federal Mutual Holding Company and Home Federal Savings and Loan will be subject to federal income taxation in the same general manner as other corporations with some exceptions listed below. The following discussion of federal, state and local income taxation is only intended to summarize certain pertinent income tax matters and is not a comprehensive description of the applicable tax rules. Home Federal Savings and Loan’s federal and state income tax returns for taxable years through December 31, 2000 have been closed for purposes of examination by the Internal Revenue Service or the Louisiana Department of Revenue. As a result, all tax returns through that date may no longer be audited by either tax authority.

Upon completion of the reorganization, Home Federal Bancorp intends to file a consolidated federal income tax return with Home Federal Savings and Loan. Accordingly, it is anticipated that any cash distributions made by Home Federal Bancorp to its shareholders would be treated as cash dividends and not as a non-taxable return of capital to shareholders for federal and state tax purposes.

Method of Accounting. For federal income tax purposes, Home Federal Savings and Loan reports income and expenses on the accrual method of accounting and uses a December 31 tax year for filing its federal income tax return.

Bad Debt Reserves. The Small Business Job Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings associations, effective for taxable years beginning after 1995. Prior to that time, Home Federal Savings and Loan was permitted to establish a reserve for bad debts and to make additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at taxable income. As a result of the Small Business Job Protection Act of 1996, savings associations must use the experience method in computing their bad debt deduction beginning with their 1996 federal tax return. In addition, federal legislation required the recapture over a six year period of the excess of tax bad debt reserves at December 31, 1995 over those established as of December 31, 1987.

Taxable Distributions and Recapture. Prior to the Small Business Job Protection Act of 1996, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income if Home Federal Savings and Loan failed to meet certain thrift asset and definitional tests. New federal legislation eliminated these savings association related recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should Home Federal Savings and Loan make certain non-dividend distributions or cease to maintain a bank charter.

At June 30, 2004, the total federal pre-1988 reserve was approximately $3.3 million. The reserve reflects the cumulative effects of federal tax deductions by Home Federal Savings and Loan for which no federal income tax provisions have been made.

Alternative Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences. The alternative minimum tax is payable to the extent such alternative minimum tax income is in excess of the regular income tax. Net operating losses, of which Home Federal Savings and Loan has none, can offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Home Federal Savings and Loan has not been subject to the alternative minimum tax or any such amounts available as credits for carryover.

Net Operating Loss Carryovers. For net operating losses in tax years beginning before August 6, 1997, Home Federal Savings and Loan may carry back net operating losses to the three years preceding the loss year and then forward to fifteen years following the loss years. For net operating losses in years beginning after August 5, 1997, net operating losses can be carried back to the two years preceding the loss year and forward to the 20 years following the loss year. At June 30, 2004, Home Federal Savings and Loan had no net operating loss carry forwards for federal income tax purposes.

Corporate Dividends-Received Deduction. Home Federal Bancorp may exclude from its income 100% of dividends received from Home Federal Savings and Loan as a member of the same affiliated group of corporations. The corporate dividends received deduction is 80% in the case of dividends received from corporations which a corporate recipient owns less than 80%, but at least 20% of the distribution corporation. Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received.

State Taxation

Home Federal Bancorp will be subject to the Louisiana Corporation Income Tax based on our Louisiana taxable income. The Corporation Income Tax applies at graduated rates from 4% upon the first $25,000 of Louisiana taxable income to 8% on all Louisiana taxable income in excess of $200,000. For these purposes, “Louisiana taxable income” means net income which is earned by us within or derived from sources within the State of Louisiana, after adjustments permitted under Louisiana law, including a federal income tax deduction. In addition, Home Federal Savings and Loan will be subject to the Louisiana Shares Tax which is imposed on the assessed value of a company’s stock. The formula for deriving the assessed value is to calculate 15% of the sum of:

(a)	20% of our capitalized earnings, plus

(b)	80% of our taxable stockholders’ equity, minus

(c)	50% of our real and personal property assessment.

Various items may also be subtracted in calculating a company’s capitalized earnings. We believe that the Louisiana Shares Tax will result in a material tax liability following the reorganization on an annual basis.

MANAGEMENT

Management of Home Federal Bancorp, Inc. and Home Federal Savings and Loan

Our board of directors is divided into three classes, each of which contains approximately one-third of the board. Our directors will be elected by stockholders for staggered three-year terms, or until their successors are elected and qualified. None of our directors are related to any of Home Federal Savings and Loan’s other directors or executive officers by first cousin or closer, except Daniel R. Herndon and David A. Herndon III who are brothers and Sidney D. York and Amos L. Wedgeworth who are brothers-in-law. The following table sets forth certain information regarding our directors, all of whom are also directors of Home Federal Savings and Loan. Ages are reflected as of June 30, 2004.

Name	Age	Position with Home Federal Savings and Loan and Principal Occupation During the Past Five Years	Director of Home Federal Savings and Loan Since	Year Term Expires
Walter T. Colquitt III	59	Director. Dentist, Shreveport, Louisiana.	1993	2007

Henry M. Hearne	64	Director. Self employed in the fields of investments and farming.	2000	2006

Daniel R. Herndon	64	Chairman of the Board of Directors since January 1998. President and Chief Executive Officer of Home Federal Savings and Loan since September 1993.	1980	2007

David A. Herndon III	67	Director. Currently retired.	1998	2005

Woodus K. Humphrey	64	Director. Insurance executive, Woodus Humphrey Insurance, Inc., Shreveport, Louisiana.	2001	2005

Scott D. Lawrence	58	Director. President of Southwestern Wholesale, Shreveport, Louisiana since 1980.	1994	2007

Name	Age	Position with Home Federal Savings and Loan and Principal Occupation During the Past Five Years	Director of Home Federal Savings and Loan Since	Year Term Expires
Clyde D. Patterson	62	Director. Executive Vice President of Home Federal Savings and Loan since September 1993.	1990	2006

Amos L. Wedgeworth Jr.	78	Director. Currently retired.	1980	2006

Sidney D. York	76	Director. Currently retired.	1977	2005

Initially, our directors will not be compensated by Home Federal Bancorp but will serve with and be compensated by Home Federal Savings and Loan. It is not anticipated that separate compensation will be paid to Home Federal Bancorp’s directors until such time as such persons devote significant time to the separate management of our affairs, which is not expected to occur until we become actively engaged in additional businesses other than holding the stock of Home Federal Savings and Loan. We may determine that such compensation is appropriate in the future.

Committees of the Board of Directors. In connection with the reorganization, Home Federal Bancorp may establish a nominating and corporate governance committee, a compensation committee and an audit committee. All of the members of audit committee, the nominating and corporate governance committee and the compensation committee will be composed solely of independent directors. To the extent such committees are established, they will operate in accordance with written charters.

Executive Officer Who is Not Also a Director

DeNell W. Mitchell, age 49 years, has been the Vice President and Senior Lending Officer of Home Federal Savings and Loan since 1994, and has served with Home Federal Savings and Loan since 1972.

Our executive officers are elected annually and hold office until his or her successor has been elected and qualified or until death, resignation or removal by the board of directors.

Meetings and Committees of the Board of Directors of Home Federal Savings and Loan

Regular meetings of the board of directors of Home Federal Savings and Loan are held monthly and special meetings of the board of directors of Home Federal Savings and Loan may be held from time-to-time as needed. There were 12 regular meetings of the board of directors of Home Federal Savings and Loan held during the year ended June 30, 2004 and no special meetings. No director attended fewer than 75% of the total number of meetings of the board of directors of Home Federal Savings and Loan held during fiscal 2004, and the total number of meetings held by all committees of the board on which the director served during such year.

The board of directors of Home Federal Savings and Loan has established an Executive Committee and an Audit Committee. The Executive Committee is authorized to act with the same authority as the board of directors between meetings of the board. The Executive Committee, composed of Messrs. York, Daniel Herndon and David Herndon III, did not meet in fiscal 2004.

The Audit Committee is comprised of Messrs. Hearne, Lawrence and David Herndon and met once during fiscal 2004. The Audit Committee meets with the independent auditors and reviews Home Federal Savings and Loan’s audit report prepared by the independent auditors.

The compensation levels of the Chief Executive Officer and the other officers are determined by the full board of directors. Messrs. Daniel Herndon and Clyde Patterson do not participate in discussions of their own compensation.

Directors’ Compensation

Each outside director of Home Federal Savings and Loan receives $600 for each regular meeting of the board of directors and $50 for each committee meeting, only if attended. The members of the board may receive bonuses in June and December of each year which ranged from $400 to $1,000 in fiscal 2004.

Executive Compensation

The following table shows the compensation paid by Home Federal Savings and Loan to its President and Chief Executive Officer for the year ending June 30, 2004 and the other executive officer of Home Federal Savings and Loan whose salary and bonus exceeded $100,000 during fiscal 2004.

Name and Principal Position	Fiscal Year	Annual Compensation(1)		Other Compensation(3)
		Salary(2)	Bonus
Daniel R. Herndon President and Chief Executive Officer	2004	$128,294	$12,665	$7,698
Clyde D. Patterson Executive Vice President	2004	102,085	10,070	6,125

(1)	Annual compensation does not include amounts attributable to other miscellaneous benefits received by Mr. Herndon. The costs to Home Federal Savings and Loan of providing such benefits during fiscal 2004 did not exceed 10% of the total salary and bonus paid to or accrued for the benefit of the individual executive officer.

(2)	Includes director’s fees.
(3)	Represents contributions by Home Federal Savings to the respective individual’s accounts under the Home Federal Savings 401(k) Plan.

New Stock Benefit Plans

Employee Stock Ownership Plan. Home Federal Bancorp has established an employee stock ownership plan for our employees to become effective upon the reorganization. Employees, other than those paid solely on a retainer or fee basis, who have been credited with at least 1,000 hours of service during a 12-month period and who have attained age 21 are eligible to participate in Home Federal Bancorp’s employee stock ownership plan.

As part of the reorganization, in order to fund the purchase of up to 3.2% of the common stock issued in the reorganization (including shares issued to Home Federal Mutual Holding Company), or 128,800 shares and 148,120 shares based on the maximum and 15% above the maximum of the offering range, respectively, we anticipate that the employee stock ownership plan will borrow funds from Home Federal Bancorp. We anticipate that such loan will equal 100% of the aggregate purchase price of the common stock acquired by our employee stock ownership plan. We have agreed to loan the employee stock ownership plan the funds necessary to purchase shares. If the employee stock ownership plan’s order is not completely filled in the offering we expect that the employee stock ownership plan will purchase shares in the open market after the reorganization is completed at a price which may be more or less than $10.00 per share. The loan to the employee stock ownership plan will be repaid principally from Home Federal Savings and Loan’s contributions to the employee stock ownership plan and the collateral for the loan will be the common stock purchased by the employee stock ownership plan. The interest rate for the employee stock ownership plan loan will be fixed and is expected to be at Home Federal Savings and Loan’s prime rate at the date the employee stock ownership plan enters into the loan. We may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual shareholders, upon the original issuance of additional shares by Home Federal Bancorp or upon the sale of treasury shares by Home Federal Bancorp. Such purchases, if made, would be funded through additional borrowings by the employee stock ownership plan or additional contributions from us or from Home Federal Savings and Loan. The timing, amount and manner of future contributions to the employee stock ownership plan will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

Shares purchased by our employee stock ownership plan with the loan proceeds will be held in a suspense account and released for allocation to participants on a pro rata basis as debt service payments are made. Shares released from the employee stock ownership plan will be allocated to each eligible participant’s employee stock ownership plan account based on the ratio of each such participant’s base compensation to the total base compensation of all eligible employee stock ownership plan participants. Forfeitures may be used for several purposes such as the payment of expenses or be reallocated among remaining participating employees. Upon the completion of five years of service, the account balances of participants within the employee stock ownership plan will become 100% vested. Credit is given for years of service with Home Federal Savings and Loan prior to adoption of the employee stock ownership plan. In the case of a “change in control,” as defined in the employee stock ownership plan, however, participants will become immediately fully vested in their account balances. Participants will also become fully vested in their account balances upon death, disability or retirement. Benefits may be payable upon retirement or separation from service.

Generally accepted accounting principles require that any third party borrowing by the Home Federal Bancorp employee stock ownership plan be reflected as a liability on our statement of financial condition. Since the employee stock ownership plan is borrowing from us, the loan will not be treated as a liability but instead will be excluded from shareholders’ equity. If the employee stock ownership plan purchases newly issued shares from Home Federal Bancorp, total shareholders’ equity would neither increase nor decrease, but per share shareholders’ equity and per share net earnings would decrease as the newly issued shares are allocated to the employee stock ownership plan participants.

Our employee stock ownership plan will be subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and the applicable regulations of the IRS and the Department of Labor.

Stock Option Plan. Following completion of the reorganization, we intend to adopt a stock option plan, which will be designed to attract and retain qualified personnel, provide directors, officers and employees with a proprietary interest in Home Federal Bancorp as an incentive to contribute to our success and reward employees for outstanding performance. The stock option plan will provide for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code and non-incentive or compensatory stock options. Options may be granted to our directors, officers and employees. The stock option plan will be administered and interpreted by a committee of the board of directors composed of independent directors. Unless terminated earlier, the stock option plan shall continue in effect for a period of 10 years from the date the stock option plan is adopted by the board of directors.

Under the stock option plan, a committee will determine which directors, officers and employees will be granted options, whether options will be incentive or compensatory options, the number of shares subject to each option, the exercise price of each option, whether options may be exercised by delivering other shares of common stock and when such options become exercisable. The per share exercise price of an incentive stock option will be at least equal the fair market value of a share of common stock on the date the option is granted, or 110% of fair market value in the case of incentive stock options granted to employees who are 10% shareholders.

At a meeting of our shareholders at least six months after the reorganization, we intend to present the stock option plan to shareholders for their approval and to reserve an amount equal to 12.25% of the shares of common stock issued in the reorganization (excluding shares issued to Home Federal Mutual Holding Company), which would be 145,775 shares or 226,809 shares based on the minimum and 15% above the maximum of the offering range, respectively, for issuance under the stock option plan. Applicable regulations of the Office of Thrift Supervision require that if the stock option plan is adopted within twelve months after the reorganization, it must be approved by a majority of the total votes eligible to be cast by stockholders other than Home Federal Mutual Holding Company. If the stock option plan is implemented more than one year after the reorganization, the same stockholder vote requirement would apply unless the Office of Thrift Supervision permits or requires the plan to be approved by a majority of the shares of Home Federal Bancorp present and voting (other than shares held by Home Federal Mutual Holding Company), in which case we would apply this stockholder vote requirement. In addition Office of Thrift Supervision regulations provide that, in the event such plan is implemented within one year after the reorganization, no individual officer or employee may receive more than 25% of the options granted under the stock option plan and non-employee directors may not receive more than 5% individually, or 30% in the aggregate of the options granted under the stock option plan. Office of Thrift Supervision regulations also provide that the exercise price of any options granted under any such plan must be at least equal to the fair market value of the common stock as of the date of grant. Further, options under such plan generally are required to vest over a five year period at 20% per year. Home Federal Bancorp intends that the stock option plan will comply with all then applicable regulations of the Office of Thrift Supervision. Each stock option or portion thereof will be exercisable at any time on or after it vests and will be exercisable until 10 years after its date of grant or for periods of up to five years following the death, disability or other termination of the optionee’s employment or service as a director. However, failure to exercise incentive stock options within ninety days after the date on which the optionee’s employment terminates may result in the loss of incentive stock option treatment for federal income tax purposes.

At the time an option is granted pursuant to the stock option plan, the recipient will not be required to make any payment in consideration for such grant. With respect to incentive or compensatory stock options, the optionee will be required to pay the applicable exercise price at the time of exercise in order to receive the underlying shares of common stock. The shares reserved for issuance under the stock option plan may be authorized but previously unissued shares, treasury shares, or shares purchased by Home Federal Bancorp on the open market or from private sources. In the event of a stock split, reverse stock split or stock dividend, the number of shares of common stock under the stock option plan, the number of shares to which any option relates and the exercise price per share under any option shall be adjusted to reflect such increase or decrease in the total number of shares of common stock outstanding. If we declare a special cash dividend or return of capital after we implement the stock option plan in an amount per share which exceeds 10% of the fair market value of a share of common stock as of the date of declaration, the per share exercise price of all previously granted options which remain unexercised as of the date of such declaration shall, subject to certain limitations, be proportionately adjusted to give effect to the special cash dividend or return of capital as of the date of payment of such special cash dividend or return of capital.

Under current provisions of the Internal Revenue Code, the federal income tax treatment of incentive stock options and compensatory stock options is different. A holder of incentive stock options who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a federal income tax deduction generally will not be available to us at any time as a result of such grant or exercise. With respect to compensatory stock options, the difference between the fair market value on the date of exercise and the option exercise price generally will be treated as compensation income upon exercise, and we will be entitled to a deduction in the amount of income so recognized by the optionee.

Stock Recognition and Retention Plan. After completion of the reorganization, we also intend to adopt a stock recognition and retention plan for our directors, officers and employees. The objective of the stock recognition and retention plan will be to enable us to provide directors, officers and employees with a proprietary interest in Home Federal Bancorp as an incentive to contribute to our success. We intend to present the stock recognition and retention plan to our shareholders for their approval at a meeting of shareholders. Currently, Office of Thrift Supervision regulations provide that, in the event such plan is implemented within one year after the reorganization, shares granted under the plan generally are required to vest over a five year period at 20% per year. In addition, applicable regulations of the Office of Thrift Supervision require that if the stock recognition and retention is adopted within twelve months after the reorganization, it must be approved by a majority of the total votes eligible to be cast by shareholders other than Home Federal Mutual Holding Company. If the stock recognition and retention plan is implemented more than one year after the reorganization, the same shareholder vote requirement would apply unless the Office of Thrift Supervision permits or requires the plan to be approved by a majority of the shares of Home Federal Bancorp present and voting (other than shares held by Home Federal Mutual Holding Company), in which case we would apply this shareholder vote requirement. Home Federal Bancorp intends that the stock recognition and retention plan will comply with all then applicable regulation of the Office of Thrift Supervision.

The stock recognition and retention plan will be administered by a committee of Home Federal Bancorp’s board of directors, which will have the responsibility to invest all funds contributed to the trust created for the stock recognition and retention plan. We will contribute sufficient funds to the trust so that it can purchase, following the receipt of shareholder approval, a number of shares equal to an aggregate of 4.90% of the common stock issued in the reorganization (excluding shares issued to Home Federal Mutual Holding Company), which would be 58,310 shares or 90,724 shares based on the minimum and 15% above the maximum of the offering range, respectively. Shares of common stock granted pursuant to the stock recognition and retention plan generally will be in the form of restricted stock vesting as described above. For accounting purposes, compensation expense in the amount of the fair market value of the common stock at the date of the grant to the recipient will be recognized pro rata over the period during which the shares are payable. A recipient will be entitled to all voting and other shareholder rights, except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in the trust. Under the terms of the stock recognition and retention plan, recipients of awards will be entitled to instruct the trustees of the stock recognition and retention plan as to how the underlying shares should be voted, and the trustees will be entitled to vote all unallocated shares in their discretion. If a recipient’s employment is terminated as a result of death or disability, all restrictions will expire and all allocated shares will become unrestricted. We will be able to terminate the stock recognition and retention plan at any time, and if we do so, any shares not allocated will revert to Home Federal Bancorp. Recipients of grants under the stock recognition and retention plan will not be required to make any payment at the time of grant or when the underlying shares of common stock become vested, other than for certain recipients, payment of withholding taxes.

Indebtedness of Management and Related Party Transactions

In accordance with applicable federal laws and regulations, Home Federal Savings and Loan offers mortgage loans to its directors, officers and employees as well as members of their immediate families for the financing of their primary residences and certain other loans. These loans are generally made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. It is the belief of management that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features. As of June 30, 2004, loans by Home Federal Savings to its directors and officers totaled $184,000.

PROPOSED MANAGEMENT PURCHASES

The following table sets forth, for each of our directors and executive officers (and their associates) and for all of our directors and executive officers as a group, the proposed purchases of common stock, assuming sufficient shares are available to satisfy their subscriptions. The amounts include shares that may be purchased through Individual Retirement Accounts. The percentages are based on the maximum of the offering range.

Name	Number of Shares	Amount ($)	Percent at Minimum	Percent
Directors:
Walter T. Colquitt III	3,000	$30,000	0.3%	.2%
Henry M. Hearne	10,000	100,000	0.8	.6
Daniel R. Herndon	10,000	100,000	0.8	.6
David A. Herndon III	10,000	100,000	0.8	.6
Woodus K. Humphrey	10,000	100,000	0.8	.6
Scott D. Lawrence	10,000	100,000	0.8	.6
Clyde D. Patterson	5,000	50,000	0.4	.3
Amos L. Wedgeworth	3,000	30,000	0.3	.2
Sydney D. York	2,500	25,000	0.2	.2

All Directors and Executive Officers as a Group (10 persons)	63,500	$635,000	5.3%	3.9%

THE REORGANIZATION

Home Federal Savings and Loan’s board of directors has adopted the plan of reorganization and plan of stock issuance, and the Office of Thrift Supervision approved those plans, subject to approval by the members of Home Federal Savings and Loan entitled to vote on the matter and the satisfaction of certain other conditions. Approval by the Office of Thrift Supervision, however, does not constitute a recommendation or endorsement of the reorganization and stock issuance.

General

The plan of stock issuance provides generally that we will offer up to 40% of the to be outstanding shares of common stock of Home Federal Bancorp for sale in the subscription offering to eligible account holders, our employee stock ownership plan, supplemental eligible account holders and certain other depositors and borrowers. In addition, subject to the prior rights of holders of subscription rights, we may elect to offer the shares of common stock not subscribed for in the subscription offering, if any, for sale in a community offering commencing prior to or upon completion of the subscription offering. See “The Offering - Subscription Offering and Subscription Rights” and “The Offering - Community Offering.” We have the right to accept or reject, in whole or in part, any order to purchase shares of common stock received in the community offering. See “ - Subscription Offering and Subscription Rights” and “ - Community Offering.” Following receipt of all required regulatory approvals, the approval of our depositors and borrowers entitled to vote on the plan of reorganization, and the satisfaction of all other conditions precedent to the reorganization, we will consummate the reorganization. A special meeting of Home Federal Savings Association’s depositors has been called to vote upon the plan of reorganization which will be held on December 30, 2004.

In adopting the plan of reorganization, Home Federal Savings and Loan’s board of directors determined that the reorganization was advisable and in the best interests of its members and Home Federal Savings and Loan. The board further determined that the interests of certain depositors in the net worth of Home Federal Savings and Loan would be equitably provided for and that the reorganization would not have any adverse impact on the reserves and net worth of Home Federal Savings and Loan.

Pursuant to the plan of reorganization, the reorganization will be effected as follows, or in any other manner that is consistent with applicable federal law and regulations and the intent of the plan of reorganization:

(i)	Home Federal Savings and Loan will organize an interim stock savings bank as a wholly owned subsidiary (“Interim One”);

(ii)	Interim One will organize an interim stock savings bank as a wholly owned subsidiary (“Interim Two”);

(iii)	Interim One will organize Home Federal Bancorp as a wholly owned subsidiary;

(iv)	Home Federal Savings and Loan will convert its charter to a federal stock savings and loan association charter and Interim One will convert its charter to a federal mutual holding company charter to become Home Federal Mutual Holding Company;

(v)	simultaneously with step (iv), Interim Two will merge with and into Home Federal Savings and Loan with Home Federal Savings and Loan as the resulting institution;

(vi)	all of the initially issued stock of Home Federal Savings and Loan will be transferred to Home Federal Mutual Holding Company in exchange for membership interests in Home Federal Mutual Holding Company;

(vii)	Home Federal Mutual Holding Company will contribute the capital stock of Home Federal Savings and Loan to Home Federal Bancorp, and Home Federal Savings and Loan will become a wholly owned subsidiary of Home Federal Bancorp; and

(viii)	contemporaneously with the reorganization, Home Federal Bancorp will sell a minority interest of its shares of common stock in a public offering, and Home Federal Mutual Holding Company will retain a majority of Home Federal Bancorp’s common stock.

After completion of the reorganization, Home Federal Savings and Loan in its stock form will continue to conduct its business and operations from the same office and with the same personnel as prior to the reorganization. The reorganization will not affect the balances, interest rates or other terms of Home Federal Savings and Loan’s loans or deposit accounts, and the deposit accounts will continue to be insured by the FDIC to the same extent as they were prior to the reorganization.

We expect to receive the approval of the Office of Thrift Supervision to become a savings and loan holding company and to own all of the common stock of Home Federal Savings and Loan. We intend to retain 50% of the net proceeds from the sale of the common stock, and to use the remaining proceeds to purchase all of the then to be issued and outstanding capital stock of Home Federal Savings and Loan. Based on the minimum and maximum of the offering range, we intend to use approximately $952,000 and $1.3 million, respectively, of the net proceeds retained by us to loan funds to our employee stock ownership plan to enable it to purchase up to 3.2% of the common stock, including shares issued to Home Federal Mutual Holding Company. Home Federal Mutual Holding Company initially will be capitalized with $100,000. Upon consummation of the reorganization, such capital will be used for general corporate purposes. The reorganization will not be completed unless we sell shares of common stock equal to our appraised value.

The aggregate price of the shares of common stock to be issued in the reorganization will be within the offering range, which was determined based upon an independent appraisal of the estimated pro forma market value of the common stock. The offering range is currently $29.8 million to $40.3 million and is based on our pro forma value assuming a full mutual-to-stock conversion. We are offering shares in an amount equal to 40% of the appraisal valuation or $11.9 million to $16.1 million. The remaining 60% of the shares will be issued to Home Federal Mutual Holding Company. All shares of common stock to be issued and sold in the reorganization will be sold at the same price. The independent appraisal will be affirmed or, if necessary, updated before we complete the reorganization. The appraisal has been performed by RP Financial, a consulting firm experienced in the valuation and appraisal of savings institutions. See “The offering - How We Determined the Price Per Share and the Offering Range” for more information as to how the estimated pro forma market value of the common stock was determined.

The following discussion summarizes the material aspects of the reorganization and stock issuance. The summary is qualified in its entirety by reference to the provisions of the plan of reorganization and the plan of stock issuance. Copies of the plan of reorganization and the plan of stock issuance are available for inspection at the office of Home Federal Savings and Loan and at the Office of Thrift Supervision. The plan of reorganization and the plan of stock issuance are also filed as exhibits to the Registration Statement of which this prospectus is a part, copies of which may be obtained from the SEC. See “Additional Information.”

Purposes of Reorganization

As a mutual savings and loan association, Home Federal Savings and Loan does not have stockholders and has no authority to issue capital stock. By converting to the capital stock form of organization, Home Federal Savings and Loan will be structured in the form used by commercial banks, most business entities and a growing number of savings institutions. The reorganization into the mutual holding company form of organization enables Home Federal Savings and Loan to achieve the benefits of a stock company without a loss of control that often follows standard conversions from mutual to stock form.

The reorganization will result in an increase in Home Federal Savings and Loan’s capital base, which will support our operations and enable Home Federal Savings and Loan to compete more effectively with other financial institutions. In addition, the reorganization will provide our customers and possibly other members of the local community and of the general public, with an opportunity to become equity owners and to share in our future. The reorganization will provide additional funds for lending and investment activities, facilitate future access to the capital markets, enhance our ability to diversify and expand into other markets. The mutual holding company form of organization will provide additional flexibility to diversify our business activities through existing or newly formed subsidiaries, or through acquisition of or mergers with other financial institutions, as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, we will be in a position after the reorganization, subject to regulatory limitations and our financial position, to take advantage of any such opportunities that may arise.

After the reorganization, the unissued common and preferred stock authorized by our charter will permit us, subject to market conditions and applicable regulatory approvals, to raise additional equity capital through further sales of securities, and to issue securities in connection with possible acquisitions. At the current time, we have no plans with respect to additional offerings of securities, other than the possible issuance of additional shares to the restricted stock plan or upon exercise of stock options. After the reorganization, we also will be able to use stock-related incentive programs to attract and retain executive and other personnel. See “Management - New Stock Benefit Plans.”

The foregoing advantages of the reorganization could be achieved by Home Federal Savings and Loan reorganizing into a wholly owned subsidiary of a stock form holding company rather than as a second-tier subsidiary of a mutual holding company. A standard conversion would free Home Federal Savings and Loan from the capital raising restrictions resulting from the requirement that its mutual holding company maintain a majority ownership interest in Home Federal Bancorp. The board of directors of Home Federal Savings and Loan, however, unanimously believes that the reorganization is in the best interests of Home Federal Savings and Loan and its account holders. Savings institutions converting to stock form in a standard conversion must sell all of their to-be-outstanding capital stock rather than a minority interest in such capital stock. Consequently, the amount of equity capital that would be raised in a standard conversion is substantially more than the capital raised in a minority stock offering by a subsidiary of a mutual holding company, which makes it more difficult for the savings institution to maximize its return on equity. Moreover, a standard conversion would eliminate all aspects of the mutual form of organization. Consummation of the reorganization, however, does not foreclose the possibility of Home Federal Mutual Holding Company converting from mutual to stock form in the future. The conversion of Home Federal Mutual Holding Company is not being considered at this time.

After considering the foregoing advantages and disadvantages of the reorganization, as well as applicable fiduciary duties and alternative transactions, including a standard conversion, the board of directors of Home Federal Savings and Loan unanimously approved the reorganization as being advisable and in the best interests of Home Federal Savings and Loan and its account holders.

Effects of Reorganization

General. Prior to the reorganization, each of our depositors has both a deposit account in Home Federal Savings and Loan and a pro rata ownership interest in our net worth, which interest may only be realized in the event of a liquidation of Home Federal Savings and Loan. However, this ownership interest is tied to the depositor’s account and has no tangible market value separate from such deposit account. A depositor who reduces or closes his account may receive nothing for his ownership interest in the net worth of Home Federal Savings and Loan, which is lost to the extent that the balance in the account is reduced or the account is closed.

Consequently, our depositors normally cannot realize the value of their ownership interest, which has realizable value only in the unlikely event that Home Federal Savings and Loan is liquidated. In the event of a liquidation, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Home Federal Savings and Loan after other claims, including claims of depositors to the amount of their deposits, are paid.

When Home Federal Savings and Loan converts to stock form, permanent nonwithdrawable capital stock will be created to represent the ownership of our net worth, and Home Federal Savings and Loan will become a wholly owned subsidiary of Home Federal Bancorp. The common stock of Home Federal Bancorp and the common stock of Home Federal Savings and Loan are separate and apart from deposit accounts of Home Federal Savings and Loan and cannot be and are not insured by the FDIC or any other governmental agency. Certificates will be issued to evidence ownership of Home Federal Bancorp’s common stock. Our stock certificates will be transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any deposit account the seller may hold in Home Federal Savings and Loan.

Following completion of the reorganization, all depositors who had liquidation rights with respect to Home Federal Savings and Loan as of the effective date of the reorganization will continue to have such rights solely with respect to Home Federal Mutual Holding Company. The liquidation rights will continue so long as a depositor continues to hold a deposit account with Home Federal Savings and Loan. In addition, all persons who become depositors of Home Federal Savings and Loan subsequent to the reorganization will have such liquidation rights with respect to Home Federal Mutual Holding Company.

Continuity. While the reorganization is being accomplished, the normal business of Home Federal Savings and Loan of accepting deposits and making loans will continue without interruption. Home Federal Savings and Loan will continue to be subject to regulation by the Office of Thrift Supervision and the FDIC. After the reorganization, Home Federal Savings and Loan will continue to provide services for depositors and borrowers under current policies by its present management and staff.

The directors and officers of Home Federal Savings and Loan at the time of the reorganization will continue to serve as directors and officers of Home Federal Savings and Loan after the reorganization. The directors and officers of Home Federal Bancorp and Home Federal Mutual Holding Company will consist of the individuals currently serving as directors and officers of Home Federal Savings and Loan.

Effect on Deposit Accounts. Under the plan of reorganization, each depositor in Home Federal Savings and Loan at the time of the reorganization will automatically continue as a depositor after the reorganization, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent that funds in the account are withdrawn to purchase the common stock and except with respect to voting and liquidation rights. Each such account will be insured by the FDIC to the same extent as before the reorganization. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Following the reorganization, each depositor of Home Federal Savings and Loan will have both a deposit account in Home Federal Savings and Loan and a pro rata ownership interest in the equity of Home Federal Mutual Holding Company based upon the balance in the depositor’s account. This interest may only be realized in the event of a liquidation of Home Federal Mutual Holding Company. However, this ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. Any depositor who opens a deposit account with Home Federal Savings and Loan obtains a pro rata ownership interest in the equity of Home Federal Mutual Holding Company without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives the balance in the account but receives nothing for his or her ownership interest in the equity of Home Federal Mutual Holding Company, which the depositor loses to the extent that his balance in the account is reduced. Consequently, depositors of Home Federal Mutual Holding Company have no way to realize the value of their ownership interest in Home Federal Mutual Holding Company, except in the unlikely event that Home Federal Mutual Holding Company is liquidated.

Effect on Loans. No loan outstanding from Home Federal Savings and Loan will be affected by the reorganization, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the reorganization.

Effect on Voting Rights of Members. At present, depositors and borrowers of Home Federal Savings and Loan are members of, and have voting rights in, Home Federal Savings and Loan as to all matters requiring membership action. When we complete the reorganization, depositors and borrowers will cease to be members and will no longer be entitled to vote at Home Federal Savings and Loan’s meetings. After the reorganization of Home Federal Savings and Loan, Home Federal Bancorp will have all of the voting rights in Home Federal Savings and Loan since we will be its sole stockholder. Exclusive voting rights with respect to Home Federal Bancorp will be vested in the holders of our common stock, including Home Federal Mutual Holding Company. As a federally chartered mutual holding company, Home Federal Mutual Holding Company will have no authorized capital stock and, thus, no stockholders. Home Federal Mutual Holding Company will be controlled by members of Home Federal Savings and Loan, which consist of our depositors and borrowers, who are borrowers at the time of the reorganization, but not thereafter. These members have generally signed proxies giving their voting rights to Home Federal Savings and Loan’s management. The revocable proxies give the board of directors general authority to cast a member’s vote on any and all matters presented to the members. These proxies are deemed to cover the member’s votes as members of Home Federal Mutual Holding Company, and this authority is given to the board of directors of Home Federal Mutual Holding Company.

The Plan of Reorganization also provides for the transfer of proxy rights to the board of directors of Home Federal Mutual Holding Company. As a result, the board of directors of Home Federal Savings and Loan will be able to govern the operations of Home Federal Mutual Holding Company, and Home Federal Bancorp, notwithstanding objections raised by members of Home Federal Mutual Holding Company or stockholders of Home Federal Bancorp, so long as the board of directors has been appointed proxy for a majority of the outstanding votes of members of Home Federal Mutual Holding Company and these proxies have not been revoked. In addition, all persons who become depositors or borrowers of Home Federal Savings and Loan following the reorganization will have membership rights with respect to Home Federal Mutual Holding Company.

By virtue of its ownership of a majority of the outstanding shares of common stock of Home Federal Bancorp, Home Federal Mutual Holding Company will be able to elect all members of the board of directors of Home Federal Bancorp and generally will be able to control the outcome of all matters presented to the shareholders of Home Federal Bancorp for resolution by vote.

Tax Effects. To complete the reorganization, we must receive rulings or opinions with regard to federal and Louisiana income taxation which indicate that the reorganization will not be taxable for federal or Louisiana income tax purposes to us or the Eligible Account Holders or Supplemental Eligible Account Holders, except as discussed below. We have received favorable opinions regarding the federal and Louisiana income tax consequences of the reorganization. See “- Material Federal Tax Aspects of the Reorganization and the Offering.”

Effect on Liquidation Rights. In the event of a voluntary liquidation of Home Federal Savings and Loan prior to the reorganization, holders of deposit accounts in Home Federal Savings and Loan would be entitled to distribution of any assets of Home Federal Savings and Loan remaining after the claims of such depositors (to the extent of their deposit balances) and all other creditors are satisfied. Following the reorganization, the holder of Home Federal Savings and Loan’s common stock, i.e., Home Federal Bancorp, will be entitled to any assets remaining upon a liquidation, dissolution or winding-up of Home Federal Savings and Loan and, except through their liquidation interests in Home Federal Mutual Holding Company, discussed below, holders of deposit accounts in Home Federal Savings and Loan would have no interest in such assets.

In the event of a voluntary or involuntary liquidation, dissolution or winding up of Home Federal Mutual Holding Company following completion of the reorganization, holders of deposit accounts in Home Federal Savings and Loan will be entitled, pro rata to the value of their accounts, to distribution of any assets of Home Federal Mutual Holding Company remaining after the claims of all its creditors are satisfied. Stockholders of Home Federal Bancorp will have no liquidation or other rights with respect to Home Federal Mutual Holding Company.

In the event of a liquidation, dissolution or winding up of Home Federal Bancorp, each holder of shares of our common stock will be entitled to receive, after payment of all debts and liabilities of Home Federal Bancorp, a pro rata portion of all of our assets available for distribution to holders of our common stock.

There currently are no plans to liquidate Home Federal Savings and Loan, Home Federal Bancorp or Home Federal Mutual Holding Company in the future.

Material Federal Income Tax Aspects of the Reorganization and the Offering

Completion of the reorganization is expressly conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Louisiana tax laws, to the effect that consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to us or to account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued or exercised. The following describes the material federal tax aspects of the reorganization and the offering.

Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., has issued an opinion to us that, for federal income tax purposes:

With respect to the reorganization:

1.	The conversion of Home Federal Savings and Loan to the stock form is a mere change in identity and form and therefore qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

2.	No gain or loss will be recognized by Home Federal Savings and Loan in the reorganization.

3.	Home Federal Savings and Loan’s holding period for the assets received when it converts to stock form will include the period during which such assets were held by it in its mutual form.

4.	Home Federal Savings and Loan’s basis in the assets received when it converts to stock form will be the same as the basis of such assets in the hands of Home Federal Savings and Loan in its mutual form immediately prior to the proposed transaction.

5.	Home Federal Savings and Loan will succeed to and take into account the earnings and profits of Home Federal Savings and Loan in its mutual form, as of the date of the proposed transaction.

With respect to the transfer of common stock in Home Federal Savings and Loan to Home Federal Mutual Holding Company for liquidation and other interests in Home Federal Mutual Holding Company:

6.	The exchange of common stock in Home Federal Savings and Loan constructively received by depositors of Home Federal Savings and Loan for liquidation and other interests in Home Federal Mutual Holding Company will constitute a tax-free exchange of property solely for “stock” pursuant to Section 351 of the Internal Revenue Code.

7.	No gain or loss will be recognized by depositors of Home Federal Savings and Loan on the transfer of common stock in Home Federal Savings and Loan, which they constructively received in the reorganization, to Home Federal Mutual Holding Company solely for liquidation and other interests in Home Federal Mutual Holding Company.

8.	The basis in the liquidation and other interests of Home Federal Mutual Holding Company received in the transaction will be the same as the basis of the property transferred in exchange therefor.

9.	Home Federal Mutual Holding Company will recognize no gain or loss upon the receipt of property from the depositors of Home Federal Savings and Loan in exchange for liquidation and other interests in Home Federal Mutual Holding Company.

10.	Home Federal Mutual Holding Company’s basis in the property received from the depositors of Home Federal Savings and Loan will be the same as the basis of such property which was in the hands of the depositors of Home Federal Savings and Loan.

With respect to the transfer of Home Federal Savings and Loan’s common stock by Home Federal Mutual Holding Company to a stock holding company ( i.e., Home Federal Bancorp) and cash contributions from Home Federal Bancorp to Home Federal Savings and Loan:

11.	The transfer by Home Federal Mutual Holding Company of the common stock of Home Federal Savings and Loan, a wholly owned subsidiary, to its other wholly owned subsidiary, Home Federal Bancorp, will constitute a tax-free exchange of property solely for stock pursuant to Internal Revenue Code Section 351. Home Federal Mutual Holding Company will not receive additional shares of common stock in this contribution because, at the time of the contribution, Home Federal Mutual Holding Company will already own all of the outstanding shares of common stock and the issuance of additional shares of common stock would have no substantive effect.

12.	Home Federal Mutual Holding Company will recognize no gain or loss upon the transfer of Home Federal Savings and Loan common stock to Home Federal Bancorp.

13.	Home Federal Bancorp will recognize no gain or loss on its receipt of Home Federal Savings and Loan common stock.

14.	Home Federal Bancorp’s basis in Home Federal Savings and Loan common stock will equal the basis of Home Federal Savings and Loan common stock in Home Federal Mutual Holding Company’s hands immediately before the contribution.

15.	Home Federal Bancorp’s holding period for the shares of Home Federal Savings and Loan common stock received from Home Federal Mutual Holding Company will include the period that it held, or is deemed to have held, the shares.

16.	No gain or loss will be recognized by Home Federal Savings and Loan upon its receipt of money from Home Federal Bancorp. Home Federal Bancorp will not receive additional shares of common stock in exchange for any such money received because the issuance of additional Home Federal Savings and Loan common stock to Home Federal Bancorp would be meaningless since it already owns all of the common stock. Home Federal Bancorp will be transferring solely cash to Home Federal Savings and Loan and therefore will not recognize any gain or loss upon such transfer.

17.	No gain or loss will be recognized by Home Federal Bancorp upon its receipt of money in exchange for shares of the common stock offered.

With respect to depositors of Home Federal Savings and Loan and the issuance of common stock pursuant to the plan of stock issuance:

18.	No gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members of Home Federal Savings and Loan upon the issuance to them of deposit accounts in Home Federal Savings and Loan in the same dollar amount and on the same terms and conditions in exchange for their deposit accounts in Home Federal Savings and Loan held immediately prior to the reorganization.

19.	The tax basis of the deposit accounts of the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members in Home Federal Savings and Loan received as part of the reorganization will equal the tax basis of such account holders’ corresponding deposit accounts in Home Federal Savings and Loan surrendered in exchange therefor.

20.	As described in more detail in the first paragraph immediately following opinion number 21, Elias, Matz, Tiernan & Herrick L.L.P. believes that it is more likely than not that the non-transferable subscription rights to purchase common stock will have no ascertainable value. Based on such belief, the tax basis of the shares of common stock acquired in the offering will equal the purchase price of such shares.

21.	The holding period of the common stock purchased in the subscription offering will commence on the date on which the shares are purchased. The holding period of the common stock acquired in the community offering will commence on the date following the date on which such stock is purchased.

Elias, Matz, Tiernan & Herrick L.L.P. has noted that the issue of whether the subscription rights have value is dependent upon all of the facts and circumstances that occur. Elias, Matz, Tiernan & Herrick L.L.P. has noted that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipients with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. Elias, Matz, Tiernan & Herrick L.L.P. has also noted that RP Financial has issued a letter dated September 15, 2004, as described below, stating that the subscription rights will have no ascertainable market value. In addition, no cash or property will be given to recipients of the subscription rights in lieu of such rights or to those recipients who fail to exercise such rights. Furthermore, the Internal Revenue Service was requested in 1993 in a private letter ruling to address the federal tax treatment of the receipt and exercise of non-transferable subscription rights in a standard conversion but declined to express any opinion. Elias, Matz, Tiernan & Herrick L.L.P. believes because of the factors noted above in this paragraph that it is more likely than not that the non-transferable subscription rights to purchase common stock will have no ascertainable value. If the non-transferable subscription rights to purchase Home Federal Bancorp common stock are subsequently found to have an ascertainable market value greater than zero, income may be recognized by various recipients of the non-transferable subscription rights, in certain cases, whether or not the rights are exercised, and Home Federal Bancorp and/or Home Federal Savings and Loan may be taxed on the distribution of the non-transferable subscription rights under Section 311 of the Internal Revenue Code. In this event, the non-transferable subscription rights may be taxed partially or entirely at ordinary income tax rates.

LaPorte, Sehrt, Romig & Hand, Metairie, Louisiana, has also advised Home Federal Mutual Holding Company, Home Federal Savings and Loan and Home Federal Bancorp that the tax effects of the reorganization under Louisiana law are substantially the same as they are under federal law.

In the opinion of RP Financial, the subscription rights will have no ascertainable value at the time of distribution or exercise, based on the fact that such rights will be acquired by the recipients without cost, will be non-transferable and of short duration, and will afford the recipients the right only to purchase the common stock at the same price as will be paid by members of the general public in any community offering.

Unlike private rulings, an opinion is not binding on the IRS, and the IRS could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding. Eligible subscribers are encouraged to consult with their own tax advisor as to their own tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

THE OFFERING

Subscription Offering and Subscription Rights

In accordance with the plan of stock issuance, rights to subscribe for the purchase of common stock have been granted to the following persons in the following order of descending priority:

(1)	Eligible Account Holders, who are depositors of Home Federal Savings and Loan with aggregate account balances of $50.00 or more as of December 31, 2002;

(2)	Our employee stock ownership plan;

(3)	Supplemental Eligible Account Holders, who are persons who are not Eligible Account Holders but who are depositors at Home Federal Savings and Loan with aggregate account balances of $50.00 or more as of September 30, 2004; and

(4)	Other Members of Home Federal Savings and Loan who are not Eligible Account Holders or Supplemental Eligible Account Holders, but who are depositors or borrowers as of October 31, 2004.

All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the plan of stock of issuance and as described below under “ - Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each Eligible Account Holder will receive, without payment therefor, first priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of:

•	$100,000 (10,000 shares) of common stock offered;

•	one-tenth of one percent (0.01%) of the total shares sold in the Subscription Offering; or

•	15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the Eligible Account Holder’s qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Eligible Account Holders (the total qualifying deposits on the Eligibility Record Date were $75.2 million);

in each case, as of the close of business on December 31, 2002, the Eligibility Record Date, and subject to the overall purchase limitations. See “- Limitations on Common Stock Purchases.”

If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining after each subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued. The subscription rights of Eligible Account Holders who are also directors or officers of Home Federal Savings and Loan or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding December 31, 2002. In the event of an increase in the maximum of the offering range up to 15%, the subscription rights of Eligible Account Holders will be subordinated to the priority rights of our employee stock ownership plan.

To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 2: Employee Stock Ownership Plan. Our employee stock ownership plan will receive, without payment therefor, second priority, nontransferable subscription rights to purchase, in the aggregate, up to 8% of the common stock sold to persons other than Home Federal Mutual Holding Company, including any increase in the number of shares of common stock after the date hereof as a result of an increase of up to 15% in the maximum of the offering range. Our employee stock ownership plan intends to purchase 3.2% of the shares of common stock issued in the reorganization, including those issued to Home Federal Mutual Holding Company, or 95,200 shares and 128,800 shares based on the minimum and maximum of the offering range, respectively. Subscriptions by our employee stock ownership plan will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the offering, including subscriptions of any of Home Federal Savings and Loan’s directors, officers, employees or associates thereof. In the event that the total number of shares offered in the reorganization is increased to an amount greater than the number of shares representing the maximum of the offering range, our employee stock ownership plan will have a priority right to purchase any such shares exceeding the maximum of the offering range up to an aggregate of 8% of the common stock sold to persons other than Home Federal Mutual Holding Company. See “ - Limitations on Common Stock Purchases.”

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and our employee stock ownership plan, each Supplemental Eligible Account Holder will receive, without payment therefor, third priority, nontransferable subscription rights to purchase up to the greater of:

•	$100,000 (10,000 shares) of common stock offered,

•	one-tenth of one percent (0.01%) of the total of shares sold in the Subscription Offering, or

•	15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the Supplemental Eligible Account Holder’s qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders (the total qualifying deposits on the Supplemental Eligibility Record Date were $69.4 million), in each case, as of the close of business on September 30, 2004, the Supplemental Eligibility Record Date, and subject to the overall purchase limitations. See “ - Limitations on Common Stock Purchases.”

If there are not sufficient shares available to satisfy all subscriptions of all Supplemental Eligible Account Holders, available shares first will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining available will be allocated among the Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued.

Priority 4: Other Members. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, our employee stock ownership plan and Supplemental Eligible Account Holders, each Other Member will receive, without payment therefor, fourth priority, nontransferable subscription rights to purchase up to the greater of:

•	$100,000 (10,000 shares) of common stock offered, or

•	one-tenth of one percent of the total shares sold in the Subscription Offering,

in each case, subject to the overall purchase limitations. See “- Limitations on Common Stock Purchases.”

In the event the Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, our employee stock ownership plan and Supplemental Eligible Account Holders, is in excess of the total number of shares of common stock offered in the reorganization, shares first will be allocated so as to permit each subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any remaining shares will be allocated among such subscribing Other Members on an equal number of shares basis per order until all orders have been fulfilled or the remaining shares have been allocated, provided that no fractional shares shall be issued.

Expiration Date for the Subscription Offering. The Subscription Offering will expire at 4:00 p.m., Central Time, on December 15, 2004, the expiration date, unless extended by us for up to 45 days or for such additional periods as may be approved by the Office of Thrift Supervision. The Subscription Offering may not be extended beyond December 30, 2006. Subscription rights which have not been exercised prior to the expiration date, unless extended, will become void.

We will not execute orders until at least the minimum number of shares of common stock (1,190,000 shares) have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the expiration date, unless such period is extended with the consent of the Office of Thrift Supervision, all funds delivered to Home Federal Savings and Loan pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the Expiration Date is granted, we will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions.

Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, our employee stock ownership plan, Supplemental Eligible Account Holders and Other Members, we may elect to offer such shares either during or upon completion of the Subscription Offering to certain members of the general public, with preference given to natural persons residing in Caddo Parish, Louisiana, such natural persons and trusts of natural persons are referred to as “Preferred Subscribers”. The Community Offering may commence or terminate without notice. These persons, together with their associates, or a group of persons acting in concert may purchase up to the greater of:

•	$100,000 (10,000 shares) of common stock, or

•	one-tenth of one percent of the total shares sold in the Subscription Offering,

subject to the maximum purchase limitations. This amount may be increased at the sole discretion of Home Federal Savings and Loan up to 5% of the total offering of shares in the Subscription Offering. See “- Limitations on Common Stock Purchases.”

If there are not sufficient shares available to fill the orders of Preferred Subscribers after completion of the Subscription and Community Offerings, such stock will be allocated first to each Preferred Subscriber whose order is accepted by us, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, unallocated shares will be allocated among the Preferred Subscribers whose accepted orders remain unsatisfied on an equal number of shares basis per order until all orders have been filled or the remaining shares have been allocated, provided that no fractional shares shall be issued. Orders for common stock in the Community Offering will first be filled to a maximum of 2% of the total number of shares of common stock sold in the reorganization and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all orders have been filled, provided no fractional shares will be issued. If there are any shares remaining, shares will be allocated to other members of the general public who subscribe in the Community Offering applying the same allocation described above for Preferred Subscribers.

The Community Offering, if held, may commence concurrently with or subsequent to the Subscription Offering.

The opportunity to subscribe for shares of common stock in the Community Offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date.

Persons will be deemed to reside in Caddo Parish if they occupy a dwelling within the parish and establish an ongoing physical presence within it, together with an indication that such presence is not merely transitory in nature. To the extent the person is a corporation or other business entity, the principal place of business or headquarters shall be in the parish in which the corporation or business entity is headquartered. We may utilize depositor or loan records or such other evidence provided to us to determine whether a person is a resident of Caddo Parish. In all cases the determination of resident status will be made by us in our sole discretion.

Syndicated Community Offering

The plan of stock issuance provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Sandler O’Neill & Partners, L.P., acting as our agent. In such capacity, Sandler O’Neill & Partners, L.P., may form a syndicate of other broker-dealers. However, we retain the right to accept or reject, in whole or in part, any orders in the syndicated community offering. Neither Sandler O’Neill & Partners, L.P. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering. However, Sandler O’Neill & Partners, L.P., has agreed to use its best efforts in the sale of shares in any syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with any required regulatory approval or non-objection.

Common stock sold in the syndicated community offering will be sold at a purchase price per share which is the same price as all other shares being offered in the offering. The amount of shares that any person, together with any associate, or group of persons acting in concert may purchase in the Syndicated Community Offering cannot exceed $100,000 (10,000 shares) of common stock. This amount may be increased up to 5% of the total offering of shares in the Subscription Offering. Orders for common stock in the Syndicated Community Offering will be filled first to a maximum of 2% of the total number of shares sold in the offering and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all orders have been filled, provided no fractional shares will be issued. We may begin the syndicated community offering or underwritten public offering at any time following the commencement of the subscription offering.

The opportunity to subscribe for shares of common stock in the syndicated community offering or underwritten public offering is subject to our right in our sole discretion to accept or reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may include purchases by directors, officers and their associates in excess of the proposed management purchases discussed earlier, although no such increased purchases are currently anticipated. If other purchase arrangements cannot be made, we may terminate the offering and promptly return all funds; set a new offering range, notify all subscribers and give them the opportunity to confirm, cancel or change their orders; or take such other actions as may be permitted by the Office of Thrift Supervision.

Persons Who Cannot Exercise Subscription Rights

We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan of stock issuance reside. However, we are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which:

•	the number of persons otherwise eligible to subscribe for shares under the plan of stock issuance who reside in such jurisdiction is small;

•	the granting of subscription rights or the offer or sale of shares of common stock to such persons would require Home Federal Bancorp or our officers, directors or employees, under the laws of such jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify its securities for sale in such jurisdiction or to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; and

•	such registration, qualification or filing in our judgment would be impracticable or unduly burdensome for reasons of costs or otherwise.

Where the number of persons eligible to subscribe for shares in one state is small, we will base our decision as to whether or not to offer the common stock in such state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register Home Federal Bancorp or our officers, directors or employees as brokers, dealers or salesmen.

Limitations on Common Stock Purchases

The plan of stock issuance includes the following limitations on the number of shares of common stock which may be purchased in the offering.

(1)	No fewer than 25 shares of common stock may be purchased, to the extent such shares are available;

(2)	Each Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of:

•	$100,000 (10,000 shares) of common stock offered,

•	one-tenth of one percent (0.01%) of the total shares sold, or

•	15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock offered by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders;

in each case, as of the close of business on the Eligibility Record Date and subject to the overall limitation in clause (7) below;

(3)	Our employee stock ownership plan may purchase in the aggregate up to 8% of the shares of common stock sold in the Subscription Offering, including any additional shares issued in the event of an increase in the offering range;

(4)	Each Supplemental Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of:

•	$100,000 (10,000 shares) of common stock offered,

•	one-tenth of one percent (0.01%) of the total shares sold, or

•	15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock offered by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders;

in each case, as of the close of business on the Supplemental Eligibility Record Date and subject to the overall limitation in clause (7) below;

(5)	Each Other Member or any person purchasing shares of common stock in the Community Offering may subscribe for and purchase up to the greater of:

•	$100,000 (10,000 shares) of common stock offered, or

•	one-tenth of one percent (0.01%) of the total shares sold;

in each case, subject to the overall limitation in clause (7) below;

(6)	Persons purchasing shares in the Community Offering or Syndicated Community Offering, together with their associates or a group of persons acting in concert, may subscribe for and purchase up to $100,000 (i.e., 10,000 shares) of common stock offered, subject to the overall limitation in clause (7) below;

(7)	Except for our employee stock ownership plan and certain Eligible Account Holders and Supplemental Eligible Account Holders whose subscription rights are based upon the amount of their deposits, the maximum number of shares of common stock subscribed for or purchased by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed $200,000; and

(8)	No more than 34% of the total number of shares offered for sale in the reorganization may be purchased by directors and officers of Home Federal Savings and Loan and their associates in the aggregate, excluding purchases by our employee stock ownership plan.

Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of Home Federal Savings and Loan, we may increase or decrease any individual amount permitted to be subscribed for and the overall purchase limitations. If either of such amounts is increased, subscribers for the maximum amount will be given the opportunity to increase their subscriptions up to the then applicable limit. If either of such amounts is decreased, subscribers for the maximum amount will be decreased by the minimum amount necessary so that the subscriber will be in compliance with the new maximum limitation.

In the event of an increase in the total number of shares of common stock offered in the reorganization due to an increase in the offering range of up to 15%, the additional shares will first be allocated in accordance with the plan of stock issuance to fill our employee stock ownership plan’s subscription of 8% of the adjusted maximum number of shares; then to the other purchase categories in descending order of priority.

The term “associate” of a person is defined to include the following:

(a)	any corporation or other organization (other than Home Federal Bancorp, Home Federal Mutual Holding Company, Home Federal Savings and Loan, or a majority-owned subsidiary of any of the same) of which such person is a director, senior officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities;

(b)	any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any tax-qualified employee stock benefit plan or non-tax-qualified employee stock benefit plan of Home Federal Bancorp, Home Federal Mutual Holding Company or Home Federal Savings and Loan in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity;

(c)	any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of Home Federal Bancorp, Home Federal Mutual Holding Company or Home Federal Savings and Loan, or any subsidiary thereof; and

(d)	any person acting in concert with any of the persons or entities specified in clauses (a) through (c) above.

The term “acting in concert” is defined to mean (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships, common addresses on Home Federal Savings and Loan’s records and the fact that such persons have filed joint Schedules 13D or 13G with the SEC with respect to other companies.

How We Determined the Price Per Share and the Offering Range

The plan of stock issuance and federal regulations require that the aggregate purchase price of the common stock must be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. We retained RP Financial, LC. to make such a valuation. RP Financial will receive a fee of $22,500 for its services. We have agreed to indemnify RP Financial and any employees of RP Financial who act for or on behalf of RP Financial in connection with the appraisal against any and all loss, cost, damage, claim, liability or expense of any kind (including claims under federal and state securities laws) arising out of any misstatement or untrue statement of a material fact or an omission to state a material fact in the information supplied by us to RP Financial unless RP Financial is determined to be negligent or otherwise at fault.

The independent valuation was prepared by RP Financial in reliance upon the information contained in this prospectus, including the financial statements. RP Financial also considered the following factors, among others:

•	the present and projected operating results and financial condition of Home Federal Savings and Loan and the economic and demographic conditions in our existing market area;

•	historical, financial and other information relating to Home Federal Savings and Loan;

•	a comparative evaluation of the operating and financial statistics of Home Federal Savings and Loan with those of other publicly traded subsidiaries of mutual holding companies;

•	the aggregate size of the offering;

•	the impact of the reorganization on our shareholders’ equity and earnings potential;

•	the proposed dividend policy of Home Federal Bancorp; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

The appraisal also incorporated an analysis of a peer group of publicly-traded mutual holding companies that RP Financial considered to be comparable to Home Federal Savings and Loan. The peer group analysis conducted by RP Financial included a total of 10 publicly-traded mutual holding companies with total assets of less than $800 million. The analysis of comparable publicly-traded institutions included an evaluation of the average and median price-to-earnings, price-to-book value and price-to-tangible book value ratios indicated by the market prices of the peer companies. RP Financial applied the peer group’s pricing ratios as adjusted for certain qualitative valuation factors to account for differences between Home Federal Savings and Loan and the peer group to Home Federal Savings and Loan’s pro forma ratios to derive the estimated pro forma market value of Home Federal Savings and Loan. RP Financial made slight downward adjustments due to our market area and a potential lack of liquidity in our common stock. The market area adjustment was due to the challenging economic environment in which Home Federal Savings operates. In particular, Home Federal Savings’ business is concentrated in an area with lower income levels and higher unemployment compared to Louisiana and the United States. See “Business of Home Federal Savings and Loan Association – Market Area.” The adjustment for liquidity was based on the unlikely event that an active and liquid trading market for the common stock will develop due to the small size of the offering and the small number of stockholders expected following the reorganization.

On the basis of the foregoing, RP Financial advised us that as of August 27, 2004, the estimated pro forma market value of the common stock on a fully converted basis ranged from a minimum of $29.8 million to a maximum of $40.3 million, with a midpoint of $35.0 million (the estimated valuation range). The board of directors determined to offer the shares in the offering at the purchase price of $10.00 per share, the price most commonly used in stock offerings involving mutual to stock reorganizations. Based on the estimated valuation range and the purchase price of $10.00 per share, the number of shares of common stock that we will issue will range from between 2,975,000 shares to 4,025,000 shares, with a midpoint of 3,500,000 shares. The Board determined to offer 40% of such shares, or between 1,190,000 shares and 1,610,000 shares with a midpoint of 1,400,000 shares, the offering range, to depositors and the public pursuant to this prospectus. The 60% of the shares of our common stock that are not sold in the offering will be issued to our mutual holding company, Home Federal Mutual Holding Company.

As is customary with appraisals for proposed initial public offerings by companies with a mutual holding company structure, RP Financial’s primary methodology was to value Home Federal Savings and Loan assuming we were issuing 100% of our stock to the public rather than 40% to the public and 60% to the mutual holding company and to further assume that the companies in the peer group had completed a second-step conversion and that 100% of their stock also was held by the public. In addition, RP Financial’s appraisal included limited information comparing certain publicly reported pricing ratios of the peer group, without adjusting them based on the assumption that they had completed a second-step conversion, with the pro forma value of the proposed 40% minority stock issuance by Home Federal Bancorp.

The following table reflects the pricing ratios on a reported basis for the peer group, based upon publicly reported earnings and book value per share, and on a pro forma basis for the proposed 40% minority stock issuance by Home Federal Bancorp in the offering.

	Pro Forma Reported Basis
	Price-to- Earnings Multiple		Price-to- Book Value Ratio	Price-to- Tangible Book Value
Home Federal Bancorp
Maximum	54.4	x	131.6%	131.6%
Mid-point	47.2		121.5	121.5
Minimum	40.1		110.1	110.1
Valuation of peer group companies as of August 27, 2004(1)
Averages	26.4		218.6	235.2
Medians	26.4		206.7	232.5

(1)	Reflects earnings for the most recent trailing twelve month period for which data is publicly available.

Compared to the average pricing of the peer group on a reported basis, Home Federal Bancorp’s pro forma pricing ratios for the 40% minority stock issuance at the maximum of the offering range indicated a premium of 106.1% on a price-to-earnings basis and a discount of 39.8% on a price-to-book basis and 44.0% on a price-to-tangible book basis. At the midpoint of the offering range, our pro forma pricing ratios reflect a 78.8% premium on a price-to-earnings basis and discounts of 44.4% on a price-to-book basis and 48.3% on a price-to-tangible book basis compared to the averages for the peer group on an as reported basis. The estimated appraised value and the resulting premium/discount took into consideration the potential financial impact of the stock offering.

The following table presents a summary of selected pricing ratios for the peer group companies and the resulting pricing ratios for Home Federal Bancorp adjusted to their fully converted equivalent values.

	Fully Converted Equivalent Pro Forma
	Price-to- Earnings Multiple		Price-to- Book Value Ratio	Price-to- Tangible Book Value
Home Federal Bancorp
Maximum	55.9	x	77.5%	77.5%
Mid-point	48.4		73.8	73.8
Minimum	40.8		69.4	69.4
Valuation of peer group companies as of August 27, 2004(1)
Averages	27.2		99.8	103.8
Medians	27.9		98.6	103.1

(1)	Reflects earnings for the most recent trailing twelve month period for which data is publicly available.

Compared to the average pricing of the peer group, Home Federal Bancorp’s pro forma pricing ratios at the maximum of the offering range on a fully converted basis indicated a premium of 105.5% on a price-to-earnings basis and a discount of 22.3% on a price-to-book basis and 25.3% on a price-to-tangible book basis. At the midpoint of the offering range, our pricing ratios on a fully converted basis reflect a premium of 77.9% on a price-to-earnings basis and discounts of 26.1% on a price-to-book basis and 28.9% on a price-to-tangible book basis compared to the averages for our peer group.

It is customary that stock offerings of newly converting savings institutions are offered at some discount to their pro forma book value per share. This is due in part to the fact that federal regulations require that the shares be offered and sold at their independently appraised fair value and that such institutions usually already have significant equity. In addition, as the offering price approaches 100% of the pro forma book value per share, it is more likely to substantially exceed the price-to-earnings ratios of comparable peer group institutions.

RP Financial’s calculation of the fully-converted pricing multiples for the peer group companies assumed the pro forma impact of selling the mutual holding company shares of each of the peer group companies at their respective trading prices as of the August 27, 2004 valuation date. The pro forma fully-converted calculation assumed that 8.0% of the shares sold would be purchased by an employee stock ownership plan and 4.0% of the shares sold would be purchased by a restricted stock plan. The expense of the employee stock ownership plan was assumed to be amortized over ten years and the expense of the restricted stock plan was assumed to be amortized over five years. Offering expenses were assumed to equal 2.0% of the gross proceeds raised on the sale of the mutual holding company shares. RP Financial’s calculation of the fully-converted pricing multiples for Home Federal Bancorp assumed the pro forma impact of selling all of the shares to the public at $10.00 per share. Home Federal Bancorp’s pro forma fully-converted calculation assumed that 8.0% of the shares sold would be purchased by an employee stock ownership plan and 4.0% of the shares sold would be purchased by a restricted stock plan. The expense of the employee stock ownership plan was assumed to be amortized over 10 years and the expense of the restricted stock plan was assumed to be amortized over five years. Offering expenses were assumed to equal 2.0% of the gross proceeds.

In accordance with the regulations of the Office of Thrift Supervision, the offering range is based upon the appraised pro forma market value of our common stock, as determined on the basis of an independent valuation. We retained RP Financial to provide us with such valuation. Our board of directors carefully reviewed the information contained in the appraisal prepared by RP Financial, including the price-to-earnings and price-to-book information summarized in the tables above, and approved the appraisal of RP Financial and the 40% minority stock issuance. The appraisal report of RP Financial indicated that, in comparing Home Federal Bancorp to the peer group, certain adjustments to their pricing multiples should be made including slight downward adjustments due to our market area and potential lack of liquidity of our common stock. RP Financial made slight upward adjustments due to our financial condition and earnings. The board did not consider one valuation approach to be more important than any other, but approved the valuation upon consideration of the totality of the information included in RP Financial’s report.

The board of directors reviewed the independent valuation and, in particular, considered (i) Home Federal Savings and Loan’s financial condition and results of operations for the year ended June 30, 2004, (ii) financial comparisons in relation to other financial institutions, primarily including other publicly traded subsidiaries of mutual holding companies, and (iii) stock market conditions generally and in particular for financial institutions, all of which are set forth in the independent valuation. The board also reviewed the methodology and the assumptions used by RP Financial in preparing the independent valuation. The estimated valuation range may be amended with the approval of the Office of Thrift Supervision, if necessitated by subsequent developments in our financial condition or market conditions generally.

The independent valuation will be updated at the time of the completion of the offering. No sale of shares of common stock in the reorganization may be consummated unless RP Financial first confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the purchase price of $10.00 per share is materially incompatible with the estimate of the pro forma market value of a share of common stock upon completion of the reorganization. Any change that would result in an aggregate purchase price that is below the minimum or above the maximum of the estimated valuation range would be subject to approval by the Office of Thrift Supervision. If such confirmation is not received, we may extend the offering, reopen or commence a new offering, establish a new estimated valuation range and commence a resolicitation of all purchasers with the approval of the Office of Thrift Supervision or take such other actions as permitted by the Office of Thrift Supervision in order to complete the offering.

Before we complete the reorganization, the maximum of the offering range may be increased up to 15% and the number of shares of common stock may be increased to up to 1,851,500 shares, as well as 2,777,250 shares issued to Home Federal Mutual Holding Company, to reflect changes in market and financial conditions, without the resolicitation of subscribers. See “- Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the offering range or more than 15% above the maximum of such range, purchasers will be resolicited. In such instance, we will notify subscribers and return the amount they have submitted with their subscription orders, with interest at our passbook rate of interest, or cancel their withdrawal authorization and we will resolicit orders from subscribers. Any change in the offering range must be approved by the Office of Thrift Supervision. If the number of shares of common stock issued in the reorganization is increased due to an increase of up to 15% in the offering range to reflect changes in market or financial conditions or to fill the order of our employee stock ownership plan, persons who subscribed for the maximum number of shares will be given the opportunity to subscribe for the adjusted maximum number of shares, if applicable. See “- Limitations on Common Stock Purchases.”

An increase in the number of shares of common stock due to an increase in the estimated pro forma market value would decrease both a subscriber’s ownership interest and our pro forma net income and shareholders’ equity on a per share basis while increasing pro forma net income and stockholders’ equity on an aggregate basis. A decrease in the number of shares of common stock would increase both a subscriber’s ownership interest and our pro forma net income and stockholders’ equity on a per share basis while decreasing pro forma net income and stockholders’ equity on an aggregate basis. See “Unaudited Pro Forma Data.”

The appraisal report of RP Financial has been filed as an exhibit to our registration statement and our application to the Office of Thrift Supervision, and is available for inspection in the manner set forth under “Additional Information.”

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of Home Federal Bancorp. RP Financial did not independently verify the financial statements and other information provided by us, nor did RP Financial independently value our assets or liabilities. The independent valuation considers Home Federal Bancorp as a going concern and should not be considered as an indication of liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing shares in the offering will be able to sell such shares at prices at or above the purchase price.

Plan of Distribution/Marketing Arrangements

Offering materials have been initially distributed to certain persons by mail, with additional copies made available through the conversion center and Sandler O’Neill. All prospective purchasers are to send payment to the conversion center and such funds will be deposited with Home Federal Savings and held in a separate account earning interest and not released until the offering is completed or terminated.

We have engaged Sandler O’Neill, a broker-dealer registered with the National Association of Securities Dealers, as a financial and marketing advisor in connection with the offering of our common stock. In its role as financial and marketing advisor, Sandler O’Neill will assist us in the offering as follows:

•	consulting as to the securities marketing implications of any aspect of the plan of stock issuance;

•	reviewing with our board of directors the securities marketing implications of the independent appraiser’s appraisal of the common stock;

•	reviewing all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assisting in the design and implementation of a marketing strategy for the offering;

•	assisting us in scheduling and preparing for meetings with potential investors and broker-dealers; and

•	providing such other general advice and assistance we may request to promote the successful completion of the offering.

For these services, Sandler O’Neill will receive a fee of 1.75% of the aggregate dollar amount of the common stock sold in the subscription and community offerings if the stock issuance is consummated, excluding in each case shares purchased by our tax qualified employee benefit plans and shares purchased by our directors, officers and employees and their immediate families. We have made an advance payment of $25,000 to Sandler O’Neill & Partners, L.P.

The plan of stock issuance provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Sandler O’Neill. In such capacity, Sandler O’Neill may form a syndicate of other broker-dealers. Neither Sandler O’Neill nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Sandler O’Neill has agreed to use its best efforts in the sale of shares in any syndicated community offering. If there is a syndicated community offering, Sandler O’Neill will receive a management fee of 1.75% of the aggregate dollar amount of the common stock sold in the syndicated community offering. The total fees payable to Sandler O’Neill and other National Association of Securities Dealers member firms in the syndicated community offering shall not exceed 7.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

We will also reimburse Sandler O’Neill for its legal fees and expenses associated with this marketing effort, up to a maximum of $50,000. If the plan of reorganization and stock issuance is terminated or if Sandler O’Neill terminates its agreement with us in accordance with the provisions of the agreement, Sandler O’Neill will only receive reimbursement of its reasonable out-of-pocket expenses. We will indemnify Sandler O’Neill against liabilities and expenses (including legal fees) incurred in connection with certain claims or liabilities arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933.

In addition, we have engaged Sandler O’Neill to act as stock offering agent in connection with the offering. In its role as stock offering agent, Sandler O’Neill will assist us in the offering as follows: (i) consolidation of accounts and development of a central file; (ii) preparation of order and/or request forms; (iii) organization and supervision of the conversion center; and (iv) subscription services. For these services, Sandler O’Neill will receive a fee of $20,000 and reimbursement for its reasonable out-of-pocket expenses. We have made an advance payment of $5,000 to Sandler O’Neill & Partners, L.P.

Our directors and executive officers may participate in the solicitation of offers to purchase common stock. Other trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 of the Securities Exchange Act of 1934, as amended, so as to permit officers, directors, and employees to participate in the sale of the common stock. No officer, director, or employee will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

Procedure for Purchasing Shares in the Subscription and Community Offerings

To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the Subscription and Community Offering, unless extended, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the stock order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

To purchase shares in the Subscription and Community Offerings, an executed stock order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at Home Federal Savings and Loan (which may be given by completing the appropriate blanks in the order form), must be received by Home Federal Savings and Loan by 4:00 p.m., Central Time, on the expiration date, unless extended. In addition, we will require a prospective purchaser to execute a certification in the form required by applicable Office of Thrift Supervision regulations in connection with any sale of common stock. We will not accept stock order forms which are not received by such time or are executed defectively or are received without full payment, or appropriate withdrawal instructions. Copies of order forms, order forms unaccompanied by an executed certification form, payments from other private third parties and wire transfers also will not be accepted. We will not accept incomplete or improperly executed forms. Once received, an executed order form may not be modified, amended or rescinded without our consent, unless the reorganization has not been completed within 45 days after the end of the Subscription Offering, unless such period has been extended.

In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility Record Date (December 31, 2002) or the Supplemental Eligibility Record Date (September 30, 2004) and depositors and borrowers as of the close of business on October 31, 2004, must list all accounts on the stock order form giving all names in each account and the account numbers. Failure to list all of your accounts may result in fewer shares being allocated to you than if all of your accounts had been disclosed.

Payment for subscriptions may be made (1) by check or money order, or (2) by authorization of withdrawal from deposit accounts maintained with Home Federal Savings and Loan. Interest will be paid on payments made by cash, check or money order at Home Federal Savings and Loan’s passbook rate of interest from the date payment is received until the reorganization is completed or terminated. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the reorganization, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the reorganization.

If a subscriber authorizes Home Federal Savings and Loan to withdraw the amount of the purchase price from his deposit account, Home Federal Savings and Loan will do so as of the effective date of the reorganization. Home Federal Savings and Loan will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate.

Our employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes. Instead, our employee stock ownership plan may pay for the shares of common stock subscribed for by it at the purchase price upon completion of the offerings, provided that there is a valid loan commitment in force from the time of its subscription until completion. The loan commitment may be from Home Federal Savings and Loan or an unrelated financial institution.

Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the Subscription and Community Offerings, provided that such IRAs are not maintained at Home Federal Savings and Loan. Persons with IRAs maintained at Home Federal Savings and Loan must have their accounts transferred to an unaffiliated institution or broker to purchase shares of common stock in the Subscription and Community Offerings. In addition, applicable regulations require that officers, directors and 10% stockholders who use self-directed IRA funds to purchase shares of common stock in the Subscription and Community Offerings make such purchases for the exclusive benefit of the IRAs. Any interested parties wishing to use IRA funds for stock purchases are advised to contact the Conversion Center for additional information and allow sufficient time for the account to be transferred as required.

We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time before the 48 hours prior to the completion of the offering. This payment may be made by wire transfer. Our interpretation of the terms and conditions of the plan of stock issuance and of the acceptability of the order forms will be final.

Certificates representing shares of common stock purchased will be mailed to purchasers at the last address of such persons appearing on the records of Home Federal Savings and Loan, or to such other address as may be specified in properly completed stock order forms, as soon as practicable following completion of the reorganization. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

Restrictions on Transfer of Subscription Rights and Shares

You may not transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of your subscription rights issued under the plan of stock issuance or the shares of common stock to be issued upon their exercise. You may exercise your subscription rights only for your own account. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the reorganization.

We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.

Delivery of Certificates

Certificates representing common stock issued in the reorganization will be mailed by our transfer agent to the persons entitled thereto at the addresses of such persons appearing on the stock order form as soon as practicable following completion of the reorganization. Any certificates returned as undeliverable will be held by us until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, such subscribers may not be able to sell the shares of common stock for which they have subscribed, even though trading of the common stock may have commenced.

Required Approvals

Various approvals of the Office of Thrift Supervision are required to consummate the reorganization. The Office of Thrift Supervision approved the plan of reorganization and plan of stock issuance, subject to approval by Home Federal Savings and Loan’s members and other standard conditions. The Office of Thrift Supervision has also approved our holding company application, subject to certain standard conditions.

We are required to make certain filings with state securities regulatory authorities in connection with the issuance of common stock in the reorganization.

Certain Restrictions on Purchase or Transfer of Shares After the Reorganization

All shares of common stock purchased in connection with the reorganization by any of our directors or executive officers will be subject to a restriction that the shares not be sold for a period of one year following the reorganization, except in the event of the death of such director or executive officer or pursuant to a merger or similar transaction approved by the Office of Thrift Supervision. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and appropriate stop-transfer instructions will be issued to our transfer agent. Any shares of common stock issued at a later date within this one year period as a stock dividend, stock split or otherwise with respect to such restricted stock will be subject to the same restrictions. Our directors and executive officers will also be subject to the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934 as long as the common stock is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934.

Purchases of our common stock by our directors, executive officers and their associates during the three-year period following completion of the reorganization may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to certain purchases of stock pursuant to an employee stock benefit plan, such as our employee stock ownership plan, or by any non-tax-qualified employee stock benefit plan, such as the stock recognition and retention plan.

Any repurchases of common stock by us in the future will be subject to the receipt of any necessary approvals from the Office of Thrift Supervision during the first year after the reorganization.

RESTRICTIONS ON ACQUISITION OF HOME FEDERAL BANCORP AND HOME FEDERAL

SAVINGS AND LOAN AND RELATED ANTI-TAKEOVER PROVISIONS

Mutual Holding Company Structure

The mutual holding company structure could restrict the ability of our stockholders to effect a change of control of management because Home Federal Mutual Holding Company will control at least a majority of the outstanding voting stock of Home Federal Bancorp. Consequently, Home Federal Mutual Holding Company will be able to elect all of the members of our board of directors and generally control the outcome of most matters presented to our stockholders for approval, except for matters that require a vote greater than a majority. Home Federal Mutual Holding Company, acting through its board of directors, will be able to prevent any challenge to the ownership or control of Home Federal Bancorp by minority stockholders. Home Federal Mutual Holding Company will be controlled by its board of directors, which will initially consist of the same persons who are members of the board of directors of us and Home Federal Savings and Loan. See “Risk Factors - Home Federal Mutual Holding Company Will Own a Majority of Our Outstanding Common Stock and Will Be Able to Control the Result of Most Matters Put to a Vote of Our Stockholders” and “The Reorganization.”

Restrictions in Home Federal Bancorp’s Charter and Bylaws

The following discussion is a summary of certain provisions of Home Federal Bancorp’s charter and bylaws that relate to corporate governance. The description is necessarily general and qualified by reference to the charter and bylaws. See “Additional Information” for information as to how you can review a copy of our charter and bylaws.

Classified Board of Directors. Home Federal Bancorp’s board of directors is required by our bylaws to be divided into three classes which are as equal in size as is possible, and one of such classes is required to be elected annually by our stockholders for three-year terms. A classified board of directors promotes continuity and stability of management but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.

Authorized but Unissued Shares of Capital Stock. Following the reorganization, we will have authorized but unissued shares of preferred stock and common stock. See “Description of Home Federal Bancorp’s Capital Stock.” Our board of directors could use these shares to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. We anticipate, however, that it is unlikely that we will use the shares for this purpose because Home Federal Mutual Holding Company will own a majority of our common stock.

Special Meetings of Stockholders. Home Federal Bancorp’s charter provides that for a period of five years following the reorganization, special meetings of stockholders may be called only upon direction of our board of directors for matters relating to changes in control of us or amendments to our charter.

Absence of Cumulative Voting. Home Federal Bancorp’s charter and bylaws provide that there is no cumulative voting by our stockholders for the election of directors. The absence of cumulative voting rights effectively means that the holder of a majority of our shares (i.e., Home Federal Mutual Holding Company) may, if it so chooses, elect all of our directors, thus precluding minority stockholder representation on our board of directors.

Restrictions on Acquisitions of Securities. Home Federal Bancorp’s charter provides that for a period of five years following the date of the reorganization, no person other than Home Federal Mutual Holding Company may directly or indirectly offer to acquire the beneficial ownership of more than 10% of our common stock. This provision does not apply to any of our tax-qualified employee stock benefit plans or to underwriters involving the public sale or resale of our common stock. If a party acquires in excess of 10% of our common stock, those shares will be considered “excess shares” and will not be counted as shares entitled to vote.

Regulatory Restrictions

The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given at least 60 days’ prior written notice. The Home Owners’ Loan Act provides that no company may acquire “control” of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock, of a savings institution where certain enumerated “control factors” are also present in the acquisition. The Office of Thrift Supervision may prohibit an acquisition if:

•	it would result in a monopoly or substantially lessen competition,

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution, or

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

The foregoing restrictions do not apply to the acquisition of a savings institution’s capital stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the savings institution.

For three years following the reorganization, Office of Thrift Supervision regulations prohibit any person from acquiring, either directly or indirectly, or making an offer to acquire more than 10% of the stock of any converted savings institution or its holding company, without the prior written approval of the Office of Thrift Supervision, except for:

•	any offer with a view toward public resale made exclusively to the institution or its holding company or to underwriters or a selling group acting on its behalf,

•	offers that if consummated would not result in the acquisition by such person during the preceding 12-month period of more than 1% of such stock,

•	offers in the aggregate for up to 24.9% by our employee stock ownership plan or other tax-qualified plans, and

•	an offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the savings institution or its holding company by a corporation whose ownership is or will be substantially the same as the ownership of the savings institution, provided that the offer or acquisition is made more than one year following the date of completion of the reorganization.

Such prohibition also is applicable to the acquisition of the common stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to a vote of stockholders. The definition of beneficial ownership for this regulation extends to persons holding revocable or irrevocable proxies for the stock of an institution or its holding company under circumstances that give rise to a conclusive or rebuttable determination of control under Office of Thrift Supervision regulations.

The foregoing provisions of Home Federal Bancorp’s charter and bylaws could have the effect of discouraging an acquisition of Home Federal Bancorp or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions which might otherwise have a favorable effect on the price of the common stock.

In addition, certain provisions expected to be included in the proposed stock option plan and stock recognition and retention plan, each of which will not be implemented prior to the receipt of shareholder approval, provide for accelerated benefits to participants in the event of a change in control of Home Federal Bancorp or Home Federal Savings and Loan, as applicable. See “Management - New Stock Benefit Plans.” The foregoing provisions and limitations may make it more costly for companies or persons to acquire control of Home Federal Bancorp.

The board of directors of Home Federal Bancorp believes that the provisions described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by its board of directors. Home Federal Bancorp’s board of directors believes that these provisions are in the best interests of Home Federal Bancorp and our future shareholders. In the board of directors’ judgment, Home Federal Bancorp’s board of directors is in the best position to determine Home Federal Bancorp’s true value and to negotiate more effectively for what may be in the best interests of our shareholders. Accordingly, the board of directors believes that it is in Home Federal Bancorp’s best interests and the best interests of our future shareholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the board of directors’ view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of Home Federal Bancorp’s true value and where the transaction is in the best interests of all shareholders.

DESCRIPTION OF HOME FEDERAL BANCORP CAPITAL STOCK

General

Home Federal Bancorp is authorized to issue 10,000,000 shares of capital stock, of which 8,000,000 are shares of common stock, par value $.01 per share and 2,000,000 are shares of preferred stock. We currently expect to issue up to a maximum of 1,610,000 shares of common stock and no shares of preferred stock in the reorganization. Each share of our common stock issued in the reorganization will have the same relative rights as, and will be identical in all respects with, each other share of common stock issued in the reorganization. Upon payment of the purchase price for the common stock in accordance with the plan of stock issuance, all such stock will be duly authorized, fully paid and nonassessable based on the laws and regulations in effect as of the date of consummation of the reorganization.

Our common stock will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation.

Common Stock

Dividends. Home Federal Bancorp can pay dividends if, as and when declared by our board of directors, subject to compliance with limitations which are imposed by law. See “We Intend to Pay Quarterly Cash Dividends.” The holders of our common stock will be entitled to receive and share equally in such dividends as may be declared by our board of directors out of funds legally available therefor. If we issue preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon completion of the reorganization, the holders of common stock will possess exclusive voting rights in Home Federal Bancorp. They will elect our board of directors and act on such other matters as are required to be presented to them under federal law or our charter or as are otherwise presented to them by the board of directors. Except as discussed in “Restrictions on Acquisition of Home Federal Bancorp and Home Federal Savings and Loan and Related Anti-Takeover Provisions,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If we issue preferred stock, holders of the preferred stock may also possess voting rights.

Liquidation. In the event of any liquidation, dissolution or winding up of Home Federal Bancorp, the holders of our common stock would be entitled to receive, after payment or provision for payment of all our debts and liabilities, all of our assets available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of Home Federal Bancorp’s common stock will not be entitled to preemptive rights with respect to any shares which may be issued in the future. The common stock is not subject to any required redemption.

Preferred Stock

None of Home Federal Bancorp’s authorized shares of preferred stock will be issued in the reorganization. Preferred stock may be issued with such preferences and designations as our board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. We have no present plans to issue preferred stock.

CHANGE IN ACCOUNTANTS

On June 9, 2004, Home Federal Savings and Loan ended the engagement of Gilbreath, Burns & Smathers and retained LaPorte Sehrt Romig & Hand as its independent accountants. Such change was recommended by the Audit Committee of Home Federal Savings and Loan’s Board of Directors.

Gilbreath, Burns & Smathers’ reports on Home Federal Savings and Loan’s consolidated financial statements as of and for the years ended June 30, 2003 and 2002 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the two fiscal years ended June 30, 2003 and 2002 and through June 9, 2004, there were no disagreements between Home Federal Savings and Loan and Gilbreath, Burns & Smathers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Gilbreath, Burns & Smathers, would have caused Gilbreath, Burns & Smathers to make reference to the disagreements in connection with their report on Home Federal Savings and Loan’s consolidated financial statements for such years.

During the years ended June 30, 2003 and 2002 and through June 9, 2004, Home Federal Savings and Loan had not consulted LaPorte Sehrt Romig & Hand regarding the application of accounting principles, either contemplated or proposed, the type of audit opinion that might be rendered on Home Federal Savings and Loan’s financial statements or any other matters that would be required to be reported herein.

EXPERTS

The financial statements of Home Federal Savings and Loan as of June 30, 2004 and 2003 and for each of the years ended June 30, 2004 and 2003 included in this prospectus have been included herein in reliance upon the report of LaPorte Sehrt Romig & Hand, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

RP Financial has consented to the publication herein of the summary of its report to Home Federal Bancorp and Home Federal Savings and Loan setting forth its opinion as to the estimated pro forma market value of the common stock to be outstanding upon completion of the reorganization and its statement with respect to subscription rights.

LEGAL AND TAX OPINIONS

The legality of the common stock and the federal income tax consequences of the reorganization will be passed upon for Home Federal Bancorp and Home Federal Savings and Loan by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., special counsel to Home Federal Bancorp and Home Federal Savings and Loan. The Louisiana income tax consequences of the reorganization will be passed upon for Home Federal Bancorp and Home Federal Savings and Loan by LaPorte Sehrt Romig & Hand, Metairie, Louisiana. Certain matters will be passed upon for Sandler O’Neill & Partners, L.P. by Malizia Spidi and Fisch, PC, Washington D.C.

ADDITIONAL INFORMATION

Home Federal Bancorp filed with the SEC a Registration Statement under the Securities Act with respect to the common stock offered in this document. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the Registration Statement. Such information, including the appraisal report which is an exhibit to the Registration Statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. You may contact the SEC by calling 1-800-SEC-0330. In addition, the SEC maintains a web site that contains registration statements and other reports regarding registrants that file electronically with the SEC (such as Home Federal Bancorp, Inc.). The registration statement also is available through the SEC’s web site on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are, of necessity, a brief description of the provisions and are not necessarily complete.

Home Federal Savings and Loan has filed a Notice of Mutual Holding Company Reorganization on Form MHC-1, an Application for Approval of a Minority Stock Issuance on Form MHC-2 and an Application H-(e)1-S with the Office of Thrift Supervision with respect to the reorganization and stock issuance. This prospectus omits certain information contained in those applications. The applications may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552 and at the Midwest Regional Office of the Office of Thrift Supervision located at 225 East John Carpenter Freeway, Suite 500, Irving, Texas 75062.

In connection with the reorganization, Home Federal Bancorp will register our common stock with the SEC under Section 12(g) of the Securities Exchange Act of 1934, and, upon such registration, Home Federal Bancorp and the holders of our stock will become subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, and certain other requirements of the Securities Exchange Act of 1934. Under the plan of stock issuance, we have undertaken that we will not terminate such registration for a period of at least three years following the reorganization.

A copy of the plan of reorganization, the plan of stock issuance and Home Federal Bancorp’s, Home Federal Savings and Loan’s and Home Federal Mutual Holding Company’s charter and bylaws are available without charge from Home Federal Savings and Loan. Requests for such information should be directed to: Daniel R. Herndon, Home Federal Savings and Loan Association, 624 Market Street, Shreveport, Louisiana 71101, telephone number (318) 222-1145.

Copies of the appraisal report of RP Financial, including any amendments thereto, also are available from Home Federal Savings and Loan at the above address.

All financial statement schedules are omitted because the required information either is not applicable or is shown in the financial statements or in the notes thereto.

The financial statements for Home Federal Bancorp are not included since we have not yet issued any stock and we do not have any assets. We have not engaged in any business other than organizational activities.

To the Board of Directors

    Home Federal Savings and Loan

        Association of Shreveport

Shreveport, Louisiana

Report of Independent Registered Public Accounting Firm

We have audited the accompanying consolidated statements of financial condition of HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF SHREVEPORT and subsidiary as of June 30, 2004 and 2003, and the related consolidated statements of income, changes in equity, and cash flows for the years then ended. These financial statements are the responsibility of the Association’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF SHREVEPORT and subsidiary as of June 30, 2004 and 2003, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

A Professional Accounting Corporation

July 16, 2004

Metairie, Louisiana

110 VETERANS MEMORIAL BOULEVARD, SUITE 200, METAIRIE, LA 70005-4958 • 504.835.5522 • FAX 504.835.5535

5100 VILLAGE WALK, SUITE 202, COVINGTON, LA 70433-4012 • 985.892.5850 • FAX 985.892.5956

WWW.LAPORTE.COM

A Professional Accounting Corporation

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

OF SHREVEPORT AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	June 30,
	2004	2003
ASSETS
Cash and Cash Equivalents (Includes Interest-Bearing Deposits with Other Banks of $3,658,469 and $8,600,145 for 2004 and 2003)	$4,342,125	$9,470,593
Securities Available-for-Sale	64,253,764	52,959,421
Securities Held-to-Maturity	2,515,557	4,068,225
Loans Held-for-Sale	107,500	1,227,800
Loans Receivable, Net	22,678,740	31,991,227
Accrued Interest Receivable	405,812	441,438
Premises and Equipment, Net	467,783	502,839
Deferred Tax Asset	832,752	—
Other Assets	58,555	97,398

Total Assets	$95,662,588	$100,758,941

LIABILITIES AND EQUITY
LIABILITIES
Deposits	$68,133,506	$71,389,814
Advances from Borrowers for Taxes and Insurance	232,947	312,040
Advances from Federal Home Loan Bank of Dallas	9,748,316	9,007,963
Other Long-Term Debt	—	20,414
Deferred Tax Liability	—	537,930
Other Accrued Expenses and Liabilities	238,666	341,630

Total Liabilities	78,353,435	81,609,791

COMMITMENTS
EQUITY
Retained Earnings - Partially Restricted	18,977,541	18,156,800
Accumulated Other Comprehensive (Loss) Income	(1,668,388)	992,350

Total Equity	17,309,153	19,149,150

Total Liabilities and Equity	$95,662,588	$100,758,941

See accompanying notes to consolidated financial statements.

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

OF SHREVEPORT AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

	For The Years Ended June 30,
	2004	2003
INTEREST INCOME
Loans, Including Fees	$2,003,082	$3,478,114
Investment Securities	78,768	90,355
Mortgage-Backed Securities	3,015,568	2,417,303
Other Interest-Earning Assets	56,624	129,753

Total Interest Income	5,154,042	6,115,525

INTEREST EXPENSE
Deposits	1,868,155	2,469,424
Federal Home Loan Bank Borrowings	294,709	240,790

Total Interest Expense	2,162,864	2,710,214

Net Interest Income	2,991,178	3,405,311

PROVISION FOR LOAN LOSSES	—	(473,964)

Net Interest Income after Provision for Loan Losses	2,991,178	3,879,275

NON-INTEREST INCOME
Gain on Sale of Loans	61,704	117,386
Gain on Sale of Securities	223,200	50,649
Other Income	36,413	48,036

Total Non-Interest Income	321,317	216,071

NON-INTEREST EXPENSE
Defined Benefit Plan Withdrawal Funding	—	473,235
Compensation and Benefits	1,455,909	1,496,357
Occupancy and Equipment	170,998	176,927
Data Processing	114,394	124,574
Deposit Insurance Premiums	10,909	13,179
Other Expense	327,818	311,747

Total Non-Interest Expense	2,080,028	2,596,019

Income Before Income Taxes	1,232,467	1,499,327
PROVISION FOR INCOME TAX EXPENSE	411,726	489,617

Net Income	$820,741	$1,009,710

See accompanying notes to consolidated financial statements.

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

OF SHREVEPORT AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

YEARS ENDED JUNE 30, 2004 AND 2003

	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Equity
BALANCE - JUNE 30, 2002	$17,147,090	$126,232	$17,273,322

Comprehensive Income
Net Income	1,009,710	—	1,009,710
Other Comprehensive Income
Changes in Unrealized Gain (Loss) on Securities Available-for-Sale, Net of Reclassification Adjustment and Tax Effects	—	866,118	866,118

Total Comprehensive Income	—	—	1,875,828

BALANCE - JUNE 30, 2003	18,156,800	992,350	19,149,150

Comprehensive Income
Net Income	820,741	—	820,741
Other Comprehensive Income
Changes in Unrealized Gain (Loss) on Securities Available-for-Sale, Net of Reclassification Adjustment and Tax Effects	—	(2,660,738)	(2,660,738)

Total Comprehensive Income	—	—	(1,839,997)

BALANCE - JUNE 30, 2004	$18,977,541	$(1,668,388)	$17,309,153

See accompanying notes to consolidated financial statements.

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

OF SHREVEPORT AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Years Ended June 30,
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$820,741	$1,009,710
Adjustments to Reconcile Net Income to Net Cash Provided by (Used in) Operating Activities
Provision for Loan Losses	—	(473,964)
Net Amortization and Accretion on Securities	(88,593)	(131,506)
Amortization of Deferred Loan Fees	(110,172)	(211,928)
Depreciation of Premises and Equipment	58,873	59,532
Gain on Sale of Securities	(223,200)	(50,649)
Deferred Income Tax Provision	—	47,885
Changes in Assets and Liabilities
Loans Held-for-Sale	1,120,300	(931,700)
Accrued Interest Receivable	35,626	93,410
Other Operating Assets	38,843	(61,921)
Other Operating Liabilities	(102,964)	34,320

Net Cash Provided by (Used in) Operating Activities	1,549,454	(616,811)

CASH FLOWS FROM INVESTING ACTIVITIES
Loan Originations and Principal Collections, Net	10,439,445	22,806,957
Purchases of Loans	(1,044,175)	(1,056,411)
Deferred Loan Fees Collected	27,389	80,688
Acquisition of Depreciable Assets	(23,817)	(36,716)
Activity in Available-for-Sale Securities
Proceeds from Sales of Securities	8,346,061	6,914,134
Proceeds from Maturities	75,000	100,000
Principal Payments on Mortgage-Backed Securities	12,657,502	9,033,747
Purchases	(36,097,644)	(30,026,217)
Activity in Held-to-Maturity Securities
Redemption or Maturity Proceeds	545,000	900,000
Principal Payments on Mortgage-Backed Securities	1,012,779	1,573,360
Purchases	—	(750,488)

Net Cash (Used in) Provided by Investing Activities	(4,062,460)	9,539,054

See accompanying notes to consolidated financial statements.

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

OF SHREVEPORT AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	For The Years Ended June 30,
	2004	2003
CASH FLOWS FROM FINANCING ACTIVITIES
Net Decrease in Deposits	(3,256,308)	(8,559,813)
Proceeds from Advances from Federal Home Loan Bank	2,900,000	8,000,000
Repayment of Advances from Federal Home Loan Bank	(2,159,647)	(3,005,647)
Repayment of Borrowings	(20,414)	—
Net Decrease in Mortgage-Escrow Funds	(79,093)	(210,403)

Net Cash Used in Financing Activities	(2,615,462)	(3,775,863)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(5,128,468)	5,146,380
CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	9,470,593	4,324,213

CASH AND CASH EQUIVALENTS - END OF YEAR	$4,342,125	$9,470,593

SUPPLEMENTARY CASH FLOW INFORMATION
Interest Paid on Deposits and Borrowed Funds	$2,168,599	$2,726,470
Income Taxes Paid	368,000	491,784
Market Value Adjustment for (Loss) Gain on Securities Available-for-Sale	(4,031,419)	1,312,299

See accompanying notes to consolidated financial statements.

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

OF SHREVEPORT AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A

SUMMARY OF ACCOUNTING POLICIES

BASIS OF PRESENTATION AND CONSOLIDATION

The consolidated financial statements include the accounts of HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF SHREVEPORT and its wholly-owned subsidiary, Metro Financial Services, Inc. Metro Financial Services, Inc. is an inactive entity. All significant intercompany balances and transactions have been eliminated.

USE OF ESTIMATES

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the Consolidated Statements of Financial Condition and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the allowance for loan losses.

NATURE OF OPERATIONS

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION OF SHREVEPORT (the Association) is a federally chartered, mutual savings and loan association and is subject to federal regulation by the Federal Deposit Insurance Corporation and the Office of Thrift Supervision. Services are provided to its customers by three offices, all of which are located in the City of Shreveport, Louisiana. The area served by the Association is primarily the Shreveport-Bossier City metropolitan area; however, loan and deposit customers are found dispersed in a wider geographical area covering much of northwest Louisiana.

CASH AND CASH EQUIVALENTS

For purposes of the Consolidated Statements of Cash Flows, cash and cash equivalents include cash on hand, balances due from banks, and federal funds sold, all of which mature within ninety days.

SECURITIES

The Association classifies its debt and equity investment securities into one of three categories: held-to-maturity, available-for-sale, or trading. Investments in nonmarketable equity securities and debt securities, in which the Association has the positive intent and ability to hold to maturity, are classified as held-to-maturity and carried at amortized cost. Investments in debt securities that are not classified as held-to-maturity and marketable equity securities that have readily determinable fair values are classified as either trading or available-for-sale securities. Securities that are acquired and held principally for the purpose of selling in the near term are classified as trading securities. Investments in securities not classified as trading or held-to-maturity are classified as available-for-sale.

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

OF SHREVEPORT AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A

SUMMARY OF ACCOUNTING POLICIES (Continued)

SECURITIES (Continued)

Trading account and available-for-sale securities are carried at fair value. Unrealized holding gains and losses on trading securities are included in earnings while net unrealized holding gains and losses on available-for-sale securities are excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the term of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-then-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Association to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

LOANS HELD FOR SALE

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

LOANS

Loans receivable are stated at unpaid principal balances, less allowances for loan losses and unamortized deferred loan fees. Net nonrefundable fees (loan origination fees, commitment fees, discount points) and costs associated with lending activities are being deferred and subsequently amortized into income over the contractual life of the loan as an adjustment of yield on the related interest earning assets using the interest method. Interest income on contractual loans receivable is recognized on the accrual method. Unearned discount on property improvement and automobile loans is deferred and amortized on the interest method over the life of the loan.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is comprised of three components: specific reserves on certain problem loans, general reserves determined from historical loss allocation factors applied to pools of loans, and a general allowance for other environmental factors. Factors contributing to the determination of specific reserves include the financial condition of the borrower, changes in the value of pledged collateral and general economic conditions. General reserves are established on historical charge-offs, considering factors which include risk rating, industry concentration, and loan type, with the most recent charge-off experience weighted more heavily. The general allowance for environmental factors, which is judgmentally determined, generally serves to compensate for the uncertainty in estimating losses, particularly in times of changing economic conditions, and considers the possibility of improper risk ratings and possible over- or under- allocations of specific reserves. As a part of the evaluation of the unallocated reserve, management also considers the lagging impact of historical charge-off ratios in periods where future charge-offs are expected to increase or decrease significantly. In addition, management considers trends in delinquencies and nonaccrual loans, industry concentration, the volatility of risk ratings and the evolving portfolio mix in terms of collateral, relative loan size, and the degree of seasoning in the various loan products. Changes in underwriting standards, credit administration and collection, regulation and other factors which impact the credit quality and collectibility of the loan portfolio also impact the unallocated reserve levels. The reviews performed by internal and external examiners are also considered.

The allowance for loan losses is evaluated on a regular basis by management and is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

OF SHREVEPORT AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A

SUMMARY OF ACCOUNTING POLICIES (Continued)

ALLOWANCE FOR LOAN LOSSES (Continued)

A loan is considered impaired when, based on current information or events, it is probable that the Association will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. When a loan is impaired, the measurement of such impairment is based upon the fair value of the collateral of the loan. If the fair value of the collateral is less than the recorded investment in the loan, the Association will recognize the impairment by creating a valuation allowance with a corresponding charge against earnings.

An allowance is also established for uncollectible interest on loans classified as substandard. Substandard loans are those, which are in excess of ninety days delinquent. The allowance is established by a charge to interest income equal to all interest previously accrued and income is subsequently recognized only to the extent that cash payments are received. When, in management’s judgment, the borrower’s ability to make period interest and principal payments is back to normal, the loan is returned to accrual status.

OFF-BALANCE SHEET CREDIT RELATED FINANCIAL INSTRUMENTS

In the ordinary course of business, the Association has entered into commitments to extend credit. Such financial instruments are recorded when they are funded.

FORECLOSED ASSETS

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are carried at the lower of cost or current fair value minus estimated cost to sell as of the date of foreclosure. Cost is defined as the lower of the fair value of the property or the recorded investment in the loan. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell.

PREMISES AND EQUIPMENT

Land is carried at cost. Buildings and equipment are carried at cost less accumulated depreciation computed on the straight-line method over the following estimated useful lives of the assets.

Building and Improvements	10 to 50 Years
Furniture and Equipment	5 to 10 Years

INCOME TAXES

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various assets and liabilities and gives current recognition to changes in tax rates and laws.

RECLASSIFICATION OF PRIOR PERIOD

Certain amounts in the June 30, 2003 consolidated financial statements have been reclassified to conform with June 30, 2004 financial statements presentation.

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

OF SHREVEPORT AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A

SUMMARY OF ACCOUNTING POLICIES (Continued)

NON-DIRECT RESPONSE ADVERTISING

The Association expenses all advertising costs, except for direct-response advertising, as incurred. In the event the Association incurs expense for material direct-response advertising, it will be amortized over the estimated benefit period, which is estimated to be between three and five years.

COMPREHENSIVE INCOME

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the Consolidated Statements of Financial Condition, such items, along with net income, are components of comprehensive income.

The components of other comprehensive income and related tax effects are as follows:

	2004	2003
Unrealized Holding (Losses) Gains on Available-For-Sale Securities	$(3,724,868)	$1,316,625
Reclassification Adjustment for (Gains) Realized in Income	(306,551)	(4,326)

Net Unrealized (Losses) Gains	(4,031,419)	1,312,299
Tax Effect	1,370,681	(446,181)

Net-of-Tax Amount	$(2,660,738)	$866,118

The components of accumulated other comprehensive income, included in Equity, are as follows:

	2004	2003
Net Unrealized (Loss) Gain on Securities Available-For-Sale	$(2,527,860)	$1,503,560
Tax Effect	859,472	(511,210)

Net-of-Tax Amount	$(1,668,388)	$992,350

RECENT ACCOUNTING PRONOUNCEMENTS

In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45), which covers guarantees such as standby letters of credit, performance guarantees, and direct or indirect guarantees of the indebtedness of others, but not guarantees of funding. FIN 45 requires a guarantor to recognize, at the inception of a guarantee, a liability in an amount equal to the fair value of the obligation undertaken in issuing the guarantee, and requires disclosure about the maximum potential payments that might be required, as well as the collateral or other recourse obtainable. The recognition and measurement provisions of FIN 45 were effective on a prospective basis after December 31, 2002, and its adoption by the Association on July 1, 2003 had no effect on the Association’s consolidated financial statements.

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NOTE A

SUMMARY OF ACCOUNTING POLICIES (Continued)

RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46), which establishes guidance for determining when an entity should consolidate another entity that meets the definition of a variable interest entity. FIN 46 requires a variable interest entity to be consolidated by a company if that company will absorb a majority of the expected losses, will receive a majority of the expected residual returns, or both. Transferors to qualified special-purpose entities (QSPEs) and certain other interests in a QSPE are not subject to the requirements of FIN 46. On December 17, 2003, the FASB revised FIN 46 (FIN 46R) and deferred the effective date of FIN 46 to no later than the end of the first reporting period that ends after March 15, 2004. The Interpretation had no effect on the Association’s consolidated financial statements.

In April 2003, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 149, Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities. This Statement amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. This Statement is effective for contracts entered into or modified after June 30, 2003, except in certain circumstances, and for hedging relationships designated after June 30, 2003. This Statement had no effect on the Association’s consolidated financial statements.

In December 2003, the FASB issued SFAS No. 132 (revised 2003), Employers’ Disclosures about Pensions and Postretirement Benefits. This Statement requires additional disclosures about the assets, obligations and cash flows of defined benefit pension and postretirement plans, as well as the expense recorded for such plans. As of June 30, 2004, the Association has disclosed the required elements related to its defined benefit pension plan in Note M to these consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement requires that certain financial instruments, which previously could be designated as equity, now be classified as liabilities on the balance sheet. Certain effective dates of SFAS No. 150 were deferred by the provisions of FASB Staff Position No. 150-3, Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interest Under FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. The Association had no financial instruments entered into or modified that required application of this statement at June 30, 2004.

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NOTE B

CASH AND CASH EQUIVALENTS

At June 30, 2004 and 2003, cash and cash equivalents consisted of the following:

	2004	2003
Cash on Hand	$260,705	$177,592
Demand Deposits at Other Institutions	793,420	4,737,001
Federal Funds Sold	3,288,000	4,556,000

	$4,342,125	$9,470,593

NOTE C

SECURITIES

The amortized cost and fair value of securities, with gross unrealized gains and losses, follows:

	June 30, 2004
Securities Available-for-Sale	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Debt Securities
FHLMC Mortgage-Backed Certificates	$8,705,978	$1,138	$318,433	$8,388,683
FNMA Mortgage-Backed Certificates	54,780,895	46,735	2,191,050	52,636,580
GNMA Mortgage-Backed Certificates	1,257,968	429	46,134	1,212,263
Equity Securities 205,111 Shares, AMF ARM Fund	2,036,782	—	20,544	2,016,238

	$66,781,623	$48,302	$2,576,161	$64,253,764

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NOTE C

SECURITIES (Continued)

	June 30, 2004
Securities Held-to-Maturity	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Debt Securities
Municipal Obligations	$270,000	$624	$—	$270,624
GNMA Mortgage-Backed Certificates	827,969	56,266	—	884,235
FNMA Mortgage-Backed Certificates	300,188	7,073	10	307,251
FHLMC Mortgage-Backed Certificates	199,000	4,265	—	203,265
Equity Securities (Nonmarketable)
2,000 Shares - Intrieve, Inc.	15,000	—	—	15,000
9,034 Shares - Federal Home Loan Bank	903,400	—	—	903,400

	$2,515,557	$68,228	$10	$2,583,775

	June 30, 2003
Securities Available-for-Sale	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Debt Securities
FNMA Note	$70,186	$7,627	$—	$77,813
FHLMC Mortgage-Backed Certificates	5,457,966	82,777	8,470	5,532,273
FNMA Mortgage-Backed Certificates	43,069,455	1,436,483	2,270	44,503,668
GNMA Mortgage-Backed Certificates	2,107,766	3,974	16,561	2,095,179
Equity Securities
75,426 Shares, AMF ARM Fund	750,488	—	—	750,488

	$51,455,861	$1,530,861	$27,301	$52,959,421

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NOTE C

SECURITIES (Continued)

	June 30, 2003
Securities Held-to-Maturity	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Debt Securities
Municipal Obligations	$814,747	$15,865	$—	$830,612
GNMA Mortgage-Backed Certificates	1,458,866	108,802	—	1,567,668
FNMA Mortgage-Backed Certificates	580,783	17,326	—	598,109
FHLMC Mortgage-Backed Certificates	295,429	11,602	—	307,031
Equity Securities (Nonmarketable)
2,000 Shares - Intrieve, Inc.	15,000	—	—	15,000
9,034 Shares - Federal Home Loan Bank	903,400	—	—	903,400

	$4,068,225	$153,595	$—	$4,221,820

The amortized cost and fair value of debt securities by contractual maturity at June 30, 2004 follows:

	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Maturity
Due within One Year	$—	$—	$—	$—
Due from One Year to Five Years	—	—	270,000	270,624
Due from Five Years to Ten Years	—	—	—	—
Due after Ten Years	—	—	—	—

	—	—	270,000	270,624
Mortgage-Backed Securities	64,744,841	62,237,526	1,327,157	1,394,751

	$64,744,841	$62,237,526	$1,597,157	$1,665,375

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NOTE C

SECURITIES (Continued)

During the years ended June 30, 2004 and 2003, proceeds from the sale of available-for-sale securities amounted to $8,346,061 and $6,914,134, respectively, which resulted in gross realized gains of $223,200 and $50,649, respectively. The specific identification method was used in determining cost for computing the gross realized gains.

There were no securities pledged to secure public deposits or for borrowings.

Information pertaining to securities with gross unrealized losses at June 30, 2004, aggregated by investment category and length of time that individual securities have been in a continuous loss position follows:

	Less Than Twelve Months		Over Twelve Months
Securities Available-for-Sale	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Debt Securities:
Mortgage-backed	$2,497,223	$54,109,131	$58,394	$2,344,957
Marketable Equity Securities	20,544	2,016,238	—	—

Total Securities Available for Sale	$2,517,767	$56,125,369	$58,394	$2,344,957

	Less Than Twelve Months		Over Twelve Months
Securities Held-to-Maturity	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Mortgage-backed	$10	$16,274	$—	$—

Total Securities Held to Maturity	$10	$16,274	$—	$—

NOTE C

SECURITIES (Continued)

Mortgage-Backed Securities. The Association’s investment in mortgage-backed securities which have unrealized losses at June 30, 2004 consist of the following:

	Less Than Twelve Months		Over Twelve Months
Mortgage-Back Securities Available-for-Sale	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
GNMA	$394	$73,006	$45,740	$1,109,519
FNMA	2,186,836	46,747,146	4,213	458,548

FHLMC	309,993	7,288,979	8,441	776,891
Total Mortgage–Backed Securities Available-for-Sale	$2,517,767	$56,125,369	$58,394	$2,344,957

	Less Than Twelve Months		Over Twelve Months
Mortgage-Back Securities Held-to-Maturity	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
GNMA	$10	$16,274	$—	$—

Total Mortgage–Backed Securities Held-to-Maturity	$10	$16,274	$—	$—

The unrealized losses on the Association’s investment in federal agency mortgage-backed securities were caused by interest rate increases. The contractual cash flows of these investments area guaranteed by an agency of the United States government. Accordingly, management expects that these securities would not be settled at a price less than the amortized cost of the Association’s investment. Based on management’s assessment of the financial condition of the Association, the Association has the ability and intent to hold these financial instruments until a recovery of fair value, which may be maturity. Based on this assessment and because the decline in market value is attributable to changes in interest rates and not credit quality, the Association does not consider these investments to be other-than-temporarily impaired at June 30, 2004

Marketable Equity Securities. The Association’s investment in marketable equity securities consist primarily of investment in an adjustable rate mortgage fund. The underlying principal of this investment is mortgage loans, and, as such, the unrealized loss is attributable to interest rate increases. Because the decline in market value is attributable to changes in interest rates and not credit quality and because the Association has the ability and intent to hold the investment for a reasonable period of time sufficient for a recovery of fair value, the Association does not consider these investments to be other-than-temporarily impaired at June 30, 2004

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NOTE D

LOANS RECEIVABLE

Loans receivable at June 30, 2004 and 2003 are summarized as follows:

	2004	2003
Mortgage Loans (Principally Conventional)
Principal Balances
Secured by One-to-Four Family Residences	$20,903,102	$30,341,445
Secured by Other Properties	101,207	115,647

Total Mortgage Loans	21,004,309	30,457,092
Consumer and Other Loans
Principal Balances
Equity and Second Mortgage	1,077,321	1,046,819
Loans on Savings Accounts	589,551	713,785
Equity Lines of Credit	342,664	187,066
Automobile Loans	564	4,917

Total Consumer and Other Loans	2,010,100	1,952,587

Total Loans	23,014,409	32,409,679
Less: Allowance for Loan Losses	(235,000)	(235,000)
Unamortized Loan Fees	(100,669)	(183,452)

Net Loans Receivable	$22,678,740	$31,991,227

An analysis of the allowance for loan losses follows:

	2004	2003
Balance - Beginning of Year	$235,000	$708,964
Provision for Loan Losses	—	—
Adjustment of Allowance to Revised Estimated Loss Expectancy	—	(473,964)

Balance - End of Year	$235,000	$235,000

For the fiscal year ended June 30, 2003, management elected to reduce the allowance for loan losses based upon its observation of actual recent credit loss experience and the fact that a significant reduction has occurred in the volume and carrying value of its largely homogeneous first and second mortgage loan portfolio.

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NOTE D

LOANS RECEIVABLE (Continued)

Fixed rate loans receivable as of June 30, 2004 are scheduled to mature and adjustable rate loans are scheduled to reprice as follows: (In Thousands)

	Under One Year	One to Five Years	Six to Ten Years	Over Ten Years	Total
Loans Secured by One - Four Family Residential:
Fixed Rate	$10	$1,141	$1,972	$9,815	$12,938
Adjustable Rate	7,964	—	—	—	7,964
Other Loans Secured by Real Estate:
Fixed Rate	—	14	87	—	101
Adjustable Rate	—	—	—	—	—
All Other Loans	602	473	613	323	2,011

	$8,576	$1,628	$2,672	$10,138	$23,014

Mortgage loans serviced for FNMA are not included in the accompanying Consolidated Statements of Financial Condition. The unpaid principal balances of these loans at June 30, 2004 and 2003 were $209,256 and $266,876, respectively. Custodial escrow balances maintained in connection with these serviced loans were $4,614 and $10,459 at June 30, 2004 and 2003, respectively. Service fees are recorded as income when received.

As of June 30, 2004 and 2003, there was no recorded investment in loans that are considered impaired under SFAS Nos. 114 and 118. The Association has no commitments to loan additional funds to borrowers whose loans were previously in non-accrual status.

NOTE E

ACCRUED INTEREST RECEIVABLE

Accrued interest receivable at June 30, 2004 and 2003 consisted of the following:

	2004	2003
Accrued Interest on:
Mortgage Loans	$109,569	$158,327
Other Loans	21,063	21,012
Investments	9,485	24,860
Mortgage-Backed Securities	265,695	237,239

	$405,812	$441,438

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NOTE F

PREMISES AND EQUIPMENT

A summary of the cost and accumulated depreciation of premises and equipment follows:

	2004	2003
Land	$290,798	$290,798
Buildings	1,094,206	1,094,206
Equipment	554,204	544,335

	1,939,208	1,929,339
Accumulated Depreciation	(1.471,425)	(1,426,500)

	$467,783	$502,839

Depreciation expense charged against operations for the years ended June 30, 2004 and 2003 was $58,873 and $59,532, respectively.

The Association leases property for a branch facility. The lease, which expires November 30, 2008, requires monthly rental payments of $1,680. Future minimum rent commitments under this lease follows:

Year Ended June 30,
2005	$20,160
2006	20,160
2007	20,160
2008	20,160
2009	8,400

$89,940

This lease provides for five ten-year option periods with rental adjustment provisions. Total rent expense for the years ended June 30, 2004 and 2003 amounted to $20,160 for each year, respectively.

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NOTE G

DEPOSITS

Deposits at June 30, 2004 and 2003 are summarized as follows:

	Weighted Average Rate at 6/30/2004	2004		2003
		Amount	Percent	Amount	Percent
NOW Accounts	0.23%	$6,006,403	8.82%	$5,569,051	7.84%
Money Market	0.40%	4,350,190	6.38	4,406,253	6.17
Passbook Savings	0.50%	5,529,502	8.12	5,189,903	7.27

		15,886,095	23.32	15,165,207	21.28
Certificates of Deposit	3.57%	52,247,411	76.68	56,224,607	78.72

Total Deposits		$68,133,506	100.00	$71,389,814	100.00%

Included in NOW accounts were non-interest bearing accounts of $753,535 and $1,391,775 at June 30, 2004 and 2003, respectively.

The composition of Certificates of Deposit accounts by interest rate is as follows:

	2004		2003
	Amount	Percent	Amount	Percent
0.00% to 0.99%	$1,845,658	3.53%	$2,617,547	4.65%
1.00% to 1.99%	16,641,671	31.85	11,028,920	19.62
2.00% to 2.99%	11,083,752	21.22	10,985,710	19.54
3.00% to 3.99%	7,190,128	13.76	7,279,061	12.95
4.00% to 4.99%	5,910,877	11.31	6,328,925	1 1.26
5.00% to 5.99%	4,699,894	9.00	8,689,245	15.45
6.00% to 6.99%	4,875,431	9.33	6,462,556	1 1.49
7.00% to 7.99%	—	—	2,830,088	5.03
8.00% to 8.99%	—	—	2,555	0.01

Total Deposits	$52,247,411	100.00	$56,224,607	100.00%

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NOTE G

DEPOSITS (Continued)

Maturities of Certificates of Deposit accounts at June 30, 2004 are scheduled as follows:

Year Ending June 30,	Amount	Percent	Weighted Average Rate
2005	$28,683,964	54.90%	2.9%
2006	10,132,760	19.39	3.4%
2007	7,670,140	14.68	4.0%
2008	3,138,674	6.01	3.9%
2009	2,591,603	4.96	3.4%
Thereafter	30,270	0.06	0.5%

	$52,247,411	100.00%

Interest expense on deposits for the years ended June 30, 2004 and 2003 was as follows:

	2004	2003
NOW and Money Market	$30,854	$39,842
Passbook Savings	26,646	32,133
Certificates of Deposit	1,810,655	2,397,449

	$1,868,155	$2,469,424

At June 30, 2004, there were 100 deposit accounts with balances of $100,000 or more with an aggregate value of $10,681,867. These accounts indicated uninsured deposits totaling $1,502,715.

NOTE H

ADVANCES FROM FEDERAL HOME LOAN BANK OF DALLAS

Pursuant to collateral agreements with the Federal Home Loan Bank of Dallas (FHLB), advances are secured by a blanket floating lien on first mortgage loans. Total interest expense recognized amounted to $294,709 and $240,790 for 2004 and 2003, respectively.

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NOTE H

ADVANCES FROM FEDERAL HOME LOAN BANK OF DALLAS (Continued)

Advances at June 30, 2004 and 2003 consisted of the following:

	Advance Total
	2004	2003
2.00% to 2.99%	$4,543,140	$5,686,979
3.00% to 3.99%	3,957,142	1,689,386
4.00% to 4.99%	1,248,034	1,631,598

	$9,748,316	$9,007,963

Maturities of advances at June 30, 2004 are as follows:

Year Ended June 30,
2005	$2,523,857
2006	2,604,541
2007	2,687,867
2008	1,594,865
2009	337,186

$9,748,316

NOTE I

OTHER LONG-TERM DEBT

Other Long-Term Debt at June 30, 2003 consists of a term loan through GMAC. The loan, which was secured by a vehicle, required monthly payments of $1,134 of principal only, with final payment due December 13, 2004. The balance of the loan was paid off during the fiscal year ended June 30, 2004.

NOTE J

COMMITMENTS

As described in Note F, the Association leases property for a branch facility. In addition to this lease, the Association has an agreement with a third-party which provides on-line data processing services. The agreement, which expires January 31, 2005, requires minimum monthly service charge $7,371. At the end of this term, the agreement will automatically continue for successive periods of three years unless terminated upon written notice given at least six months prior to the end of the present term. The future minimum commitment for the on-line processing services is $51,497 for the year ending June 30, 2005.

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NOTE J

COMMITMENTS (Continued)

In addition to the above agreements, the Association has a non-cancelable agreement with FiServ, Inc. to provide NOW account processing services through May 31, 2005. This service agreement contains no provision for a minimum monthly service charge.

NOTE K

FEDERAL INCOME TAXES

The Association and its subsidiary file separate federal income tax returns on a calendar year basis. For years after 1995, allowable bad debt deductions for federal income tax purposes have been determined using the bank experience method.

The current provision for federal income taxes is calculated on pretax accounting income adjusted by items considered to be permanent differences between book and taxable income. The Association is not subject to state income taxation. Income tax expense for the years ending June 30, 2004 and 2003 is summarized as follows:

	2004	2003
Federal
Current	$411,726	$441,732
Deferred	—	47,885

	$411,726	$489,617

The effective income tax rate for the years ended June 30, 2004 and 2003 was 33.40% and 32.66%, respectively. The provision for income tax differs from that expected by applying federal income tax rates to income before income taxes as a result of the following:

	2004	2003
Expected Tax Expense at Statutory Rates	$419,039	$509,771
Effect of Non-Taxable Income	(7,313)	(20,154)

Provision for Income Tax	$411,726	$489,617

At June 30, 2004 and 2003, temporary differences between the financial statement carrying amount and tax bases of assets that gave rise to deferred tax recognition were related to the effect of loan bad debt deduction differences for tax and book purposes. The deferred tax expense or benefit related to securities available-for-sale has no effect on the Association’s income tax provision since it is charged or credited to the Association’s other comprehensive income or loss equity component. The net deferred income tax asset (liability) consisted of the following components at June 30, 2004 and 2003:

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NOTE K

FEDERAL INCOME TAXES (Continued)

	2004	2003
Deferred Tax Asset (Liability):
Loans Receivable - Bad Debt Loss Allowances	$(26,720)	$(26,720)
Securities Available-for-Sale Unrealized Loss (Gain)	859,472	(511,210)

Total Deferred Tax Asset (Liability)	$832,752	$(537,930)

NOTE L

OTHER NON-INTEREST INCOME AND EXPENSE

Other non-interest income and expense amounts at June 30, 2004 and 2003 are summarized below:

	2004	2003
Other Non-Interest Income:
Service Fees on NOW Accounts	$23,310	$26,939
Late Charges	9,020	11,507
Commissions and Other	4.083	9,590

	$36,413	$48,036

Other Non-Interest Expense:
NOW Account Expense	$24,332	$22,782
Advertising	24,126	13,972
Audit and Examination Fees	54,960	54,960
Loan Expenses	6,357	5,385
Office Supplies	15,877	17,194
Telephone	28,717	24,477
Postage	23,195	26,003
Business Insurance and Bonds	40,377	38,504
Organization Dues and Publications	10,962	13,120
Charitable Contributions	3,128	3,394
Miscellaneous	46,423	46,759
Automobile Expense, Including Depreciation	21,364	17,470
Consulting Fees	28,000	27,727

	$327,818	$311,747

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NOTE M

RETIREMENT PLANS

Effective January 1, 2000, the Association merged the assets of its defined benefit plan into the Financial Institution’s Retirement Fund, a multi-employer plan administered by the Pentegra Group. The Future Employer Contribution Offset (FECO) provided by this plan has been utilized to eliminate all normal plan contributions and pension plan expense since the plan merger. On April 1, 2003, the Association withdrew from the Financial Institutions’ Retirement Fund and, as such, all benefit accruals based on past and future employee service have ended. The Association’s unfunded benefit obligation resulting from market value adjustments amounted to $473,235 as of the date of withdrawal from the plan. This liability has been funded and charged against earnings for the year ended June 30, 2003.

Also effective January 1, 2000, the Association adopted a resolution to participate in the Financial Institutions Thrift Plan administered by the Pentegra Group. This plan complies with the requirements of Section 401(k) of the Internal Revenue Code. Those eligible for this defined contribution plan must have completed one year of full time service and attained age 21. Participating employees may make elective salary reduction contributions of up to 15% of their eligible compensation. The Association will contribute a basic “safe harbor” contribution of 3% of participant plan salary and will match 50% of the first 6% of plan salary elective deferrals. The Association is also permitted to make discretionary contributions to be allocated to participant accounts. Pension cost, including administrative fees, attributable to the Association’s 401(k) safe harbor plan for the years ended June 30, 2004 and 2003 was $65,935 and $65,377, respectively.

NOTE N

OFF-BALANCE SHEET ACTIVITIES

CREDIT RELATED FINANCIAL INSTRUMENTS

The Association is a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Statements of Financial Condition.

The Association’s exposure to credit loss in the event of nonperformance by the other party to loan commitments is represented by the contractual amount of the commitment. The Association follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

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NOTE N

OFF-BALANCE SHEET ACTIVITIES (Continued)

CREDIT RELATED FINANCIAL INSTRUMENTS(Continued)

At June 30, 2004 and 2003, the following financial instruments were outstanding whose contract amounts represent credit risk:

	Contract Amount
	2004	2003
Commitments to Grant Loans	$843,000	$2,197,200
Unfunded Commitments Under Lines of Credit	179,000	—

The Commitments to Grant Loans at June 30, 2004 consist of one loan commitment to local governmental agency. The commitment has a fixed rate of interest of 7.38%.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require a payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements.

CASH DEPOSITS

At various times during the year, the Association maintains cash balances in financial institutions that are in excess of amounts insured by an agency of the federal government.

REGIONAL CREDIT CONCENTRATION

A substantial portion of the Association’s lending activity is with customers located within a 100 mile radius of the Shreveport, Louisiana metropolitan area, which includes areas of northwest Louisiana, northeast Texas and Southwest Arkansas. Although concentrated within the region, the Association has a diversified loan portfolio, which should preclude the Association from being dependent upon the well being of any particular economic sector to ensure collectibility of any significant portion of its debtors’ loan contracts.

OTHER CREDIT CONCENTRATIONS

The Association has purchased, with recourse, a significant number of loans from third-party mortgage originators. These loans are serviced by these entities. At June 30, 2004 and 2003, the balance of the loans outstanding being serviced by these entities was $7,959,207 and $9,543,550, respectively.

INTEREST RATE FLOORS AND CAPS

The Association writes interest rate floors and caps into its variable rate mortgage loan contracts and loan servicing agreements in an attempt to manage its interest rate exposure. These floors and caps enable the Association to manage changes in the interest rate environment and manage the spread between its interest - earning assets and interest - bearing liabilities. Such floors and caps enable customers to transfer, modify, or reduce their interest rate risk, which in turn creates an off-balance-sheet market risk to the Association. At June 30, 2004, the Associations loan portfolio contained approximately $7,815,821 of loans in which the loan contracts or servicing agreements possessed interest rate floors and caps. Of this amount, $ 7,59583 consisted of purchased loans which were originated by third-party mortgage originators.

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

OF SHREVEPORT AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE O

RELATED PARTY EVENTS

In the ordinary course of business, the Bank makes loans to its directors and officers. These loans are made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not involve more than normal credit risk or present other unfavorable features.

An analysis of the activity in loans made to such borrowers (both direct and indirect), including lines of credit, is summarized as follows:

	Years Ended June 30,
	2004	2003
Balance – Beginning of Year	$523,759	$767,584
Additions	243,503	269,381
Principal Payments	(583,678)	(513,206)

Balance – End of Year	$183,584	$523,759

Deposits from related parties held by the Association at June 30, 2004 and 2003 amounted to $684,726 and $749,179, respectively.

At June 30, 2004 and 2003, the Association’s wholly-owned subsidiary, Metro Financial Services, Inc., owned approximately 1% of the outstanding common stock of Intrieve, Inc. Under their service agreement, Intrieve provides annual data processing services to the Association. The Association paid Intrieve approximately $125,300 and $112,600 during the years ended June 30, 2004 and 2003, respectively.

NOTE P

REGULATORY MATTERS

The Association is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly other discretionary actions by regulators that, if undertaken, could have a direct material effect on the Association’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital requirements that involve quantitative measures of the Association’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

The Association is required to maintain minimum capital ratios under OTS regulatory guidelines in order to ensure capital adequacy. Management believes, as of June 30, 2004 and 2003, that the Association met all OTS capital adequacy requirements to which it is subject.

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

OF SHREVEPORT AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE P

REGULATORY MATTERS (Continued)

As of June 30, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Association must maintain minimum capital ratios, which are different that those required to meet OTS capital adequacy requirements. There are no conditions or events since that notification that management believes may have changed the Association’s category. The Association was also classified as well capitalized at June 30, 2003.

The Association’s actual and required capital amounts and ratios for OTS regulatory capital adequacy purposes are presented below as of June 30, 2004 and 2003.

		Actual		Required For Capital Adequacy Purposes
		Amount	Ratio	Amount	Ratio
June 30, 2004
Core Capital	(1)	$18,933,329	19.45%	$2,919,600	3.00%
Tangible Capital	(1)	18,933,329	19.45%	1,459,800	1.50%
Total Risk-Based Capital	(2)	19,168,329	71.21%	2,153,360	8.00%
June 30, 2003
Core Capital	(1)	$18,112,106	18.25%	$2,977,211	3.00%
Tangible Capital	(1)	18,112,106	18.25%	1,488,606	1.50%
Total Risk-Based Capital	(2)	18,347,106	61.94%	2,369,680	8.00%

NOTE P

REGULATORY MATTERS (Continued)

A reconciliation of between capital for financial reporting purposes and capital for regulatory purposes at June 30, 2004 and 2003 follows:

June 30, 2004

	Net Income for the Year Ended June 30, 2004	Capital as of June 30, 2004
Per GAAP	$820,741	$17,309,153

Total Assets	$95,662,588

Capital Ratio		18.09%

	Core Capita	Tangible Equity	Total Risk-Based Capital
Per GAAP	$17,309,153	$17,309,153	$17,309,153
Capital Required to be Deducted Investments in and Advances to “Non-includable” Subsidiaries	(44,212)	(44,212)	(44,212)
Capital Required to be Added Unrealized Losses on Securities Available-for-Sale	1,668,388	1,668,388	1,668,388
Allowance for Loan Losses	—	—	235,000

Regulatory Capital Measure	$18,933,329	$18,933,329	$19,168,329

Adjusted Total Assets	$97,320,176	$97,320,176	$97,320,176

Risk-Weighted Assets			$26,917,000

Capital Ratio	19.45%	19.45%	71.21%
Required Ratio	3.00%	1.50%	8.00%
Required Capital	$2,919,600	$1,459,800	$2,153,360

Excess Capital	$16,013,729	$17,473,529	$17,014,969

NOTE R

REGULATORY CAPITAL (Continued)

June 30, 2003

	Net Income for the Year Ended June 30, 2003	Capital as of June 30, 2003
Per GAAP	$1,009,710	$19,149,150

Total Assets	$100,758,941

Capital Ratio		19.01%

	Core Capita	Tangible Equity	Total Risk- Based Capital
Per GAAP	$19,149,150	$19,149,150	$19,149,150
Capital Required to be Deducted Investments in and Advances to “Nonincludable” Subsidiaries	(44,694)	(44,694)	(44,694)
Unrealized Losses on Securities Available-for-Sale	(992,350)	(992,350)	(992,350)
Capital Required to be Added Allowance for Loan Losses	—	—	235,000

Regulatory Capital Measure	$18,112,106	$18,112,106	$18,347,106

Adjusted Total Assets	$99,240,746	$99,240,746	$99,240,746

Risk-Weighted Assets			$29,621,000

Capital Ratio	18.25%	18.25%	61.94%
Required Ratio	3.00%	1.50%	8.00%
Required Capital	$2,977,211	$1,488,606	$2,369,680

Excess Capital	$15,134,895	$16,623,500	$15,977,426

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

OF SHREVEPORT AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE P

REGULATORY MATTERS (Continued)

The Association’s actual and required capital amounts and ratios to be well capitalized under prompt corrective action provisions are presented below as of June 30, 2004 and 2003.

		Actual		Required To Be Well Capitalized
		Amount	Ratio	Amount	Ratio
June 30, 2004
Tier 1 Leverage Capital	(1)	$18,933,329	19.45%	$4,866,000	5.00%
Tier 1 Risk-Based Capital	(2)	18,933,329	70.30%	1,615,020	6.00%
Total Risk-Based Capital	(2)	19,168,329	71.21%	2,691,700	10.00%
June 30, 2003
Tier 1 Leverage Capital	(1)	$18,112,106	18.25%	$4,962,019	5.00%
Tier 1 Risk-Based Capital	(2)	18,112,106	61.15%	1,777,260	6.00%
Total Risk-Based Capital	(2)	18,347,106	61.94%	2,962,100	10.00%

(1)	Amounts and Ratios to Adjusted Total Assets

(2)	Amounts and Ratios to Total Risk-Weighted Assets

NOTE Q

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Association has adopted SFAS No. 107 issued by the Financial Accounting Standards Board which requires disclosure of the fair value of all financial instruments for which it is practical to estimate fair value.

The following methods and assumptions were used by the Association in estimating fair values of financial instruments:

Cash and Cash Equivalents

The carrying amount approximates the fair value of cash and cash equivalents.

Securities to be Held-to-Maturity and Available-for- Sale

Fair values for investment securities, including mortgage-backed securities, are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying values of restricted or nonmarketable equity securities approximate their fair values. The carrying amount of accrued investment income approximates its fair value.

Mortgage Loans Held for Sale

Because these loans are normally disposed of within ninety days of origination, their carrying value closely approximates the fair value of such loans.

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

OF SHREVEPORT AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE Q

FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Loans Receivable

For variable-rate loans that reprice frequently and with no significant changes in credit risk, fair value approximates the carrying value. Fair values for other loans are estimated using the discounted value of expected future cash flows. Interest rates used are those being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest receivable approximates its fair value.

Deposit Liabilities

The fair values for demand deposit accounts are by definition, equal to the amount payable on demand at the reporting date, that is, their carrying amounts. Fair values for other deposit accounts are estimated using the discounted value of expected future cash flows.

Advances from Federal Home Loan Bank

The carrying amount of short-term borrowings approximates their fair value. The fair value of long-term debt is estimated using discounted cash flow analyses based on current incremental borrowing rates for similar borrowing arrangements.

Accrued Interest Payable

The carrying amount of accrued interest payable on deposits and borrowings approximates the fair value.

Off-Balance-Sheet Credit-Related Instruments

Fair values for outstanding mortgage loan commitments to lend are based on fees currently charged to enter into similar agreements, taking into account the remaining term of the agreements, customer credit quality, and changes in lending rates. The fair value of interest rate floors and caps contained in some loan servicing agreements and variable rate mortgage loan contracts are considered immaterial within the context of fair value disclosure requirements. Accordingly, no fair value estimate is provided for these instruments.

HOME FEDERAL SAVINGS AND LOAN ASSOCIATION

OF SHREVEPORT AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE Q

FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

At June 30, 2004 and 2003, the carrying amount and estimated fair values of the Association’s financial instruments were as follows:

	2004		2003
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial Assets:
Cash and Cash Equivalents	$4,342,125	$4,342,125	$9,470,593	$9,470,593
Securities Available-for-Sale	64,253,764	64,253,764	52,959,421	52,959,421
Securities to be Held-to-Maturity	2,515,557	2,583,775	4,068,225	4,221,820
Loans Held-For-Sale	107,500	107,500	1,227,800	1,227,800
Loans Receivable	22,678,740	24,076,723	31,991,227	35,216,000
Accrued Interest Receivable	405,812	405,812	441,438	441,438
Financial Liabilities
Deposits	68,133,506	68,456,095	71,389,814	73,618,694
Accrued Interest Payable	46,114	46,114	51,848	51,848
Advances from Borrowers	232,947	232,947	312,040	312,040
Advances from FHLB	9,748,316	9,336,621	9,007,963	9,239,000
Off-Balance-Sheet Liabilities Mortgage Loan Commitments	—	8,430	—	21,972

The estimated fair values presented above could be materially different than net realizable value and are only indicative of the individual financial instrument’s fair value. Accordingly, these estimates should not be considered an indication of the fair value of the Association taken as a whole.

NOTE R

PLAN OF REORGANIZATION AND STOCK ISSUANCE

April 14, 2004, the Board of Directors of the Association unanimously adopted the Plan of Reorganization and Stock Issuance (the Plan). Pursuant to the Plan, the Association will: (i) convert to a federal stock savings bank (Stock Savings Bank) as the successor to the Association in its current mutual form; (ii) organize a Stock Holding Company as a federally-chartered corporation that will own 100% of the common stock of the Stock Savings Bank; and (iii) organize a Mutual Holding Company as a federally-chartered mutual holding company that will own at least 60% of the common stock of the Stock Holding Company so long as the Mutual Holding Company remains in existence. The Stock Savings Bank will succeed to the business and operations of the Association in its mutual form and the Stock Holding Company will sell a minority interest in its common stock in a public stock offering. The Plan must be approved by the OTS and by the Association’s members.

NOTE R

PLAN OF REORGANIZATION AND STOCK ISSUANCE (Continued)

Following the completion of the reorganization, all depositors who had membership or liquidation rights with respect to the Association as of the effective date of the reorganization will continue to have such rights solely with respect to the Mutual Holding Company so long as they continue to hold deposit accounts with the Association. In addition, all persons who become depositors of the Association subsequent to the reorganization will have such membership and liquidation rights with respect to the Mutual Holding Company. Borrower members of the Association at the time of the reorganization will have the same membership rights in the mutual Holding Company that they had in the Association immediately prior to the reorganization so long as their existing borrowings remain outstanding.

The Stock Holding Company plans to offer to the public shares of common stock representing a minority ownership of the estimated pro forma market value for the Association as determine by an independent appraisal. The Mutual Holding Company will maintain the majority ownership of the Stock Holding Company. Cost incurred in connection with the offering will be recorded as a reduction of the proceeds from the offering. If the transaction is not consummated, all costs incurred in connection with the transaction will be expensed. At June 30, 2004, approximately $17,843 in conversion costs were incurred and have been included in other assets.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. If the laws of your state or other jurisdiction prohibit us from offering our common stock to you, then this prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of our common stock. Neither the delivery of this prospectus nor any sale hereunder shall imply that there has been no change in our affairs since any of the dates as of which information is furnished herein or since the date hereof.

Up To 1,610,000 Shares of Common Stock

(Proposed Holding Company for

Home Federal Savings and Loan Association of Shreveport)

COMMON STOCK

PROSPECTUS

Sandler O’Neill & Partners, L.P.

November 12, 2004

Until February 20, 2005 or 90 days after commencement of the Syndicated Community Offering, if any, whichever is later, all dealers effecting transactions in our common stock may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to any unsold allotments or subscriptions.